 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22, 2001

                                                      REGISTRATION NO. 333-36920
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              KEY TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         OREGON                          3551                 93-0822509
(STATE OF INCORPORATION)   (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
                            CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)

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
                                                                           THOMAS C. MADSEN
                    150 AVERY STREET                                       150 AVERY STREET
             WALLA WALLA, WASHINGTON 99362                          WALLA WALLA, WASHINGTON 99362
                     (509) 529-2161                                         (509) 529-2161
            (ADDRESS AND TELEPHONE NUMBER OF                     (NAME, ADDRESS AND TELEPHONE NUMBER OF
       REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)                           AGENT FOR SERVICE)

                                   COPIES TO:

                               RONALD L. GREENMAN
                                 TONKON TORP LLP
                        888 S.W. FIFTH AVENUE, SUITE 1600
                           PORTLAND, OREGON 97204-2099
                                 (503) 221-1440

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective.

       If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

                                EXPLANATORY NOTE

This registration statement is a "base" prospectus covering the shares of common stock that may be issued from time to time by Key upon exercise of warrants and conversion of convertible preferred stock under this registration statement pursuant to Rule 415 under the Securities Act of 1933 in connection with transactions of the type described in General Instruction A to Form S-4.

                                   PROSPECTUS

                        1,672,815 SHARES OF COMMON STOCK

This prospectus relates to up to 1,474,305 shares of common stock, $0.01 par value per share, of Key Technology, Inc. which may be issued upon exercise of warrants and Series B convertible preferred stock received by shareholders of Advanced Machine Vision Corporation and up to 198,510 shares of common stock of Key Technology issuable upon conversion of the Series C convertible preferred stock received by a preferred shareholder of Advanced Machine Vision Corporation in connection with the acquisition of Advanced Machine Vision Corporation by Key described in this prospectus. See "Transaction Pursuant to which Securities were Acquired." Key will receive the proceeds of the issuance of common stock made hereunder pursuant to exercises of the warrants. The convertible preferred stock is convertible into common stock of Key Technology without cost to the shareholder. All expenses of registration incurred in connection with the offering are being borne by Key Technology.

The common stock of Key Technology is quoted on the National Association of Securities Dealers, Inc. Automated Quotation System National Market System ("NASDAQ") under the symbol KTEC. On March 16, 2001, the closing price of Key Technology's common stock, as reported by NASDAQ, was $7.50. Shares of Key Technology's Series B convertible preferred stock are quoted on the Nasdaq SmallCap Market under the symbol "KTECP". On March 16, 2001, the closing price of Key Technology's Series B convertible preferred stock, as reported by Nasdaq SmallCap Market, was $7.281. Warrants of Key Technology are quoted on the Nasdaq SmallCap Market under the symbol "KTECW". On March 16, 2001, the closing price of Key Technology's warrants, as reported by Nasdaq SmallCap Market, was $9.875.

Key Technology has registered 1,672,815 shares of Key's common stock on this prospectus for issuance of such shares to persons who exercise their warrants or preferred stockholders who convert their preferred shares into common stock. The prospectus will be updated by filing with the Securities and Exchange Commission a post-effective amendment to the registration statement, of which this prospectus is a part, or by including appropriate disclosures in a report filed with the SEC that will be incorporated by reference herein, if such incorporation by reference is then available.

A selling shareholder and any broker executing selling orders on behalf of a selling shareholder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution."

  FOR A DISCUSSION OF SIGNIFICANT RISKS CONCERNING AN INVESTMENT IN THE COMMON
                 STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 3.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

             THE DATE OF THIS PROSPECTUS IS ____________ ___, 2001.



                                TABLE OF CONTENTS
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                                                                                                      PAGE
TABLE OF CONTENTS........................................................................................i
WHERE YOU CAN FIND MORE INFORMATION.....................................................................ii
FORWARD-LOOKING STATEMENTS..............................................................................ii
PROSPECTUS SUMMARY.......................................................................................1
TRANSACTION PURSUANT TO WHICH SECURITIES WERE ACQUIRED...................................................1
KEY TECHNOLOGY SELECTED FINANCIAL DATA...................................................................2
RISK FACTORS.............................................................................................3
BUSINESS.................................................................................................7
     GENERAL.............................................................................................7
     INDUSTRY BACKGROUND.................................................................................8
     FOOD PROCESSING INDUSTRY............................................................................8
     NON-FOOD INDUSTRIES - TOBACCO, PHARMACEUTICAL & PLASTICS............................................9
     FOREST PRODUCTS INDUSTRY............................................................................9
     PRODUCTS............................................................................................9
     AUTOMATED INSPECTION SYSTEMS.......................................................................10
     SPECIALIZED CONVEYING SYSTEMS......................................................................12
     PROCESS AND PREPARATION SYSTEMS....................................................................13
     PARTS AND SERVICE/CONTRACTS........................................................................13
     CUSTOMERS AND MARKETS..............................................................................13
     ENGINEERING, RESEARCH AND DEVELOPMENT..............................................................14
     MANUFACTURING......................................................................................15
     BACKLOG............................................................................................16
     COMPETITION........................................................................................16
     PATENTS AND TRADEMARKS.............................................................................16
     EMPLOYEES..........................................................................................16
     PROPERTIES.........................................................................................17
     LEGAL PROCEEDINGS..................................................................................18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...................19
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE....................26
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK..............................................27
MARKET PRICE DATA.......................................................................................29
PLAN OF DISTRIBUTION....................................................................................32
EXPERTS.................................................................................................32
LEGAL MATTERS...........................................................................................32
INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA...................................................F-1

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM THE CHIEF FINANCIAL OFFICER OF THE COMPANY AT KEY TECHNOLOGY, INC., 150 AVERY STREET, WALLA WALLA, WASHINGTON 99362, TELEPHONE NUMBER (509) 529-2161. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH THE FINAL INVESTMENT DECISION MUST BE MADE.


                       WHERE YOU CAN FIND MORE INFORMATION

       Key Technology files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Key Technology at the Securities and Exchange Commission's public reference rooms at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Securities and Exchange Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Key Technology's filings are also available to the public at the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov. and from commercial document retrieval services. Information contained on Key Technology's website or any other website does not constitute a part of this prospectus.

       Key Technology filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the Key Technology Series B and Series C convertible preferred stock and warrants to be issued to Advanced Machine Vision shareholders in the merger, as well as common stock issuable upon conversion or exercise of such securities. This prospectus is a part of that registration statement and constitutes a prospectus of Key Technology. As allowed by the Securities and Exchange Commission's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

                           FORWARD-LOOKING STATEMENTS

       Certain statements set forth below may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to differ from those expressed or implied by the forward-looking statements. With respect to Key Technology, the following factors, among others, could cause actual results or outcomes to differ materially from current expectations:

- the ability to achieve revenue growth and cost savings objectives of mergers and acquisitions;
- the ability of new products to compete successfully in either existing or new markets;
-    competitive factors;
- the performance and needs of industries served by Key Technology and the financial capacity of customers in these industries to purchase capital equipment;
-    the risks involved in expanding international operations and sales;
- achievement of product performance specifications and any related effect on product upgrade or warranty expenses;
-    the potential for adverse fluctuations in foreign currency exchange rates;
-    the effect of product or market development activities;
-    availability and future costs of materials and other operating expenses;
-    uncertainties relating to patents and proprietary information;

- the potential for patent-related litigation expenses and other costs resulting from claims asserted against Key Technology or its customers by third parties; and
-    other factors discussed in "Risk Factors" beginning on page 3.


       Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements. Key Technology disclaims any obligation subsequently to revise or update forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

       Key Technology uses the following trademarks: ADR(R), IntelliSort(R), Iso-Flo(R), KeyWare(R), Tegra(R), Horizon(TM), Impulse(TM), Marathon(TM), UpTime(TM), VHS OPTISORT(TM), KROMA-SORT(R), SPECTRA-SORT(TM), Length and Defect Analyzer(TM), Optical Woodchip Sorter, Quadra-View(R), ODSS II(TM), SRC VISION(R) and Tobacco Sorter(TM).

       THIS PROSPECTUS ALSO REFERS TO TRADEMARKS AND TRADE NAMES OF OTHER COMPANIES.

                               PROSPECTUS SUMMARY

       This prospectus pertains to the resale by shareholders of Advanced Machine Vision of common stock of Key Technology issuable upon exercise of warrants and conversion of Series B convertible preferred stock and Series C convertible preferred stock issued in connection with the merger of Advanced Machine Vision and Key Technology. This summary may not contain all of the information that is important to you. You should read carefully this entire document for a more complete understanding of the risks related to an investment in the common stock.

THE COMPANY

Key Technology, Inc.
150 Avery Street
Walla Walla, Washington 99362
(509) 529-2161
www.keyww.com

       Key Technology is a leading designer and manufacturer of process automation systems, primarily for the food processing industry, which integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, and machine vision systems that process images not discernible to the human eye. Key Technology systems allow processors to improve quality, increase yield and reduce cost.

RECENT DEVELOPMENTS

On February 7, 2001, Key Technology announced the appointment of Kirk W. Morton to the newly created position of President and Chief Operating Officer. Mr. Morton has served as Senior Vice President of Sales and Marketing since joining Key in January 1999. Thomas Madsen will continue serving as Chairman of the Board and Chief Executive Officer.

For other recent developments see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

             TRANSACTION PURSUANT TO WHICH SECURITIES WERE ACQUIRED

       Shareholders of Advanced Machine Vision acquired the warrants, Series B convertible preferred stock and Series C convertible preferred stock of Key Technology in connection with Key's acquisition of Advanced Machine Vision. The warrants are five-year warrants exercisable for common stock of Key Technology with an exercise price of $15.00 per share. The Series B convertible preferred stock and Series C convertible preferred stock are convertible into common stock of Key Technology. Each whole share of Key Technology Series B convertible preferred stock is (i) convertible at the election of the holder at any time for 2/3 of a share of Key Technology common stock; or (ii) redeemable at the election of the holder after July 12, 2002 for $10.00 in cash; or (iii) redeemed by Key Technology on July 12, 2005, or may be redeemed earlier by Key Technology if the average closing price of Key Technology common stock exceeds $15.00 per share for 30 consecutive trading days, for $10.00 in cash plus declared and unpaid dividends, if any. Each share of Series C convertible preferred stock is convertible at the election of the holder into 1 2/3 shares of Key Technology common stock, and may be redeemed at the election of the holder at any time for $20.00 per share. In addition, Key Technology is required to redeem any Series C convertible preferred stock remaining outstanding on July 12, 2005 for $20.00 per share. The Series C convertible preferred stock is not entitled to dividends.


                     KEY TECHNOLOGY SELECTED FINANCIAL DATA

     The selected consolidated financial information set forth below for each of the five years in the period ended September 30, 2000 has been derived from the audited consolidated financial statements of Key Technology. The selected consolidated financial information as of December 31, 2000 and for the three-month periods ended December 31, 2000 and 1999 are unaudited. In the opinion of management, all adjustments, consisting of only normal recurring accruals, have been made. The results of operations for the three-month period ended December 31, 2000 are not necessarily indicative of the operating results for the full year. The information below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of
Operations and Key Technology's Consolidated Financial Statements and Notes thereto as provided elsewhere in this prospectus.


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                                             THREE MONTHS ENDED
                                                 DECEMBER 31,                      FISCAL YEAR ENDED SEPTEMBER 30,
                                            ---------------------     ---------------------------------------------------------
                                              2000         1999         2000         1999        1998        1997        1996
                                            --------     --------     --------     --------    --------    --------    --------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS DATA:
Net sales ..............................    $ 20,304     $ 15,079     $ 67,634     $ 68,028    $ 53,133    $ 57,268    $ 54,341
Cost of sales ..........................      12,287        9,648       41,804       42,281      33,838      39,451      33,050
                                            --------     --------     --------     --------    --------    --------    --------
Gross profit ...........................       8,017        5,431       25,830       25,747      19,295      17,817      21,291
Operating expenses .....................       8,316        5,432       26,712       21,022      18,085      17,648      15,226
                                            --------     --------     --------     --------    --------    --------    --------
Income (loss)from operations ...........        (299)          (1)        (882)       4,725       1,210         169       6,065
Other income (expense) .................        (142)         135          174          436         179         450       1,061
                                            --------     --------     --------     --------    --------    --------    --------
Earnings (loss)before income
  taxes ................................        (441)         134         (708)       5,161       1,389         619       7,126
Income tax expense (benefit) ...........        (151)          44         (375)       1,632         464         197       2,252
                                            --------     --------     --------     --------    --------    --------    --------
Net earnings (loss) ....................    $   (290)    $     90     $   (333)    $  3,529    $    925    $    422    $  4,874
Accretion of mandatorily
  redeembable preferred stock ..........        (235)           0         (235)           0           0           0           0
                                            --------     --------     --------     --------    --------    --------    --------
Net earnings (loss) available
  to common shareholders ...............    $   (525)    $     90     $   (568)    $  3,529    $    925    $    422    $  4,874
                                            ========     ========     ========     ========    ========    ========    ========
Earnings (loss) per share - Basic ......    $  (0.11)    $   0.02     $  (0.12)    $   0.75    $   0.20    $   0.09    $   1.05
                                            ========     ========     ========     ========    ========    ========    ========
Earnings (loss) per share - Diluted ....    $  (0.11)    $   0.02     $  (0.12)    $   0.75    $   0.20    $   0.09    $   1.02
                                            ========     ========     ========     ========    ========    ========    ========
Shares used in per share
  calculation -- Basic .................       4,734        4,714        4,723        4,707       4,692       4,674       4,652
                                            ========     ========     ========     ========    ========    ========    ========
Shares used in per share
  calculation -- Diluted ...............       4,734        4,717        4,723        4,711       4,721       4,760       4,777
                                            ========     ========     ========     ========    ========    ========    ========

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


                                                  AS OF                        SEPTEMBER 30,
                                                MARCH 31,   ---------------------------------------------------
                                                  2000       2000       1999       1998       1997       1996
                                                 -------    -------    -------    -------    -------    -------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents and
  short-term investments ....................    $ 1,841    $ 6,535    $ 6,403    $ 6,333    $ 2,896    $ 9,528
Working capital .............................     23,661     25,202     22,973     18,949     17,308     17,736
Property, plant and equipment, net ..........     13,224     13,784      8,582      9,584      9,380      8,703
Total assets ................................    $80,679     85,417     44,420     39,357     39,441     45,252
Current portion of long-term debt ...........      1,661      3,447        304        579        852        923
Long-term debt, less current
  portion ...................................     18,170     19,483        722      1,103      1,293      1,467
Mandatorily redeemable preferred stock
  and warrants ..............................     15,876     17,105          0          0          0          0
Shareholders' equity ........................     31,122     31,465     32,657     29,315     28,031     27,583

                                  RISK FACTORS

       FAILURE TO ACHIEVE REVENUE GROWTH AND COST SAVINGS OBJECTIVES OF ACQUISITIONS MAY HAVE A MATERIAL ADVERSE EFFECT ON KEY TECHNOLOGY. Key Technology has assumed significant new debt and issued additional securities in connection with its acquisitions during fiscal 2000. The anticipated return on this investment is dependent upon maintaining and growing the total revenues of the combined organization at or above the rates experienced by the separate companies prior to acquisition and achieving cost reductions of $4 to $5 million in manufacturing and operating expenses. A significant shortfall in this anticipated return on investment will have a material adverse effect on Key Technology's results of operations. Although Key has begun to experience cost savings in fiscal 2000, market, economic or other factors may adversely effect operations. There can be no assurance that Key Technology will achieve its revenue growth or cost savings objectives.

       THE INABILITY OF NEW PRODUCTS TO COMPETE SUCCESSFULLY IN EITHER EXISTING OR NEW MARKETS MAY HAVE A MATERIAL ADVERSE EFFECT ON KEY TECHNOLOGY. The future success and growth of Key Technology is dependent upon continuing sales in certain food processing markets and other markets, particularly the french fry and vegetable processing markets, as well as successful penetration of new products into other existing and potential markets. Key Technology also intends to expand the marketing of its current and new products into new markets, including international markets. There can be no assurance Key Technology can successfully penetrate these potential markets or expand into foreign markets with its current or new products.

       THE MARKETS FOR KEY TECHNOLOGY'S PRODUCTS ARE HIGHLY COMPETITIVE. The markets for Key Technology's products are highly competitive. Some of Key's competitors may have substantially greater financial, technical, marketing and other resources than Key. Important competitive factors in Key Technology's markets include price, performance, reliability, customer support and service. Although Key Technology believes that it currently competes effectively with respect to these factors, there can be no assurance that Key will be able to continue to compete effectively in the future. In addition, while Key Technology is committed to maintaining market share in Europe in the short term, unusual pricing and terms offered by certain competitors may result in loss of market share by Key in Europe and erosion of margins on product sales by Key into that market.

       THE PERFORMANCE AND NEEDS OF INDUSTRIES SERVED BY KEY TECHNOLOGY AND THE FINANCIAL CAPACITY OF CUSTOMERS IN THESE INDUSTRIES TO PURCHASE CAPITAL EQUIPMENT MAY SIGNIFICANTLY AFFECT SALES. A substantial portion of Key Technology's historical sales has been in the potato and vegetable processing markets. Key Technology also expects to expand its selling and marketing activities into other domestic and international markets, such as coffee and tobacco. Reductions in capital equipment expenditures by processors in such markets due to commodity surpluses, product price fluctuations, changing consumer preferences, fluctuations in foreign currency exchange rates, higher interest rates or other factors could have an adverse effect on the Key Technology's results of operations.

       THE SUCCESS OF KEY TECHNOLOGY'S INTERNATIONAL OPERATIONS IS DEPENDENT UPON MANY FACTORS WHICH COULD ADVERSELY AFFECT THE COMPANY'S ABILITY TO SELL ITS PRODUCTS INTERNATIONALLY AND COULD AFFECT ITS PROFITABILITY. During the fiscal years 2000, 1999, and 1998, export and international sales accounted for 40%, 46%, and 37%, respectively, of Key Technology's net sales in each such year. Key Technology expects to continue to expand its selling, marketing and other operational activities in international markets. Key Technology's current and future foreign operations are, and will be, subject to risks involved in international operations and sales, such as currency fluctuations, export controls and other government regulations. In addition, the laws of certain foreign countries may not protect Key Technology's intellectual property rights to the same extent as do the laws of the United States.

       THE RESULTS OF OPERATIONS OF KEY TECHNOLOGY WILL BE ADVERSELY AFFECTED BY ADVERSE FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES. Key Technology expects to continue to price its products sold to European customers in euros. For sales transactions between international customers and Key Technology's domestic operations which are denominated in currencies other than U.S. dollars, Key assesses its currency exchange risk and may enter into limited currency hedging transactions to minimize the impact of foreign currency fluctuations. However, there is no assurance that foreign currency fluctuations will not have an adverse effect on Key Technology's results of operations.

       FAILURE TO ACHIEVE PRODUCT PERFORMANCE SPECIFICATIONS AND ANY RELATED EFFECT ON PRODUCT UPGRADE OR WARRANTY EXPENSES MAY HAVE A MATERIAL ADVERSE EFFECT ON KEY TECHNOLOGY. Key Technology provides a one-year warranty on its products. In addition, for certain standard or custom-designed systems, Key Technology contracts to meet certain performance specifications for a specific application or set of applications. In the past, Key Technology has incurred higher warranty expenses related to new products than it typically incurs with established products. There can be no assurance that Key will not incur substantial warranty expenses in the future with respect to new products, as well as established products, or with respect to its obligations to meet, or provide product upgrades to meet, performance specifications, which may have an adverse effect on its results of operations and customer relations.

       KEY TECHNOLOGY'S MARKETS ARE CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE. The markets for Key Technology 's machine vision products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions and enhancements. Sales of Key Technology 's products depend in part on the continuing development and deployment of new technology and services and applications. Success will depend to a significant extent upon Key Technology's ability to enhance existing products and develop new products that gain market acceptance. Key Technology cannot be sure that it will be successful in selecting, developing and manufacturing new products or enhancing existing products on a timely or cost-effective basis or that products or technologies developed by others will not render its products non-competitive or obsolete. Moreover, Key Technology may encounter technical problems in connection with product development that could result in the delayed introduction of new products or product enhancements.

       THE UNAVAILABILITY AND INCREASE IN FUTURE COSTS OF MATERIALS AND OTHER OPERATING EXPENSES MAY HAVE A MATERIAL ADVERSE EFFECT ON KEY TECHNOLOGY. Certain of the components, subassemblies and materials for Key Technology's products are obtained from single sources or a limited group of suppliers. Although Key Technology seeks to reduce dependence on sole or limited source suppliers, the partial or complete loss of certain of these sources could have an adverse effect on Key Technology's results of operations and customer relationships. In addition, certain basic materials, such as stainless steel, are used extensively in Key Technology's product fabrication processes. Such basic materials may also be subject to worldwide shortages or price fluctuations related to the supply of or demand for raw materials, such as nickel, which are used in their production by Key's suppliers. A significant increase in the price or decrease in the availability of one or more of these components, subassemblies or basic materials could also adversely effect Key Technology's results of operations.

       THERE ARE UNCERTAINTIES RELATING TO PATENTS AND PROPRIETARY INFORMATION. Key Technology's competitive position may be affected by its ability to protect its proprietary technology. Key Technology has obtained certain patents and has filed a number of patent applications. There can be no assurance that any such patents will provide meaningful protection for Key's product innovations. There also can be no assurance that Key will obtain any patent for which it applies, that existing patents to which Key has rights will not be challenged, or that the issuance of a patent will give Key Technology any material advantage over its competitors in connection with any of its products. Key may experience additional intellectual property risks in international markets where it may lack patent protection. The patent laws of other countries may differ from those of the U.S. as to the patentability of Key's products and processes. Moreover, the degree of protection afforded by foreign patents may be different from that of U.S. patents.

       THERE IS POTENTIAL FOR PATENT-RELATED LITIGATION EXPENSES AND OTHER COSTS RESULTING FROM CLAIMS ASSERTED AGAINST KEY TECHNOLOGY OR ITS CUSTOMERS BY THIRD PARTIES. The technologies used by Key Technology may infringe the patents or proprietary technology of others. In the past, Key Technology has been required to initiate litigation to protect its patents. The cost of enforcing Key's patent rights in lawsuits that it may bring against infringers or of defending itself against infringement charges by other patent holders or other third parties, including customers, may be high and could have an adverse effect on Key's results of operations and its customer relations.

       Certain users of Key's products have received notice of patent infringement from the Lemelson Medical, Education and Research Foundation, Limited Partnership (the "Partnership") alleging that their use of Key's products may infringe certain patents transferred to the Partnership by the late Jerome H. Lemelson. Certain of these users have notified Key that, in the event it is subsequently determined that their use of Key's products infringes any of the Partnership's patents, they may seek indemnification from Key for damages or expenses resulting from this matter. Key Technology does not believe its products infringe any valid and enforceable claims of the Partnership's patents. Furthermore, the Partnership has stated that it is not Key's products that infringe the Partnership's patents, but rather the use of those products by Key's customers. Key cannot predict the outcome of this matter nor any related litigation or other costs related to mitigation activities that may arise in the future, the effect of such litigation or mitigation activities on the financial results of Key Technology, or the effect upon its customer relations.

       KEY TECHNOLOGY TYPICALLY EXPERIENCES A LENGTHY SALES CYCLE FOR ITS PRODUCTS. The marketing and sales cycle for Key Technology's machine vision systems, especially in new markets or in a new application, is lengthy and can be as long as three years. Even in existing markets, due to the $150,000 to $600,000 price for each system and possibly significant ancillary costs required for a customer to install the system, the purchase of a machine vision system can constitute a substantial capital investment for a customer (which may need more than one machine for its particular proposed application) requiring lengthy consideration and evaluation. In particular, a potential customer must develop a high degree of assurance that the product will meet its needs, successfully interface with the customer's own manufacturing, production or processing system, and have minimal warranty, safety and service problems. Accordingly, the time lag from initiation of marketing efforts to final sales can be lengthy, and if a sale is not completed, Key Technology will have expended significant resources and receive no revenue in return.

       KEY TECHNOLOGY HAS EXPERIENCED SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS AND SIGNIFICANT SEASONALITY IN SALES. Key Technology has experienced and may in the future experience significant fluctuations in revenues and operating results from quarter to quarter as a result of a number of factors, many of which are outside Key's control. These factors include the timing of significant orders and shipments, product mix, delays in shipment, capital spending patterns of customers, competition and pricing, new product introductions by competitors, the timing of research and development expenditures, or quality problems, currency fluctuations, disruptions in sources of supply, regulatory changes and general economic conditions. These factors are difficult to forecast, and these or other factors could have material adverse effect on Key's business and operating results. Moreover, due to the relatively fixed nature of many of Key Technology's costs, including personnel and facilities costs, Key Technology would not be able to reduce costs in a quarter to compensate for any unexpected shortfall in net sales, and such a shortfall would have a proportionately greater effect on results of operations for that quarter.

       In addition, Key's operating results may also be affected by certain seasonal trends. For example, Key Technology may experience lower sales and order levels in the first quarter when compared with the preceding fourth quarter due to the seasonality of certain harvested food items and the timing of annual or semi-annual customer plan shut-downs during which systems are installed. Key Technology expects these patterns to continue.

                                    BUSINESS

GENERAL

       Key Technology, Inc. was founded in 1948 as a local producer of vegetable processing equipment and has evolved into a worldwide supplier of process automation solutions to the food processing industry and other industries such as forest products, plastics and tobacco. The present company was incorporated in 1983 as a result of a management buyout of that predecessor organization.

       Key Technology and its operating subsidiaries design, manufacture, sell and service process automation systems that process product streams of discrete pieces to improve safety and quality. These systems integrate electro-optical automated inspection and sorting systems, specialized conveying systems and process and preparation systems. Key Technology provides parts and service for each of its product lines to customers located throughout the world. Industries served include food processing; non-food and industrial applications such as tobacco, plastics, and pharmaceutical; and the forest products industry.

       During fiscal 2000, Key's net sales were $67.6 million compared to sales of $68.0 million in fiscal 1999. Key Technology incurred a net loss of $333,000, or $0.12 per share, for the year ended September 30, 2000, which included merger-related and one-time acquisition costs of $3.0 million or $1.9 million after tax. Excluding merger-related and one-time acquisition charges, net earnings would have been $1.6 million or $0.29 per share for the year ended September 30, 2000. This compared to net earnings of $3.5 million or $0.75 per share in 1999.

       Key Technology acquired two separate organizations during fiscal 2000:

        - Key Technology acquired on July 12, 2000 Advanced Machine Vision Corporation, or AMVC, a company based in Medford, Oregon. AMVC and its subsidiaries design, manufacture and market machine vision systems that combine lighting, camera, processor and software technologies to improve quality, enhance yield, reduce production costs and increase throughput in a variety of markets. Applications include systems for the food, tobacco, plastics recycling, pulp wood, and wood panel industries.
        - Key Technology acquired on June 1, 2000 Farmco, Inc. and its sister company Ro-Tech, Inc. (collectively "Farmco") both based in Redmond, Oregon. Farmco manufactures and sells equipment that mechanically sorts, grades, selects, or removes product based upon its size or shape. Ro-Tech performed research and development activities for Farmco products and owned the intellectual property associated with Farmco products.

       Subsequent to these acquisitions, Key Technology reorganized its corporate structure such that the company consists of Key Technology, Inc. and four direct subsidiaries: Key Technology FSC, Inc., a foreign sales corporation
(FSC); Key Holdings USA LLC; Key Technology AMVC LLC; and Ventek, Inc. Key Holdings USA LLC owns Suplusco Holdings B.V. which owns Key Technology B.V. Key Technology AMVC LLC owns ALS, Inc. and ARC Netherlands B.V. The operations, assets and liabilities of AMVC, SRC Vision and Farmco have been merged into Key Technology, Inc. Key Technology's European business unit operations are conducted by its indirect, wholly-owned European subsidiary, Key Technology B.V., which is the result of a merger of KEY/Superior B.V. and SRC Vision B.V. Key Technology B.V. is a manufacturer of specialized conveying systems sold primarily within Europe. Key Technology also utilizes Key Technology B.V. as the primary sales and service organization for automated inspection systems sold to European customers. Key Technology B.V. is located in Beusichem, The Netherlands.

       Key Technology's domestic operations are headquartered in Walla Walla, Washington with manufacturing facilities in Walla Walla and Medford, Redmond and Eugene, Oregon. Key manufactures its three major product groups in these facilities, in certain cases interchangeably between facilities to maximize utilization of facility capacity. Key anticipates moving the manufacturing activities from Medford to Walla Walla, but will continue to maintain a significant presence in Medford performing research and development, service and sales activities. Key supplies all product groups - automated inspection systems, specialized conveying systems and processing and preparation systems - to customers in its primary markets through common sales and distribution channels. In addition, Key supplies parts and service through its worldwide service organization.

       The acquisitions in fiscal 2000 are consistent with Key Technology's strategy for growth through acquisitions. The acquired companies bring complementary products that can be exploited through the application of Key's skills in distribution, marketing, new product development, manufacturing and business systems. Key has begun to experience some of the benefits of the acquisitions as first envisioned:

       - Key Technology believes it is competing more effectively in markets for automated inspection systems and specialized conveying systems. Additionally, Key expects a higher level of conveying systems revenue to accompany the sale of AMVC optical sorting equipment. Previously the customer was required to purchase this equipment from other suppliers.
        - Key Technology's customers now choose from a more complete product line and have access to expanded customer support and services with the combination of two customer service organizations.
        - Key Technology is achieving substantial cost reductions, through elimination of expenses related to redundant sales, marketing, research and development and corporate staffing, and elimination of redundant public company costs.
        - The acquisitions have provided Key Technology with greater depth of skilled personnel, strengthened research and development activity and expanded sales and marketing capacity.
        - The creation of a larger customer base, a higher market profile and greater financial strength presents opportunities for marketing the products and services of Key Technology to expanded geographic markets and new industries in not only new markets for food, but also non-food markets such as tobacco and forest products.

       Key Technology expects the merger and acquisitions to be accretive to earnings in fiscal 2001.

INDUSTRY BACKGROUND

       Key Technology considers the size and variety of worldwide processing industries to be a significant opportunity for growth, not only to solve existing quality and safety issues, but also to assist in providing safe processing technologies to expanding global markets. Accordingly, Key devoted increased resources in fiscal 2000 to selling and marketing activities, new product research and development and acquisitions that will increase Key's ability to address these potential global markets.

FOOD PROCESSING INDUSTRY

       Historically, defect removal and quality control in the food processing industry have been labor intensive and dependent upon and limited by the variability of the work force. Food processors must process large quantities of raw product through different stages, including sorting to remove defective pieces and inspection for product quality and safety. The frequency and severity of defects in the raw product is highly variable depending upon local factors affecting crops. The industry has sought to replace manual methods with automated systems that achieve higher yield, better product quality, safety and reduced cost.

       Key Technology's strategy is to solve processing industry problems of high labor costs, inadequate yields and inconsistent quality and safety by providing automated inspection systems and specialized conveying systems. Key's automated inspection systems use advanced optical inspection technology to improve product yield (more of the good product recovered) and quality (higher percentage of defective product being removed) over the manual sorting and defect removal methods historically used by food processors. In a typical application, a single automated inspection system can replace 25 to 75 processing line employees, resulting in labor cost savings and improved yield sufficient to pay for the system in less than one year, as well as providing significant improvements in product quality.

NON-FOOD INDUSTRIES - TOBACCO, PHARMACEUTICAL & PLASTICS

       Processors in non-food industries are also implementing systems solutions to reduce costs, increase yields, and produce higher quality products that are safe for consumers.

       Key Technology introduced a specially configured optical sorter into the tobacco industry in fiscal 1998 and sold several automated inspection systems to major producers. With the acquisition of AMVC and its subsidiary SRC Vision, which had an installed base of approximately 100 units in the tobacco industry, Key significantly increased its potential in this market and now has the opportunity to introduce other products along with automated inspection systems to these customers. At present, the pharmaceutical, plastics and other non-food industries represent a relatively small share of Key's sales and installed base. However, to further its growth strategy, Key is actively pursuing expansion into new markets that are well defined, some of which have the potential for higher profit margins. Key believes that many additional applications for its products exist in both food and non-food markets, particularly in the area of automated process control.

FOREST PRODUCTS INDUSTRY

       Key Technology entered the forest products industry with the acquisition of AMVC and its subsidiaries SRC Vision, Inc. and Ventek, Inc. SRC Vision, founded in 1964, evolved from a single-product company that manufactured an optical device to measure length and diameter of freshly cut logs, serving the timber industry, into a provider of machine vision systems for a number of processing industries. Key has been testing a version of its inspection system in the pulp wood industry to remove bark, rot and other undesirable wood parts from wood, improve recovery and save chemical processing costs in paper manufacturers' plants. There can be no assurance that the pulp wood industry will accept this new machine.

       Ventek, founded in 1991, introduced its "New Vision" system in 1994 to replace an outdated product used to detect defects in wood veneer in the plywood industry. Ventek's experience in wood panel production complements Key Technology's lighting, camera, processing and software capabilities. In turn, Ventek's vision system was enhanced by incorporating SRC Vision's high-speed camera into its veneer scanning systems, thereby increasing their ability to separate the product into various grades, as well as to detect and remove defects.

       Factors affecting sales in the forest products industry include housing starts, which are directly affected by interest rates, and environmental regulation, which increases the need to obtain maximum yield and high quality from the natural resources used in the industry.

PRODUCTS

       Key Technology has developed a modular family of product lines that can be configured in a variety of ways and integrated to provide complete solutions for specific applications. Advances in any one module can therefore benefit a number of Key's products that incorporate optical scanning and image analysis. Despite the incorporation of sophisticated technology, Key's products can be operated by plant personnel with minimal specialized training and are built to withstand the harsh environments found in processing plants.

       The following table sets forth sales by product category for the periods indicated:


                                                           FISCAL YEAR ENDED SEPTEMBER 30,
                                                      ------------------------------------------
                                                          2000            1999            1998
                                                      ----------      ----------      ----------
                                                                    (IN THOUSANDS)
Automated inspection systems ...................      $   25,166      $   22,342      $   21,388
Specialized conveying systems ..................          23,630          28,422          21,807
Processing and preparation systems .............           2,784           5,528           1,687
Parts and service/contracts ....................          16,054          11,736           8,251
                                                      ----------      ----------      ----------
       Net sales ...............................      $   67,634      $   68,028      $   53,133
                                                      ==========      ==========      ==========


Service and maintenance contracts are less than 10% of total net sales and therefore are summarized with parts.

The following table sets forth the percent of the total gross margin contributed by each product category for the periods indicated:


                                                  FISCAL YEAR ENDED SEPTEMBER 30,
                                              --------------------------------------
                                                2000           1999           1998
                                              --------       --------       --------
Automated inspection systems ...........            42%            39%            44%
Specialized conveying systems ..........            30%            38%            36%
Processing and preparation systems .....             1%             3%             2%
Parts and service/contracts ............            27%            20%            18%
                                              --------       --------       --------
       Total gross margin ..............           100%           100%           100%
                                              ========       ========       ========


AUTOMATED INSPECTION SYSTEMS

       Automated inspection systems are used in processing applications to detect and eliminate defects during raw product processing. Key Technology's systems within this group include the ADR(R) and Tegra(R) systems, representing the fourth generation of automated inspection systems manufactured by Key Technology; Prism and Tobacco Sorter II and Tobacco Sorter III manufactured by SRC Vision; and the New Vision Veneer Scanning System, Sequoia Sentry Dryer Control System and GS2000 Veneer Grading System manufactured by Ventek, Inc.

       Nearly all systems in this group use proprietary linear array charged coupled device ("CCD") mono-chromatic (black and white), color or multi-spectral cameras. Each of the cameras scan the product-streams, which move at 5 to 20 feet per second, at the rate of 1,500 to 4,000 times per second and can identify defects as small as 1/16 of an inch (1.5 mm) in diameter. Systems with monochromatic cameras generally are sold at lower price levels and are most effective for product that has a marked disparity in shade between the defective and the good product. Systems with color cameras are required when a variety of defect and product colors occur simultaneously or when the difference in shading between the defective and the good product is more subtle. In 1998, Key Technology developed multi-spectral systems which utilize either infra-red or ultraviolet technologies, individually or in combination with visible light, to identify defects that may not be detectable by using solely visible light spectra.

       Tegra System. In fiscal 1996, Key Technology introduced its fourth generation of automated inspection system sorters. Named Tegra, this generation of automated inspection systems incorporates a number of technological and mechanical advances that result in significant improvements to processing efficiency and product throughput with higher recovery and defect-removal rates. Certain present and potential applications for Tegra systems include potato products, green beans, dried beans, corn, carrots, peas, spinach and other leafy vegetables, pears, nuts, grains, coffee and tobacco.

       Tegra incorporates object-specific IntelliSort technology. IntelliSort sorting technology recognizes not only color and size, but also shape. This capability provides a solution to previously difficult sorting problems, such as differentiation between green beans and green bean stems. Tegra cameras are capable of high fidelity color-image processing to scan product at a rate of over 4,000 times per second, offering a sensitivity to color subtleties beyond human vision. Tegra also incorporates KeyWare(R) software that substantially reduces operational complexity. KeyWare consists of application packages, each specifically designed for a single product category that, together with the system's computer hardware capability and networking software, support all standard factory control and automation interfaces. These features allow Tegra to establish data connectivity and communication with a processing plant's computer network system.

       Prism System. In 1999, SRC Vision introduced the new Prism sorting system. Designed for stable performance in challenging environments, Prism has gained strong acceptance in segments of the fruit and vegetable markets. It incorporates optional sensing of short-wave infrared light, uses a novel broad-band illumination system, and is designed to require minimal maintenance. In addition to present and potential applications in potato products, vegetables, fruits and plastics, Prism adds specific applications with products such as potato chips, dehydrated potato flakes, plastic flake and peaches.

       Prism incorporates a new image processing module, the "Advanced Vision Processor" ("AVP"). Introduced concurrently with Prism, AVP uses a high speed serial processor to convert color camera signals into product separation actions. It incorporates the latest in high frequency bus architecture, and incorporates cameras that have eight times the color resolution of previous generations. Designed for flexibility, AVP is comprised of modules that provide an on-going upgrade path, minimizing sustaining development costs, and maximizing the effective life of the design. AVP uses a powerful combination of a high speed "super-pipelined" sorting engine with a Windows NT-based user interface. An internal communication network enables detailed self-diagnosis to be performed on many system components.

       Tobacco Sorter II and Tobacco Sorter III. The tobacco industry has special requirements in the handling and sorting of its leaf products, which vary in size and moisture content depending upon the type of product being produced and the point of handling and inspection. SRC Vision's Tobacco Sorter II, introduced in 1996, and Tobacco Sorter III, introduced in 2000, utilize the machine vision systems of the Prism and other SRC products in a specially constructed frame and enclosure to meet the specific product handling needs of this industry. Key Technology received orders for two Tobacco Sorter III systems during fiscal 2000 and anticipates increased acceptance in Fiscal 2001.

       ADR System. Key Technology's ADR systems are used to transport, inspect and remove defects from french fry potatoes. Key believes its ADR system is the principal optical inspection and defect removal system used in the french fry processing market. Key's full-capacity ADR systems can process up to 27,000 pounds of product per hour.

       As a result of product development activities in fiscal 1999 and 2000, Key Technology introduced a fourth generation of the ADR to the frozen french fry industry during fiscal 2000. In addition to allowing processors to automatically detect and trim defects from french fries, this new product also allows processors to custom-cut the fries to optimize plant production while meeting customer demand for length distribution. Selective length cutting of the french fries also allows them to be packed more densely which reduces shipping expense, a significant contributor to the cost of the delivered product.

       Pharmaceutical Inspection System. In fiscal 1996, Key Technology purchased certain inventory, trademarks and patents related to a pharmaceutical inspection product line, the I-300 Pharmaceutical Inspection System, from the Imaging Division of Oncor, Inc. Using patented spatial color analysis technology, this product line inspects solid-dose pharmaceuticals, including tablets, capsules and softgels for broken or missing pieces, foreign products, discoloration or coating defects, as well as the integrity of capsules. The pharmaceutical inspection system also verifies and detects color, size, location and shape defects at processing rates over one million pieces per hour. Key expects sales of this product line will be a minor to moderate contributor to automated inspection system revenues during fiscal 2001.

       New Vision Veneer Scanning System, Sequoia Sentry Dryer Control System and GS2000 Veneer Grading System. In 1994, Ventek introduced the New Vision Veneer Scanning System to replace outdated optical systems then used in the plywood industry. This product scans for defects in the peeled ribbon of veneer and controls a clipper (manufactured by another company) which clips the veneer immediately before and after the defect. The New Vision system reduces the amount of good wood attached to the defect and ensures complete defect identification at the beginning of the plywood production process, which decreases the number of downgraded panels, increases dryer utilization and reduces re-clipping of previously undetected defects. In 1998, Ventek introduced the Sequoia Sentry veneer dryer control system to measure moisture in veneer exiting the dryer to determine if additional time in the dryer is necessary. In 1999, Ventek introduced its GS2000 veneer grading system that enables a more consistent grading of panels than human inspection. Key Technology will seek to leverage Ventek's brand name recognition in veneer scanning to reach customers at multiple insertion points in not only the plywood production process but also in the production processes for, newer products such as oriented strand board and medium density fiberboard.

SPECIALIZED CONVEYING SYSTEMS

       Conveying systems are utilized throughout the food industry, as well as other industries, to move large quantities of product within a processing plant. Key Technology's specialized conveying systems include the Iso-Flo vibratory conveyor systems, food pumping systems, belt conveyors, electromagnetic conveyor and spiral elevator technologies.

       Iso-Flo Vibratory Conveying Systems. Key Technology's principal specialized conveying system is its Iso-Flo vibratory conveyor system, which was introduced in 1978. The Iso-Flo conveyor is a type of pan conveyor. Pan conveyors are common throughout industries that process product streams of discrete pieces, especially the food processing industry. Pan conveyors move product pieces by vibrating the pan at high frequency along a diagonal axis, upward and forward. This action propels the product ahead in small increments and distributes it evenly for close control of movement and presentation.

       Most Iso-Flo conveyors are custom designed and engineered by Key Technology to customer specifications. Iso-Flo systems are used in a variety of processing applications, including potato products, vegetables and fruits (green beans, peas, carrots, corn, peaches, pears, cranberries and apples), snack foods, cereals, pet foods, poultry, seafood and certain nonfood products.

       Although investment in research and development activities related to specialized conveying systems decreased slightly in fiscal 2000 compared to 1999, research and development activities for this product group are expected to increase significantly in fiscal 2001 compared to 2000. As a result of Key Technology's research and development activities in fiscal 1999 and 2000, it expanded its family of vibratory conveyors with the introduction of three new products in the first quarter of fiscal 2000. These products were the Horizon(TM), the Impulse(TM) and the Marathon(TM) conveying systems.

       The Horizon is a horizontal motion vibratory conveyor that uses a gentle conveying action to move fragile foods, such as snacks, cereals and seasoned/coated products, through the processing stages. The design of the Horizon eliminates vertical bounce of the processor's product. This feature results in reduced costs to the processor due to minimized product damage, reduced seasoning/coating loss and elimination of condiment build-up on the conveyor bed.

       The Impulse is a line of electromagnetic conveyors which combine the advantage of starting and stopping in milliseconds with precise metering control. Additionally, the Impulse conveyor drive systems are oil free which limits the potential for contamination and improves the safety of edible food products. This conveyor system was developed for packaging applications in snack food, dry ingredient, chemical and pharmaceutical processing.

       The Marathon is Key Technology's longest conveyor and moves product up to 100 feet or more on a single conveyor bed. This conveyor is targeted for use in high volume applications such as corn, green beans and other bulk conveying markets to maximize the processor's production efficiency.

       Food Pumping Systems and Belt Conveyors. Key Technology's hydro food pumping systems are used to transport food items over distances and elevations in processing plants. A typical pumping system consists of a stainless steel contoured tank and food pump to propel the product through lengths of piping to a water removal/product spreading subsystem. The systems can be configured so that food processing functions, such as blanching, cooling and cutting, can also occur during pumping. Key also designs and manufactures belt conveyors using a variety of belt materials.

PROCESS AND PREPARATION SYSTEMS

       Key Technology designs and manufactures raw food preparation systems to prepare vegetables prior to freezing, canning or other processing. Products in this group include blanchers, air cleaners, air coolers, froth flotation cleaners, vegetable metering systems, and bulk handling equipment. These products represent Key's most mature product line. Sales of these products over the years have formed a customer base for sales of other company products and are also establishing a customer base in developing country markets.

       Process and preparation system revenues also include a variety of third-party supplied equipment and installation services which are sold as components of larger processing lines, for which Key Technology has assumed turn-key sales responsibility. In fiscal 2000, these third-party supplied products accounted for approximately $1.8 million of the $2.8 million total net sales of process and preparation systems compared to $3.1 million of $5.5 million in total net sales in fiscal 1999.

PARTS AND SERVICE/CONTRACTS

       Key Technology generates revenues from the sale of spare parts and post-sale field and telephone-based repair services to support its customers' routine maintenance requirements and seasonal equipment startup and winterization processes. In response to increasing customer demand for maintenance and parts services, Key introduced a new multi-level service product offering named UpTime(TM) in fiscal 1999. During fiscal 2000 Key tested the ability to supply remote diagnostics in the UpTime(TM) offering and expects to implement these capabilities in fiscal 2001. The UpTime program was a principal contributor to increases of 44% and 52% in maintenance service revenues in fiscal 2000 and 1999, respectively. Key considers its parts and maintenance service sales to be important potential sources of future revenue growth and expects to continue to devote additional resources in fiscal 2001 to increase such sales. Key also typically provides system installation support services which are included in the sales price of certain of its products, principally the automated inspection systems.

CUSTOMERS AND MARKETS

       Key Technology's primary market is the food processing industry. The largest markets for Key's products have been processors of potatoes, vegetables and snack foods. Key has also penetrated other food markets, including fruits, cereals and pet foods. Key believes many additional applications for its systems exist in both food and nonfood markets. In non-food, Key's principal markets are in forest products and in industrial processing, particularly in the tobacco industry.

       The principal potato market served by Key Technology's systems is french fries. French fries comprise approximately 90% of the over eight billion pounds of frozen potato products processed annually in the United States. The expansion of American-style fast food chains in foreign countries is resulting in parallel development of the frozen french fry market overseas.

       Key Technology's products are used in the fruit and vegetable processing market where field-harvested products are cleaned, graded, automatically sorted, blanched and processed prior to freezing, canning or packaging for sale to institutional and retail markets. Principal fruit and vegetable market segments for Key are green beans, corn, carrots, peas, onions, apples, pears, cranberries and peaches. Key also sells pharmaceutical systems, together with other products, to pharmaceutical manufacturers in the United States, Puerto Rico and Europe.

       In fiscal 1998, Key Technology expanded its addressable markets by introducing Tegra-based product applications into the coffee and tobacco markets. During fiscal 1999 and 2000, Key sold Tegra systems to coffee processors located in Brazil and Colombia and in the Ivory Coast. Several Tegra systems were also installed in fiscal 2000 on either rental or trial placements in tobacco processing applications. Additionally, Key expects that the coffee and tobacco markets may provide opportunities for expanded sales of specialized conveying systems.

       The acquisition of Superior B.V. in fiscal 1996 provided Key Technology with a manufacturing base from which it can more rapidly manufacture and deliver conveying systems to European customers. Export and international sales for the fiscal years ended September 30, 2000, 1999 and 1998 accounted for 40%, 46% and 37% of net sales in each such year, respectively. Nearly all export sales of products manufactured in the United States for shipment into international markets other than Europe have been denominated in U.S. dollars. Sales into Europe of systems, spare parts and service, as well as products manufactured in Europe, are generally denominated in European currencies. In its export and foreign sales, Key is subject to the risks of conducting business internationally, including unexpected changes in regulatory requirements; fluctuations in the value of the U.S. dollar, which could increase the sales prices in local currencies of Key's products in international markets; tariffs and other barriers and restrictions; and the burdens of complying with a variety of international laws. Additional information regarding export and foreign sales is set forth in Note 12 to Key's Consolidated Financial Statements for the year ended September 30, 2000.

       Key Technology does not rely on annual recurring sales to particular customers. However, Key's customers often make periodic large purchases of complete systems. Therefore, while in any given fiscal year sales to a single customer might represent 10 percent or more of Key's consolidated revenues, Key believes the loss of such customer would not have a material adverse effect on it. During fiscal 2000, sales to one customer amounted to approximately 14% of total net sales. During fiscal 1999, sales to one customer amounted to approximately 11% of total net sales. No single customer accounted for more than 10% of net sales during fiscal 1998.

       Key Technology markets its products directly and through independent sales representatives. In North America, Key operates sales offices in Walla Walla, Washington; Medford, Oregon; Redmond, Oregon; Eugene, Oregon; Doyline, Louisiana; Rockville, Maryland; and Beaver Dam, Wisconsin. Key's subsidiary, Key Technology B.V., provides sales and service to European customers. Sales in Australia and New Zealand are made through an independent distributor, which Key also licenses to manufacture certain of its products.

ENGINEERING, RESEARCH AND DEVELOPMENT

       At September 30, 2000, Key Technology's engineering departments had 117 technical and support employees who conduct new product research and development, sustaining engineering for released products and project engineering for custom systems. The department includes electronic, mechanical and software engineers, mathematicians and technical support personnel.

       Key Technology's project engineering teams are responsible for engineering and designing the details of each custom order. A document control team maintains and controls product documentation and the product modeling database for the development engineering and project engineering teams as well as the manufacturing department.

       In fiscal 2000, Key Technology's engineering, research and development expenses were approximately $5.5 million, compared to $4.3 million and $4.8 million in 1999 and 1998, respectively.

MANUFACTURING

       Key Technology maintains five domestic manufacturing facilities, two located in Walla Walla, one each in Medford, Eugene and Redmond, Oregon, and a European manufacturing facility located in The Netherlands. Key's current manufacturing facilities and its product design and manufacturing processes integrate Computer Aided Engineering (CAE), Computer Aided Design (CAD), Computer Aided Manufacturing (CAM) and Computer Integrated Manufacturing (CIM) technologies. Manufacturing activities include process engineering; cutting, welding, fabrication and assembly of custom designed stainless steel systems; camera and electronics assembly; subsystem assembly; and system test and integration. Key manufactures products in the following locations:


                   LOCATION                    SIZE IN SQUARE FEET       PRODUCTS/SERVICES PRODUCED
                   --------                    -------------------       --------------------------

      Walla Walla, Washington                       150,000              Automated Inspection
                                                                         Specialized Conveying
                                                                         Parts and Service
      Walla Walla, Washington                       100,000              Specialized Conveying
                                                                         Processing and Preparation
      Medford, Oregon                                82,000              Automated Inspection
                                                                         Parts and Service
      Redmond, Oregon                                19,000              Processing and Preparation
                                                                         Parts and Service
      Eugene, Oregon                                 12,000              Automated Inspection
                                                                         Parts and Service
      Beusichem, The Netherlands                     45,000              Specialized Conveying
                                                                         Processing and Preparation
                                                                         Parts and Service
      Beusichem, The Netherlands                     18,000              Parts warehouse
                                                                         Future manufacturing expansion


       Key Technology manufactures certain of its products to Underwriters Laboratories, United States Department of Agriculture and Occupational Safety and Health Administration standards. Key's domestic manufacturing processes in its Walla Walla operations originally became qualified in January 1995 for certification to the ISO-9001 quality management and assurance standards. Those specific operations were re-certified to ISO-9001:1994 quality standard during fiscal 2000. The processes of qualifying and certifying Key's European operations, and those other operating entities acquired by Key during fiscal 2000, to the ISO-9001 quality standard is currently under review. It is Key's expectation that each of those entities will become certified to the ISO-9001 quality standard. Key's products also comply with the Canadian Standards Association (CSA) and European CE (Conformite Europeene) safety standards.

       Certain components and subassemblies included in Key Technology's products are obtained from single-source or sole-source suppliers. Key attempts to ensure that adequate supplies are available to maintain manufacturing schedules. Although Key seeks to reduce its dependence on sole and limited source suppliers, the partial or complete loss of certain sources of supply could have an adverse effect on Key's results of operations and relations with customers.

BACKLOG

       Key Technology's backlog as of September 30, 2000 and September 30, 1999 was approximately $15.4 million and $12.6 million, respectively. Gross shipments exceeded orders by $2.2 million in fiscal 2000; however, backlog acquired in the Farmco and AMVC acquisitions resulted in a net increase in backlog from the closing backlog in fiscal 1999. Key schedules production based on firm customer commitments and forecasted requirements. Key includes in backlog only those customer orders for which it has accepted purchase orders. However, Key believes that backlog is not necessarily a meaningful indicator of future financial results as it typically ships products ordered within eight to thirteen weeks from the date of receipt of the order. Large multiple-unit system orders or orders for systems in high demand may, however, result in longer delivery times.

COMPETITION

       The markets for automated inspection systems and specialized conveying systems are highly competitive. Important competitive factors include price, performance, reliability, and customer support and service. Key Technology believes that it currently competes effectively with respect to these factors, although there can be no assurance that existing or future competitors will not introduce comparable or superior products at lower prices. Certain of Key's competitors may have substantially greater financial, technical, marketing and other resources. Key's principal competitors are believed to be FMC Corporation and its subsidiary Allen Machinery Co., Sortex Ltd., the Pulsarr B.V. and Elbicon N.V. subsidiaries of Barco N.V., and Kiremko B.V. As Key enters new markets, such as coffee, it expects to encounter new niche competitors such as Satake ESM, Elexso and BEST B.V.

PATENTS AND TRADEMARKS

       The company currently holds fifty-one outstanding United States patents issued from 1984 through 2000 and thirty-one outstanding patents issued by foreign countries, the first of which expires in calendar 2002. As of December 6, 2000, thirty-eight United States and foreign patent applications had been filed and are pending. Key Technology has thirty-one registered trademarks and an application pending for three trademarks.

       Key Technology also attempts to protect its trade secrets and other proprietary information through proprietary information agreements with employees and consultants and other security measures. The laws of certain countries in which Key's products are or may be manufactured or sold may not protect Key's products and intellectual property rights to the same extent as the laws of the United States.

EMPLOYEES

       At September 30, 2000, Key Technology had 611 full-time employees, including 254 in manufacturing, 117 in engineering, research and development, 164 in marketing, sales and service and 76 in general administration and finance. A total of 96 employees are located outside the United States. None of Key's employees in the United States are represented by a labor union. The manufacturing employees located at Key's facility in Beusichem, The Netherlands are represented by the Small Metal Union. Key has never experienced a work stoppage, slowdown or strike. Key considers its employee relations to be excellent.

PROPERTIES

       Key Technology owns or leases the following properties:


                                                       SQUARE                                 LEASE        RENEWAL
        LOCATION                    PURPOSE             FEET         OWNED OR LEASED         EXPIRES       PERIOD
        --------                    -------            -------       ------------------      -------       ------
Walla Walla, Washington   Corporate office,            150,000       Leased with option        2010         ___
                          manufacturing, research                    to purchase within
                          and development, sales and                 the lease term
                          marketing, administration

Walla Walla, Washington   Manufacturing, research      100,000       Leased                    2005         2010
                          and development, sales and
                          marketing

Medford, Oregon           Manufacturing  (1),           82,000       Owned  (2)                ___          ___
                          research and development,
                          sales and marketing

Medford, Oregon           Vacant Lot                   150,000       Owned  (3)

Redmond, Oregon           Manufacturing, research       19,000       Leased                    2003         2008
                          and development,
                          administration

Eugene, Oregon            Manufacturing, sales and      12,000       Leased                    2002         2004
                          marketing, administration

Beusichem, The            Manufacturing, sales and      45,000       Leased                    2008         2013
Netherlands               marketing, administration

Beusichem, The            Parts warehouse, future       18,000       Owned                     ___          ___
Netherlands               manufacturing expansion

     (1) The manufacturing activities currently performed at this location will be moved to Key's 150,000 square foot facility in Walla Walla, at which time Key may lease a portion of the Medford facility to a third party.
     (2) Subject to a deed of trust securing an approximately $2.9 million loan made by Bank of America National Trust and Savings Association. The loan bears interest at 8.3% and is due May 1, 2008.
     (3) Subsequent to the end of fiscal 2000, Key sold 25,000 square feet to a third party. Based upon this transaction and the number and quality of continuing inquiries, Key expects to sell the remaining property at or above its book value.

       Key Technology leases additional office space in the United States in Medford, Oregon; Rockville, Maryland; Doyline, Louisiana and Beaver Dam, Wisconsin.

LEGAL PROCEEDINGS

       From time-to-time, Key Technology is named as a defendant in legal proceedings arising out of the normal course of its business. As of December 6, 2000, Key was not a party to any material legal proceedings, but see "Risks Factors - There is potential for patent-related litigation expenses and other costs resulting from claims asserted against Key or its customers by third parties related to Key Technology" for a description of a notice of patent infringement from the Lemelson Medical, Educational and Research Foundation.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

INTRODUCTION

       Key Technology and its wholly-owned subsidiaries design, manufacture and sell process automation systems, integrating electro-optical inspection and sorting, specialized conveying and processing and preparation equipment.

       Key Technology consists of Key Technology, Inc. which directly owns four subsidiaries: Key Technology FSC, Inc., a foreign sales corporation (FSC); Key Holdings USA LLC; Key Technology AMVC LLC; and Ventek, Inc. Key Holdings USA LLC owns Suplusco Holdings B.V., its European subsidiary, which owns Key Technology B.V. Key Technology AMVC LLC owns ALS, Inc. and ARC Netherlands B.V. Key manufactures products in Walla Walla, Washington; Redmond, Oregon; Eugene, Oregon; Medford, Oregon and Beusichem, The Netherlands. Through the maintenance of its wholly-owned foreign sales corporation subsidiary, Key Technology FSC, Inc., a portion of Key's domestically originated foreign trade income is exempt from tax at the corporate level.

RESULTS OF OPERATIONS

THREE MONTH PERIODS ENDED DECEMBER 31, 2000 AND 1999

       Sales for the three-month period ended December 31, 2000 totaled $20.3 million, compared with $15.1 million in the same quarter last year. Key Technology incurred a net loss of $290,000, or $0.11 per share for the most recent quarter, which included merger-related amortization and non-recurring integration costs of approximately $1.4 million, or $900,000 after tax. Excluding these merger-related and non-recurring integration charges, net earnings would have been $621,000 or $0.08 per share for the quarter ended December 31, 2000. This compares to net earnings of $90,000, or $0.02 per share in the corresponding period last year.

       Net sales for the December 2000 quarter increased approximately 35% compared to the corresponding period last year due principally to sales of automated inspection product lines added as a result of the AMVC acquisition. Also contributing to the increase was a 78% increase in sales of products in the specialized conveying systems product group to European customers compared to the corresponding period in fiscal 2000. Sales of all product groups to European customers increased by approximately 108% in the first quarter of fiscal 2001 over the same period last year. Key Technology anticipates that the acquired product lines will continue to support its potential fiscal 2001 sales growth.

       Backlog at December 31, 2000 increased 13% to $12.7 million compared to $11.2 million at the end of the first quarter of fiscal 2000. However, backlog decreased by $2.8 million during the December 2000 quarter compared to backlog at the beginning of the quarter due to the receipt of new orders that were less than shipments. Certain market factors that unfavorably affected Key Technology's sales during fiscal 2000 continued to affect bookings during its first quarter of fiscal 2001. These factors showed improvement at or subsequent to the close of the quarter. Most notable among the improving factors are:

              -    Reduction of interest rates in the United States;
              -    Recent weakening of the U.S. dollar on the world markets; and
              - Renewed commitment to sorting technology by the tobacco, cereal, snack food and other dry products industries which placed orders for multiple units during the most recent quarter.

       Gross profit increased by $2.6 million, or by 48%, to $8.0 million in the three months ended December 31, 2000 compared to $5.4 million for the quarter ended December 31, 1999. Gross profit contribution increased to 39.5% of sales during the quarter compared to 36.0% in the corresponding period last year. The increase in gross profit contribution resulted from higher margins across all product groups as a percentage of sales compared to the first quarter of fiscal 2000. In addition, a higher proportion of automated inspection systems sales, which typically carry higher margins, contributed to the overall increased margins. The higher margins resulting from a high-margin product mix were somewhat offset by overhead costs associated with the combination of the separate service and manufacturing organizations resulting from the AMVC acquisition. The combination of manufacturing capabilities was substantially complete at the end of the December 2000 quarter and Key Technology does not expect to incur significant manufacturing integration costs in future quarters. During the most recent quarter, margins were unfavorably affected by approximately 2% to 3% as a result of:

               - Required accounting treatment of acquisition-related inventories which lowered margins by approximately $200,000 at the time of sale.
               - Non-recurring sales of third-party supplied equipment to the forest products industry.
               - Non-recurring costs related to integration of production processes totaling approximately $160,000.

       For the balance of fiscal 2001, as a result of the higher margins of acquired product lines and improved efficiencies gained in consolidating its two automated inspection systems manufacturing facilities, Key Technology anticipates improved gross margins compared to the 38% experienced in fiscal 2000.

       Operating expenses were $8.3 million and $5.4 million for the three-month periods ended December 31, 2000 and 1999, respectively. Selling and marketing expenses increased by $827,000 or 28% to $3.8 million. Research and development expenses increased by 39% between the corresponding periods to $1.7 million. General and administrative expenses increased by 75% to $2.2 million for the December 2000 quarter. The increases in all categories of operating expenses are largely due to the combined expenses resulting from the combination of the previously separate business organizations. As a result of removing redundant structure and functions, Key Technology experienced significant operating savings over costs incurred by the separate organizations prior to acquisition. The operating expenses in the more recent quarter include operating expenses of the acquired companies, non-recurring integration costs of $346,000, and incremental amortization of acquired intangibles of $659,000. Key remains confident of achieving the cost savings anticipated at the time of the acquisition.

       As a result of the modest increase in gross profits, offset by the larger increase in operating expenses, the results for the three months ended December 31, 2000 were a loss from operations of $299,000 compared to a loss from operations of $1,000 for the three months ended December 31, 1999. Other income and expense for the most recent quarter decreased to a loss of $142,000 compared to income of $135,000 for the same period last year, principally due to decreased interest earnings and increased interest expense, partially offset by gains on foreign currency transactions. As a result, Key Technology realized a net loss of $290,000 compared to net earnings of $90,000 for the three months ended December 31, 1999. A net loss of 1.4% of net sales for the quarter ended December 31, 2000 compares to net earnings of 0.6% of net sales for the corresponding period last year.

YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

       For the fiscal years ended September 30, 2000, 1999 and 1998, Key Technology's net sales were $67.6 million, $68.0 million, and $53.1 million, respectively. Sales of automated inspection systems and parts and service/contracts increased by 13% and 37%, respectively, but was more than offset by decreases in specialized conveying systems and processing and preparation equipment in fiscal 2000 compared to fiscal 1999. Sales for the year ended September 30, 2000 were unfavorably affected by market factors including:

        - Consolidation among food processors which resulted in delayed investments in capital equipment by Key's customers;
        - Softness in the vegetable industry caused by processed inventories carried over from the previous season and lower prices for customers' products;
        - Customers' higher costs of capital due to increased interest rates in the United States, which has delayed certain projects; and
        - The strength of the U.S. dollar on the world markets, which has made U.S.-manufactured goods relatively more expensive to foreign customers.

       Key Technology did not experience a comparable level of "turn-key" sales in fiscal 2000 that it experienced in fiscal 1999, most notably from the vegetable industry. These turn-key sales incorporate Key's conveying and processing systems together with other third-party supplied equipment into entire processing lines. Sales by subsidiaries acquired during the third and fourth quarter of fiscal 2000 contributed approximately $6.4 million to Key's consolidated gross sales in fiscal 2000, of which $6.1 million was in the fourth quarter. In fiscal 2001, Key anticipates increases in sales due to the acquisitions completed in fiscal 2000, increases in sales to the tobacco industry, increases in sales to international markets and large expansion projects projected by Key's customers, principally in the french fry industry.

       Net sales in fiscal 1999 increased by 28% compared to fiscal 1998. The increased sales in fiscal 1999 resulted principally from a $6.6 million or 30% increase sales of in specialized conveying systems followed by a 228% increase in process and preparation systems and a 42% increase in parts and service/contracts. Sales of automated inspection systems increased by 4% in fiscal 1999 compared to fiscal 1998. The increases in sales during fiscal 1999 for both the specialized conveying systems and the process and preparation systems resulted principally from sales of larger turn-key processing line systems. The increase in sales of parts and service/contracts in fiscal 1999 compared to 1998 was principally the result of the introduction early in fiscal 1999 of a new multi-level service product offering named UpTime. The increase in sales of automated inspection systems resulted principally from increased sales of AccuScan(R) and ADR systems, partially offset by decreased sales of Tegra systems. Sales of automated inspection systems to European and other international customers increased by 77% in fiscal 1999 compared to fiscal 1998.

       Export and foreign sales accounted for 40%, 46% and 37% of total net sales in fiscal 2000, 1999 and 1998, respectively. An increase in sales to domestic customers of 9% was more than offset by a 12% decrease in sales to foreign customers in fiscal 2000. The largest market for such foreign sales in each of the three fiscal years was to European customers.

       Gross profit was 38%, 38% and 36% of sales in fiscal 2000, 1999 and 1998, respectively. The gross margin, as a percentage of net sales in fiscal 2000 compared to fiscal 1999, benefited from improved margins in automated inspection systems and in parts and service, offset by decreased gross margins in specialized conveying systems and process and preparation systems. Automated inspection system gross margins, as a percent of sales, improved two percentage points in fiscal 2000 over fiscal 1999, principally the result of an 16% decrease in warranty costs, which continued the favorable trend of a 41% decrease in warranty costs in the previous year. In addition, the Ventek products carry a higher margin, which favorably affected the automated inspection systems product group. Decreased specialized conveying system gross margins were principally due to an increase in manufacturing overhead resulting from decreased production volumes between the two comparable periods. The gross margins for parts and service/contracts improved principally as a result of increased volume of higher margin upgrades. Process and preparation system revenues in both fiscal 2000 and 1999 included a variety of third-party supplied equipment and installation services which were sold at very low margins as components of larger processing lines. During fiscal 2000, the third-party supplied products accounted for approximately $1.8 million of $2.8 million in total net sales of process and preparation systems compared to $3.1 million of the $5.5 million in total net sales in fiscal 1999. Key Technology anticipates that gross margins for fiscal 2001 will improve over those experienced in previous years due to higher margins carried by acquired product lines, efficiencies gained from the manufacture of all automated inspection systems in one facility, and higher volumes and economies of scale that can be achieved as a result of the fiscal 2000 acquisitions.

       Operating expenses increased to $26.7 million in fiscal 2000 from $21.0 million in fiscal 1999 and from $18.1 million in fiscal 1998 and represented 39%, 31% and 34% of net sales in each such year, respectively. Operating expenses increased in fiscal 2000 over fiscal 1999 due to the addition of operating expenses for the acquired companies, a one-time charge of $1.4 million of expenses for acquired in-process research and development, non-recurring integration costs totaling $953,000 and incremental amortization of $643,000 for acquired intangibles. Key Technology expects that, as a percentage of net sales, total operating expenses in fiscal 2001 should be closer to those experienced prior to fiscal 2000.

       Selling and marketing expenses were $13.0 million in fiscal 2000, $11.1 million in fiscal 1999 and $8.0 million in fiscal 1998, and represented 19%, 16% and 15% of net sales in each such year, respectively. In fiscal 2000, selling and marketing expenses increased 17% over fiscal 1999, principally due to the expenses contributed by the acquisitions. Key Technology also increased investments in new product promotions related to four new products introduced in fiscal 2000 and expanded sales coverage to European and Latin American markets. Selling and marketing expenses in fiscal 1999 increased 39% compared to fiscal 1998, resulting principally from increased commission expenses related to the higher level of product sales combined with an increased volume and percentage of those sales sold through outside representatives to whom Key pays higher commission rates, increased staff costs and increased advertising and product promotion expenses. Key expects to reduce its selling and marketing expenses as a percentage of net sales as a result of reorganization of its sales and distribution channels and an anticipated reduction in investments related to new product introductions.

       Research and development expenses increased in fiscal 2000 to $5.5 million from $4.3 million in fiscal 1999 and $4.8 million in fiscal 1998, and represented 8%, 6% and 9% of net sales in each such year, respectively. Research and development expenses in fiscal 2000 increased by approximately 29% compared to 1999 principally due to expenses contributed by acquisitions. Research and development expenses in fiscal 1999 decreased by approximately 10% compared to 1998 as a result of an increased level of engineering costs charged to cost of sales as a direct result of the increased sales volume, particularly in Key Technology's specialized conveying product group. However, research and development expenses related to new product development projects increased by 7% in fiscal 1999 compared to fiscal 1998 as a result of activities devoted to developing the new fourth generation ADR product and new specialized conveying system products. Key expects research and development expenses, as a percentage of fiscal 2001 net sales, to approximate fiscal 2000 levels. Activities in fiscal 2001 will focus on continuing to extend the capabilities and applications of the technologies contained in Tegra and Prism, and continuing to develop new specialized conveying system products.

       General and administrative expenses increased to $5.9 million in fiscal 2000 from $5.4 million in fiscal 1999 and $5.0 million in fiscal 1998, and represented 9%, 8% and 9% of net sales in each such year, respectively. General and administrative expenses increased in fiscal 2000 by approximately 10% compared to fiscal 1999 principally due to expenses contributed by acquisitions. During fiscal 1999, general and administrative expenses increased approximately 7% compared to fiscal 1998 due principally to increased incentive compensation related to Key Technology's increased level of profitability and increased consulting and professional service expenses, partially offset by decreased costs for doubtful accounts receivable. As a percentage of net sales, Key expects general and administrative expenses in fiscal 2001 to approximate those levels experienced in previous years.

       The increase in amortization of intangibles and the one-time charge for acquired in-process research and development costs are due to the acquisitions completed during fiscal 2000. Key Technology obtained independent appraisals of the fair market value of the intangible assets acquired. Acquired intangible assets, including goodwill, patents, existing technologies and established customer base, are amortized over the shorter of their remaining lives or periods of 10 to 15 years. A one-time charge of $1.4 million associated with the write-off of acquired in-process research and development was recorded immediately subsequent to the acquisition of AMVC in Key's fourth quarter of fiscal 2000.

       Other income and expense includes interest income and expense, royalty income and other income from miscellaneous sources. Net interest expense in fiscal 2000 was $29,000 compared to net interest income of $210,000 in fiscal 1999 and $88,000 in fiscal 1998. Decreased net interest income in fiscal 2000 compared to fiscal 1999 resulted from increased interest expense on long-term debt arising from the acquisitions in the third and fourth quarter of fiscal 2000, partially offset by interest earnings on invested cash equivalents and short-term investments. During fiscal 2000, Key Technology received royalty payments of $110,000 compared to total royalty income of $77,000 in fiscal 1999 and $62,000 in fiscal 1998. As part of a settlement agreement entered into during 1997, Key may receive royalty payments through 2001 related to the sale of certain equipment to a selected market. The payment may be reduced by a percentage of the purchases of equipment from Key by the other party. Key recognized royalty income from this agreement of $71,000 in fiscal 2000, $26,000 in fiscal 1999 and $7,000 in fiscal 1998. During fiscal 2000, Key recognized foreign currency conversion losses totaling $407,000 on cash and accounts receivable held primarily in Euros and Dutch guilders. This compares to foreign currency conversion gains of $58,000 in fiscal 1999 and $61,000 in fiscal 1998.

       Key Technology's effective income tax rate was a tax benefit of 53.0% in fiscal 2000 and tax expense of 31.6%, and 33.5% for fiscal 1999 and 1998, respectively. The effective tax benefit or tax expense rate varies from the statutory rate of 34% due to permanent differences in tax obligations arising from activities of the FSC, research and development tax credits, and other permanent differences. The larger variance from statutory rates in fiscal 2000 compared to fiscal 1999 and fiscal 1998 is principally due to the taxable net loss reported for the latter period compared to larger taxable net earnings for the previous fiscal years.

       Net loss after tax was $333,000 in fiscal 2000 compared to net earnings of $3.5 million in fiscal 1999 and $925,000 in fiscal 1998. Basic and diluted net loss per share was $0.12 compared to earnings per share of $0.75 and $0.20 in fiscal years 1999 and 1998, respectively. The net loss of $333,000, or $0.12 per share, for the year ended September 30, 2000 included merger-related and one-time acquisition costs of $3.0 million, or $1.9 million after tax. Excluding merger-related and one-time acquisition charges, net earnings would have been $1.6 million or $0.29 per share for the year ended September 30, 2000. The decrease in net earnings in fiscal 2000 compared to fiscal 1999 was principally due to decreased sales volume in Key Technology's core business and the one-time acquisition costs and amortization related to acquisitions. The increase in net earnings in fiscal 1999 compared to 1998 resulted principally from the increased gross margins due to the increased level of sales, decreased warranty expenses, and decreased manufacturing costs as a percentage of sales.

       The anticipated return on Key Technology's acquisitions during fiscal 2000 is dependent upon maintaining and growing total revenues of the combined organization at or above those experienced by the separate companies prior to acquisition and merger and achieving cost reductions of $4 to $5 million in manufacturing and operating expense categories. A significant shortfall of actual results compared to anticipated results could have an adverse effect Key's results of operations. Although Key has begun to experience cost savings in fiscal 2000, market, economic or other factors may adversely intervene. There can be no assurance that Key will achieve its revenue growth or cost savings objectives.

LIQUIDITY AND CAPITAL RESOURCES

THREE MONTH PERIODS ENDED DECEMBER 31, 2000 AND 1999

       For the three-month period ended December 31, 2000, net cash provided by operating activities totaled $132,000 compared to $3.2 million in the corresponding period of the prior fiscal year. An increase of $2.0 million in trade accounts receivable was the primary contributor to the decrease in net cash provided by operating activities during the first quarter of fiscal 2001 compared to the corresponding fiscal 2000 period.

       Cash flows from investing activities included $512,000 used to purchase short-term investments during the quarter ended December 31, 1999. No purchases of such short-term investments occurred in the corresponding period in fiscal 2001. Net cash resources totaling $70,000 were also used to fund the acquisition of capital equipment in the most recent quarter compared to $250,000 in the corresponding quarter last year. At December 31, 2000, Key Technology had no significant commitments for capital expenditures.

       Key Technology's cash flows from financing activities for the three months ended December 31, 2000 were principally affected by the repayment of long-term debt totaling $3.6 million compared to repayment of long term debt of $73,000 in the corresponding quarter in fiscal 2000, and the redemption of $1.5 million of warrants that were issued as part of the acquisition of AMVC. At the close of the quarter, a total of 148,216 redeemable warrants were outstanding. Proceeds from the issuance of common stock during the three-month period in fiscal 2000 under Key's employee stock option and stock purchase plans totaled $23,000 compared to $19,000 in the corresponding quarter last year.

       During the three-month period ended December 31, 2000, working capital decreased by $1.5 million to $23.7 million from the amount at September 30, 2000. Cash and cash-equivalents decreased by $4.7 million as previously described. Trade accounts receivable increased by $2.2 million principally as a result of significant sales prior to the close of the first quarter of fiscal 2001. Inventories decreased by $1.0 million principally as a result of decreases in finished goods inventories. Current liabilities decreased by a net amount of $1.8 million during the quarter, including decreases of $1.8 million in short term borrowings and debt, $381,000 in accrued payroll and commission liabilities, $447,000 in customers' deposits and $532,000 in other accrued liabilities. The increases in these current liabilities were partially offset by an increase of $1.3 million in accounts payable and income taxes payable.

       Key Technology's credit facility with a domestic commercial bank provides for operating lines of credit up to $21.9 million in three components. At December 31, 2000, Key had $14.9 million in borrowings under these credit facilities. Key also maintains a credit facility with a Dutch bank which provides for operating lines of credit totaling 1.5 million guilders, or approximately $641,000, to Key's subsidiaries in The Netherlands. At December 31, 2000, Key had no borrowings under this credit facility.

       Key Technology's operating, investing and financing activities resulted in a $4.7 million decrease in cash and cash equivalents during the three-month period ended December 31, 2000. At the end of the period, the balance of cash and cash equivalents totaled $1.7 million. Key believes that its cash and cash equivalents, cash generated from operations and available borrowings under its operating lines of credit will be sufficient to provide for its working capital needs and to fund future growth.

       Key Technology's financial objectives for fiscal 2001 (the first full year of operation following its material acquisitions of Adavance Machine Vision and Farmco) are as follows:

               - long-term annual revenue growth rate objective is 15%-20%, driven by product development, market development and acquisitions. Key expects revenues for the year ending September 30, 2001 to increase in the range of 30%-40% compared to the previous fiscal year. The projected increase in revenues reflects the recent acquisitions of SRC Vision, Ventek and Farmco which significantly broadened Key's product offerings and served markets.

               - income from operations in fiscal 2001 to be in the range of 9%-11% of sales as a result of the projected increased revenues combined with projected improvements in margins. The anticipated improvement in margins is attributed to the higher margin contribution from several product lines gained in the acquisitions and efficiencies gained by combining the manufacturing operations of Key and SRC Vision.


YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

       During fiscal 2000, net cash provided by operating activities totaled $4.3 million compared to $1.9 million and $5.1 million in fiscal 1999 and 1998, respectively. During fiscal 2000, cash provided by operating activities was affected by a decrease in accounts receivable totaling $4.1 million that resulted principally from a decrease in sales volume and improved accounts receivable management, compared to cash used due to an increase in accounts receivable totaling $3.8 million during fiscal 1999, due principally to an increase in sales volume. Accounts receivable balances during fiscal 1998 decreased, and cash increased, by $1.6 million. Operating activities during 2000 provided $1.3 million in cash from a decrease in inventory compared to $2.1 million used to fund an increase in inventories in fiscal 1999 and $1.2 million provided from a decrease in inventories in 1998. Decreases in trade accounts payable, accrued payroll liabilities, accrued income taxes and other accrued liabilities, partially offset by an increase in prepaid expenses, utilized cash totaling $6.4 million during fiscal 2000. By comparison, Key Technology was provided cash totaling $2.0 million in fiscal 1999 by increases in trade accounts payable, accrued payroll liabilities and accrued income taxes, partially offset by a decrease in accrued customer support and warranty costs. Key used cash during 1998 in the amounts of $846,000 to decrease trade accounts payable balances and accrued customer support and warranty costs and to pay accrued income taxes and certain accrued payroll liabilities which had been accrued in previous fiscal years.

       Net cash resources from investing activities totaling $16.2 million were used to acquire AMVC and Farmco during the third and fourth quarters of fiscal 2000, and $2.2 million, $1.3 million and $2.0 million were used to fund the acquisition of capital equipment during 2000, 1999 and 1998, respectively. At September 30, 2000, Key Technology had no material commitments for capital expenditures. During fiscal 1998, Key received net cash resources totaling $653,000 from the sale of a previously vacated facility. Net proceeds of $1.0 million arising from the sale and purchase of short-term investments in fiscal 2000 compared to net investments of $984,000 to purchase short-term investments in fiscal 1999 and no such investments in fiscal 1998.

       Key Technology's cash flows from financing activities were affected by the repayment of long-term debt during fiscal 2000, 1999 and 1998 totaling $2.8 million, $539,000, and $904,000, respectively. Separately, cash flows from the issuance of long-term debt totaled $18.2 million for fiscal 2000 with no such issuance in fiscal 1999 and $409,000 in fiscal 1998. Proceeds from the issuance of common stock under Key's employee stock option and stock purchase plans during fiscal 2000, 1999 and 1998 totaled $146,000, $77,000 and $137,000, respectively. During fiscal 2000, Key redeemed for cash warrants totaling $703,000. There were no such redemptions in fiscal 1999 and 1998.

       Key Technology's facility with a domestic commercial bank provides for operating lines of credit of up to $22.7 million in three components. The first component is an unsecured operating line of up to $4.5 million which expires February 1, 2001. At September 30, 2000 Key had no borrowings under this credit line. The second component is a revolving credit agreement of up to $10.0 million, secured by business personal property, with a variable interest rate, due in quarterly installments until May 2007.

Key had borrowings of $10.0 million under this agreement at September 30, 2000. The third component is a revolving credit agreement of up to $8.15 million, secured by business personal property, with a variable interest rate, due in quarterly installments until July 2008. Key had borrowings of $8.15 million under this agreement at September 30, 2000. The authorized borrowing limits of the revolving credit agreements were reduced by a total of $250,000 on September 30, 2000 and will reduce by a total of $500,000 each quarter thereafter beginning December 31, 2000. Key also maintains a credit facility with a Dutch bank providing for operating lines of credit totaling up to approximately $600,000, which are available to Key's subsidiaries in the Netherlands. At September 30, 2000, Key had no borrowings under this credit facility.

       The domestic credit accommodation and the mortgage note payable contain covenants which require certain levels of tangible equity, working capital, ratios of current assets to current liabilities, or debt to equity. Key Technology was not in compliance with certain covenants at September 30, 2000. Key has obtained temporary waivers of these covenants and has negotiated modifications of the covenants to provide latitude in meeting certain covenants in the future.

       Key Technology's operating, investing and financing activities during fiscal 2000 resulted in increases in cash and cash equivalents totaling $1.0 million, compared to a decrease totaling $914,000 in 1999 and an increase totaling $3.4 million in 1998. The balance of cash and cash equivalents totaled $6.4 million, $5.4 million and $6.3 million at the end of fiscal 2000, 1999 and 1998, respectively. Key believes that its cash and cash equivalents, cash generated from operations and available borrowings under its operating lines of credit will be sufficient to provide for its working capital needs and to fund future internal growth.

       Pursuant to the terms of conversion or redemption of Key Technology's preferred stock and warrants, Key has contingent cash requirements through fiscal 2005 for possible redemption of these securities. The maximum cash that could be required totals $17.1 million. The redemption of securities is at the option of the security holders until July 12, 2005, at which date any outstanding unconverted preferred stock is mandatorily redeemed by Key. The market price of Key's common stock will determine timing and occurrence of redemption of these securities. A price of $15.00 per share or more on or prior to July 12, 2002 could motivate holders to convert their preferred stock to common stock. At December 6, 2000, holders of 216,605 warrants of the 365,222 warrants issued had redeemed for cash their warrants at $10 each. If Key is not able to sustain operating cash through normal operations or were required to redeem for cash the preferred stock and remaining warrants, it may have to rely on additional debt or equity financing. There can be no assurance Key would be able to obtain future financing on terms satisfactory to it.

THE EURO CONVERSION

       On January 1, 1999, certain member countries of the European Union, including the Netherlands, established fixed conversion rates between their existing sovereign (legacy) currencies and the Euro, leading to the adoption of the Euro by these countries as their common legal currency. The information systems of Key Technology's European subsidiary, Key Technology B.V., currently accommodates multiple currency transactions and has integrated Euro denominated transactions with no difficulty. Key began implementing a conversion of its business systems to the Euro concurrent with the start of its fiscal 2000 year. Key expects to complete the conversion during its fiscal year 2001, well before January 1, 2002 when the legacy currencies may no longer be legal tender.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

       Key has not had any disagreements with its independent auditors, Deloitte & Touche LLP, on accounting and financial disclosures required to be disclosed pursuant to Item 304 of Regulation S-K.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

       Key Technology has assessed its exposure to market risks for its financial instruments and has determined that its exposures to such risks are generally limited to those affected by the strength of the U.S. Dollar against the Euro and the Dutch guilder.

       The terms of sales to European customers by Key Technology B.V., Key Technology's European subsidiary, are typically denominated in either Euros, U.S. Dollars, Dutch guilders or to a far lesser extent, the respective legacy currencies of its European customers. Key expects that its standard terms of sales to international customers, other than those in Europe, will continue to be denominated in U.S. dollars. For sales transactions between international customers, including European customers, and Key's domestic operations which are denominated in currencies other than U.S. dollars, Key assesses its currency exchange risk and may enter into a currency hedging transaction to minimize such risk. At September 30, 2000, Key was not a party to any currency hedging transaction. As of September 30, 2000 management estimates that a 10% change in foreign exchange rates would affect net income before taxes by approximately $340,000 as a result of converted cash and accounts receivable denominated in foreign currencies.

       During Key Technology's fiscal 2000, the Euro and the Dutch guilder, the latter normally a stable currency, lost 21% of their respective values against the U.S. dollar. The majority of this currency exchange movement occurred in the last six months of Key's fiscal year. The effect of the stronger dollar on the operations and financial results of Key were:

 - Margins on automated inspection systems sold into Europe were decreased approximately 3% as Key Technology continued a Euro-based pricing model to maintain market share against European manufacturers.
 - Translation adjustments of $770,000, net of income tax, were recognized as a component of Comprehensive Loss in Key Technology's Statement of Shareholders' Equity as a result of converting the guilder denominated balance sheet of Key Technology into U.S. dollars.
 - Foreign exchange losses of $407,000 were recognized in the other income and expense section of the consolidated income statement as a result of conversion of guilder and Euro denominated receivables and cash carried on the balance sheet of the U.S. operations.

       Among the factors influencing the strength of the U.S. dollar during fiscal year 2000 on the world market were the general strength of the U.S. economy, the relatively high interest rates in the U.S. and continuing economic weakness in some economies of countries comprising the European Union.

       During the December 2001 fiscal quarter, the Euro gained over 6% of its value against the U.S. dollar. The Euro and those European currencies fixed to it had lost 21% of their value against the U.S. dollar during the Company's fiscal 2000. The effect of the stronger Euro on the operations and financial results of the Company were:

- Favorable translation adjustments of $158,000, net of income tax, were recognized as a component of comprehensive income or loss during the quarter ended December 2000 as a result of converting the guilder denominated balance sheet of Key Technology B.V. into U.S. dollars.
- Foreign exchange gains of $250,000 were recognized as other income and expense during the December 2000 quarter as a result of conversion of guilder and Euro denominated receivables and cash carried on the balance sheet of the U.S. operations.

       A relatively strong U.S. dollar on the world markets makes the Company's U.S.-manufactured goods relatively more expensive to foreign customers when denominated in U.S. dollars or potentially less profitable to the Company when denominated in a foreign currency. The weakening of the U.S. dollar on the world markets during December 2000 has improved the Company's market and economic outlook for these foreign sales.

       Key Technology could experience adverse effects from the relative strength of the U.S. dollar on business outside of the United States, if factors supporting the strong U.S. dollar reverse themselves.

       At September 30, 2000 Key Technology had credit facilities of $18.15 million in which the interest rates are based upon either the lender's prime rate less certain basis points, the Federal Funds Borrowing Rate plus certain basis points, or the LIBOR rate plus certain basis points. The spread is determined by the performance of Key as reviewed quarterly by the lender. The selection of the interest rate can be changed from time-to-time by Key. As of September 30, 2000 management estimates that a 100 basis point change in the interest rate would affect net income before taxes by approximately $182,000.

                                MARKET PRICE DATA

COMMON STOCK

       Key Technology's common stock is traded on the Nasdaq National Market under the symbol "KTEC". As of March 16, 2001, there were approximately 1,975 holders of Key Technology's common stock. The following table shows the high and low bid prices per share of Key's common stock by calendar quarter for the two most recent fiscal years ended September 30 as reported on Nasdaq National Market.


                                                                            KEY
                                                                         TECHNOLOGY
                                                                           COMMON
                                                                         STOCK PRICES
                                                                   ------------------------
                                                                      HIGH           LOW
                                                                   ---------      ---------
1999*
  First Quarter .............................................      $    9.50      $   6.125
  Second Quarter ............................................          9.375           4.75
  Third Quarter .............................................          12.50          5.188
  Fourth Quarter ............................................          10.00          6.578
2000*
  First Quarter .............................................      $  11.188          8.125
  Second Quarter ............................................          9.875           7.00
  Third Quarter .............................................         10.063           8.25
  Fourth Quarter ............................................          8.938          4.125



-------------------------
* Calendar quarters; Key Technology's fiscal year ends September 30.

       Shareholders are urged to obtain current market quotations for shares of Key Technology common stock.

       The sources of these quotations for Key's common stock were Nasdaq's Summary of Activity(TM) reports and the Nasdaq Online(SM) Internet site.

       Key Technology has not historically paid dividends on its common or preferred stock. The Board of Directors does not anticipate payment of any dividends in the foreseeable future and intends to continue its present policy of retaining earnings for reinvestment in Key's operations. Key's current credit facility with its principal domestic bank restricts the payment of dividends on its common stock, other than dividends payable in its stock, or the retirement of any of Key's outstanding shares or the alteration or amendment of Key's capital structure without the prior written consent of the bank.

SERIES B CONVERTIBLE PREFERRED STOCK

       Shares of Key Technology's Series B convertible preferred stock were issued in the merger with AMVC on July 12, 2000. These shares are quoted on the Nasdaq SmallCap Market under the symbol "KTECP". The following table shows the high and low bid prices per share of Key's Series B convertible preferred stock for the fiscal year ended September 30, 2000:


                                                      HIGH              LOW

                              Fiscal 2000
                        ------------------------
                          1st Quarter                  N/A              N/A
                          2nd Quarter                  N/A              N/A
                          3rd Quarter                  N/A              N/A
                          4th Quarter                 7.375            6.125


       The sources of these quotations for Key's Series B convertible preferred stock were Nasdaq's Summary of Activity(TM) reports and the Nasdaq Online(SM) Internet site.

       Each whole share of Key Technology Series B convertible preferred stock is:

               - convertible at the election of the holder at any time for 2/3 of a share of Key Technology common stock; or
               - redeemable at the election of the holder after July 12, 2002 for $10.00 in cash; or
               - redeemed by Key Technology on July 12, 2005, or may be redeemed earlier by Key if the average closing price of Key Technology common stock exceeds $15.00 per share for 30 consecutive trading days, for $10.00 in cash plus declared and unpaid dividends, if any.

       Upon closing the AMVC acquisition on July 12, 2000, an option held by FMC Corporation to purchase shares of AMVC common stock was converted into an option to purchase 210,000 shares of Key Technology Series B convertible preferred stock and warrants to purchase 52,500 shares of Key Technology common stock for $2,520,000. This option expires October 14, 2003.

       The Series B convertible preferred stock is not entitled to dividends. If a dividend is declared payable on the outstanding common stock, the holders of Series B convertible preferred stock are entitled to the dividend that would be payable on the common stock into which the Series B could convert. The holders of Series B are entitled to vote on all matters. Series B convertible preferred stock holders vote the number of whole shares of common stock into which the holder's Series B convertible preferred stock could be converted.

SERIES C CONVERTIBLE PREFERRED STOCK

       In connection with the AMVC transaction, shares of AMVC Series B mandatorily redeemable preferred stock held by FMC Corporation were converted into 119,106 shares of Key Technology Series C convertible preferred stock and warrants to purchase 29,766 shares of Key Technology common stock. Each share of Series C convertible preferred stock is convertible at the election of the holder into 1 2/3 shares of Key Technology common stock, and may be redeemed at the election of the holder at any time for $20.00 per share. In addition, Key Technology is required to redeem any Series C convertible preferred stock remaining outstanding on July 12, 2005 for $20.00 per share. The Series C Convertible preferred stock is not presently traded.

       The Series C convertible preferred stock is not entitled to dividends. If a dividend is declared payable on the outstanding common stock, the holders of Series C convertible preferred stock are entitled to the dividend that would be payable on the common stock into which the Series C could convert. The holders of Series C are entitled to vote on all matters. Series C convertible preferred stock holders vote the number of whole shares of common stock into which the holder's Series C convertible preferred stock could be converted.

WARRANTS

       Warrants were issued in the merger with AMVC on July 12, 2000. These warrants are quoted on the Nasdaq SmallCap Market under the symbol "KTECW". The following table shows the high and low bid prices of Key's warrants for the fiscal year ended September 30, 2000:


                                                      HIGH              LOW

                              Fiscal 2000
                        ------------------------
                          1st Quarter                  N/A              N/A
                          2nd Quarter                  N/A              N/A
                          3rd Quarter                  N/A              N/A
                          4th Quarter                 9.875            9.875

       Each whole warrant is exercisable for five years to purchase one share of Key Technology common stock for $15.00. Each whole warrant is redeemable by the holder at any time prior to expiration for $10.00. The warrant holders do not have the right to vote or participate in any other matters as a shareholder. The warrants do not accrue any dividends or interest until exercised and then only to the extent it is exercised. Identical warrants were issued to AMVC common shareholders and the holder of AMVC Series B preferred stock, and may be issued in the future to FMC Corporation upon exercise of its option to purchase Key Technology Series B preferred stock.

                              PLAN OF DISTRIBUTION

       The common stock is being offered directly by us to the warrantholders in connection with the exercise of the warrants and to the preferred stockholders in connection with the conversion of their shares of preferred stock. The common stock is offered directly to the warrantholders and the preferred stockholders and no discounts, commissions or other compensation will be paid in connection therewith.

       Key has agreed to bear certain expenses in connection with the registration and issuance of the common stock.

                                     EXPERTS

       The consolidated financial statements of Key Technology as of September 30, 2000 and 1999, and for the three years in the period ended September 30, 2000, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

       The consolidated financial statements of Advanced Machine Vision as of December 31, 1999, and for each of the two years in the period ended December 31, 1999 included in this prospectus have been so included in reliance upon the report (which includes an explanatory paragraph relating to the restatement of the 1998 financial statements as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

       The combined financial statements of Farmco and Ro-Tech as of December 31, 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

       A member of Tonkon Torp LLP is the Assistant Secretary of Key Technology and owns 10,000 shares of Key Technology's common stock.

              INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA



Title                                                                           Page
-----                                                                           ----
KEY TECHNOLOGY, INC.

FISCAL YEAR ENDED SEPTEMBER 30, 2000

Independent Auditors' Report                                                     F-3

Consolidated Balance Sheets at September 30, 2000 and 1999                       F-4

Consolidated Statements of Earnings (Loss) for the three years ended
     September 30, 2000                                                          F-6

Consolidated Statements of Shareholders' Equity for the three years
     ended September 30, 2000                                                    F-7

Consolidated Statements of Cash Flows for the three years ended
     September 30, 2000                                                          F-8

Notes to Consolidated Financial Statements                                       F-10

Supplementary Data                                                               F-23

THREE MONTHS ENDED DECEMBER 31, 2000

Condensed unaudited consolidated balance sheets, December 31, 2000               F-24
       and September 30, 2000

Condensed unaudited consolidated statements of earnings (loss) for the           F-25
       three months ended December 31, 2000 and 1999

Condensed unaudited consolidated statements of cash flows for                    F-26
       the three months ended December 31, 2000 and 1999

Notes to condensed unaudited consolidated financial statements                   F-27

ADVANCED MACHINE VISION CORPORATION

Report of Independent Accountants                                                F-29

Financial Statements:

Consolidated Balance Sheets -- December 31, 1999                                 F-30

Consolidated Statements of Operations -- Fiscal Years
       Ended December 31, 1999 and 1998                                          F-31

Consolidated Statements of Mandatorily Redeemable
       Preferred Stock and Non-Redeemable Shareholders'
       Equity -- Fiscal Years Ended December 31, 1999 and 1998                   F-32

Consolidated Statements of Cash Flows -- Fiscal Years
       Ended December 31, 1999 and 1998                                          F-34

Notes to Consolidated Financial Statements                                       F-35


Title                                                                                   Page
-----                                                                                   ----
FARMCO, INC. AND RO-TECH, INC.

Independent Auditors' Report                                                            F-53

Combined Balance Sheets at December 31, 1999                                            F-54

Combined Statements of Earnings for year ended
     December 31, 1999                                                                  F-55

Combined Statements of Shareholders' Equity for the year ended
     December 31, 1999                                                                  F-56

Combined Statements of Cash Flows for the year ended
     December 31, 1999                                                                  F-57

Notes to Combined Financial Statements                                                  F-58

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders
Key Technology, Inc.
Walla Walla, Washington


       We have audited the accompanying consolidated balance sheets of Key Technology, Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of earnings (loss), shareholders' equity, and cash flows for each of the three years in the period ended September 30, 2000. The consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Key Technology, Inc. and subsidiaries as of September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP

Portland, Oregon
November 13, 2000
(December 14, 2000 as to information in Note 6)

KEY TECHNOLOGY, INC. AND SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2000 AND 1999
(In Thousands)



ASSETS                                                 2000         1999
CURRENT ASSETS:
       Cash and cash equivalents                     $ 6,427      $ 5,419
       Short-term investments                            108          984
       Trade accounts and notes receivable, net        9,426       10,762
       Inventories                                    22,011       14,618
       Deferred income taxes                           1,699        1,182
       Prepaid expenses and other assets               2,372        1,049
                                                     -------      -------

                  Total current assets                42,043       34,014

PROPERTY, PLANT, AND EQUIPMENT, Net                   13,784        8,582

DEFERRED INCOME TAXES                                  1,237          207

OTHER ASSETS                                             445            2

GOODWILL AND OTHER INTANGIBLES, Net                   27,908        1,615
                                                     -------      -------

TOTAL                                                $85,417      $44,420
                                                     =======      =======


(Continued)

                See notes to consolidated financial statements.

KEY TECHNOLOGY, INC. AND SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2000 AND 1999
(In Thousands, Except Shares)


LIABILITIES AND SHAREHOLDERS' EQUITY                                                       2000           1999

CURRENT LIABILITIES:
       Accounts payable                                                                  $  3,843       $  2,753
       Accrued payroll liabilities and commissions                                          3,972          3,801
       Accrued customer support and warranty costs                                            947            797
       Income tax payable                                                                     185            507
       Other accrued liabilities                                                            1,790          1,344
       Customers' deposits                                                                  2,657          1,535
       Current portion of long-term debt                                                    3,447            304
                                                                                         --------       --------

                  Total current liabilities                                                16,841         11,041

LONG-TERM DEBT                                                                             19,483            722

DEFERRED INCOME TAXES                                                                         523             --

COMMITMENTS AND CONTINGENCIES (Note 7)                                                         --             --

MANDATORILY REDEEMABLE PREFERRED STOCK (Note 8)                                            14,156             --

WARRANTS (Note 8)                                                                           2,949             --

SHAREHOLDERS' EQUITY:
       Preferred stock - no par value; 5,000,000 shares authorized; none issued and
           outstanding                                                                         --             --
       Common stock - no par value; 15,000,000 shares authorized; 4,733,560 and
           4,713,995 issued and outstanding 2000 and 1999, respectively                     9,329          9,183
       Retained earnings                                                                   23,370         23,938
       Accumulated comprehensive loss                                                      (1,234)          (464)
                                                                                         --------       --------

                  Total shareholders' equity                                               31,465         32,657
                                                                                         --------       --------

TOTAL                                                                                    $ 85,417       $ 44,420
                                                                                         ========       ========


(Concluded)
                See notes to consolidated financial statements.

KEY TECHNOLOGY, INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
THREE YEARS ENDED SEPTEMBER 30, 2000
(In Thousands, Except Per Share Data)


                                                            2000           1999           1998

NET SALES                                                 $ 67,634       $ 68,028       $ 53,133

COST OF SALES                                               41,804         42,281         33,838
                                                          --------       --------       --------

       Gross profit                                         25,830         25,747         19,295
                                                          --------       --------       --------

OPERATING EXPENSES:
     Selling                                                12,970         11,125          8,025
     Research and development                                5,521          4,282          4,781
     General and administrative                              5,907          5,378          5,042
     Amortization of intangibles                               914            237            237
     In-process research and development                     1,400             --             --
                                                          --------       --------       --------

       Total operating expenses                             26,712         21,022         18,085
                                                          --------       --------       --------

INCOME (LOSS) FROM OPERATIONS                                 (882)         4,725          1,210
                                                          --------       --------       --------


OTHER INCOME (EXPENSE):
     Royalty income                                            110             77             62
     Interest income                                           398            318            227
     Interest expense                                         (427)          (108)          (139)
     Other, net                                                 93            149             29
                                                          --------       --------       --------

         Total other income - net                              174            436            179
                                                          --------       --------       --------

Earnings (loss) before income taxes                           (708)         5,161          1,389

Income tax (benefit) expense                                  (375)         1,632            464
                                                          --------       --------       --------

NET EARNINGS (LOSS)                                           (333)         3,529            925

Accretion of mandatorily redeemable preferred
     securities (Note 8)                                      (235)            --             --
                                                          --------       --------       --------

Net earnings (loss) available to common shareholders
                                                          $   (568)      $  3,529       $    925
                                                          ========       ========       ========

EARNINGS (LOSS) PER SHARE - Basic                         $  (0.12)      $   0.75       $   0.20
                                                          ========       ========       ========

EARNINGS (LOSS) PER SHARE - Diluted                       $  (0.12)      $   0.75       $   0.20
                                                          ========       ========       ========

SHARES USED IN PER SHARE CALCULATION - Basic                 4,723          4,707          4,692
                                                          ========       ========       ========

SHARES USED IN PER SHARE CALCULATION - Diluted               4,723          4,711          4,721
                                                          ========       ========       ========

                See notes to consolidated financial statements.

KEY TECHNOLOGY, INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
THREE YEARS ENDED SEPTEMBER 30, 2000
(Dollars In Thousands)


                                                     ------------------------
                                                          COMMON STOCK                            ACCUMULATED
                                                     ------------------------      RETAINED       COMPREHENSIVE
                                                      SHARES         AMOUNT        EARNINGS       INCOME (LOSS)     TOTAL
                                                     ---------       ----------------------------------------------------
Balance at October 1, 1997                           4,684,446       $8,969       $19,484          $  (422)       $28,031

Components of comprehensive income:
     Net earnings                                                                     925                             925
     Comprehensive income - foreign currency
       translation adjustment, net of tax                                                              222            222
                                                                                                                  -------

         Total comprehensive income                                                                                 1,147
                                                                                                                  -------

Issuance of common stock upon
     exercise of stock options                           6,472           51            --                --            51

 Issuance of stock for Employee
     Stock Purchase Plan                                10,581           86            --                --            86
                                                     ---------       ------       -------          --------       -------

Balance at September 30, 1998                        4,701,502        9,106        20,409              (200)       29,315

Components of comprehensive income:
    Net earnings                                                                    3,529                           3,529
    Comprehensive loss - foreign currency
     translation adjustment, net of tax                                                                (264)         (264)
                                                                                                                  -------

         Total comprehensive income                                                                                 3,265
                                                                                                                  -------

Issuance of common stock upon
    exercise of stock options                              100            1            --                --             1

Issuance of stock for Employee
    Stock Purchase Plan                                 12,393           76            --                --            76
                                                     ---------       ------       -------          --------       -------


Balance at September 30, 1999                        4,713,995        9,183        23,938              (464)       32,657

Components of comprehensive income:
    Net loss                                                                         (333)                           (333)
    Comprehensive loss - foreign currency
     translation adjustment, net of tax                                                                (770)         (770)
                                                                                                                   ------

         Total comprehensive loss                                                                                  (1,103)
                                                                                                                   ------

    Accretion of mandatorily redeemable
     preferred stock                                                                 (235)                           (235)

Issuance of common stock upon exercise of stock
     options                                            11,500           85           -                  --            85

Issuance of stock for Employee Stock Purchase
     Plan                                                8,065           61            --                --            61
                                                     ---------       ------       -------          --------       -------

Balance at September 30, 2000                        4,733,560       $9,329       $23,370          $ (1,234)      $31,465
                                                     =========       ======       =======          ========       =======

                See notes to consolidated financial statements.

KEY TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE YEARS ENDED SEPTEMBER 30, 2000
(In Thousands)


                                                                      2000          1999          1998
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net earnings (loss)                                          $   (333)      $ 3,529       $   925
       Adjustments to reconcile net earnings (loss) to net cash
       provided by operating activities:
                  Foreign currency exchange (gain) loss                  407           (58)          (61)
                  Depreciation and amortization                        3,311         2,371         2,187
                  In-process research and development                  1,400            --            --
                  Deferred income taxes                                  518           (30)            7
                  Deferred rent                                           31            42            50
                  Bad debt expense (recoveries)                         (103)         (117)          156
       Changes in assets and liabilities:
         Trade accounts and notes receivable                           4,144        (3,768)        1,626
         Inventories                                                   1,290        (2,125)        1,230
         Prepaid expenses and other current assets                    (1,184)         (452)            1
         Accounts payable                                               (686)          354           (85)
         Accrued payroll liabilities and commissions                    (657)        1,665          (194)
         Accrued customer support and warranty costs                     (24)         (246)          (86)
         Income taxes payable                                           (314)          256          (481)
         Other accrued liabilities                                    (3,441)          280          (121)
         Customers' deposits                                             (18)          189           (64)
         Other                                                           (46)           --             6
                                                                    --------       -------       -------

                  Cash provided by operating activities                4,295         1,890         5,096
                                                                    --------       -------       -------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Proceeds from sale of short-term investments                    3,500            --            --
       Purchases of short-term investments                            (2,519)         (984)           --
       Proceeds from sale of property                                     --            --           653
       Purchases of property, plant, and equipment                    (2,168)       (1,338)       (2,032)
       Cash paid for acquired companies, net of cash acquired        (16,208)           --            --
                                                                    --------       -------       -------

                  Cash used in investing activities                  (17,395)       (2,322)       (1,379)
                                                                    --------       -------       -------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Proceeds from issuance of common stock                            146            77           137
       Payments on long-term debt                                     (2,750)         (539)         (904)
       Proceeds from issuance of long-term debt                       18,150            --           409
       Redemption of warrants                                           (703)           --            --
                                                                    --------       -------       -------

                  Cash provided (used in) financing activities        14,843          (462)         (358)
                                                                    --------       -------       -------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                 (735)          (20)           78
                                                                    --------       -------       -------

NET INCREASE (DECREASE) IN CASH AND CASH
       EQUIVALENTS                                                  $  1,008       $  (914)      $ 3,437

 (Continued)

KEY TECHNOLOGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE YEARS ENDED SEPTEMBER 30, 2000
(Amounts In Thousands)


                                                                   2000         1999          1998
NET INCREASE (DECREASE) IN CASH AND CASH
       EQUIVALENTS                                               $ 1,008      $  (914)      $ 3,437

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                       5,419        6,333         2,896
                                                                 -------      -------       -------

CASH AND CASH EQUIVALENTS, END OF YEAR                           $ 6,427      $ 5,419       $ 6,333
                                                                 =======      =======       =======

SUPPLEMENTAL DISCLOSURES OF CASH
       FLOW INFORMATION:
         Cash paid during the year for interest                  $   344      $   148       $   256
         Cash paid during the year for income taxes                  880        1,408           800

SUPPLEMENTAL DISCLOSURE OF NONCASH
       INVESTING AND FINANCING ACTIVITIES
         Equipment obtained through capital leases               $    96      $    --       $    --
         Noncash portion of acquisitions (assumption of          $33,249      $    --       $    --
         liabilities and issuance of mandatorily redeemable
         preferred stock and warrants)


 (Concluded)
                                      F-9

                      KEY TECHNOLOGY, INC. AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS ENDED SEPTEMBER 30, 2000


1.     THE COMPANY AND CURRENT YEAR ACQUISITIONS

       Key Technology, Inc. and its wholly-owned subsidiaries (the "Company") design, manufacture, and sell process automation systems, integrating electro-optical inspection and sorting, specialized conveying and product preparation equipment. The consolidated financial statements include the accounts of Key Technology, Inc. and its wholly-owned subsidiaries, Key Technology Holdings USA LLC, Advanced Machine Vision Corporation ("AMVC") and Key Technology FSC, Inc., a foreign sales corporation (FSC). Suplusco Holding B.V., a wholly-owned European subsidiary of Key Technology Holdings USA LLC includes the accounts of KEY/Superior B.V. AMVC includes the accounts of SRC Vision, Inc. and its wholly-owned European subsidiary, SRC Vision B.V., Ventek, Inc., ARC Netherlands B.V. (inactive) and Applied Laser Systems, Inc. (inactive). Farmco, Inc. and its sister company, Ro-Tech, Inc. (collectively, "Farmco") were merged into the accounts of Key Technology, Inc. All significant intercompany accounts and transactions have been eliminated.

       ACQUISITIONS - Effective June 1, 2000, the Company acquired all the outstanding stock of Farmco. The purchase price was $5,040,000. The Company financed the cash purchase price from cash on hand, short-term investments and existing lines of credits. The acquisition was accounted for as a purchase and Farmco's results of operations for the period subsequent to the acquisition have been included in the Company's Consolidated Statements of Earnings for the year ended September 30, 2000. On September 29, 2000 these legal entities were statutorily dissolved and merged with the Company. The purchase price has been allocated to the assets and liabilities of Farmco based on their estimated fair values. Based on these estimates, the Company recorded approximately $1,950,000 million of goodwill in its consolidated balance sheet at September 30, 2000, which is being amortized on a straight-line basis over 15 years. Assets and liabilities acquired were as follows (in thousands):


Fair value of assets acquired:
       Tangible assets                                      $ 1,420
       Patents/developed technologies and goodwill            5,091
Cash paid for common stock, less cash acquired of $453       (4,587)
                                                            -------

         Liabilities assumed                                $ 1,924
                                                            =======


       The amortization period for patents/developed technologies is ten years. The product lines associated with theses assets are expected to continue to generate revenues for an extended period of time.

       Effective July 12, 2000, the Company acquired all the outstanding stock of AMVC. The Company financed the purchase of outstanding common stock and preferred stock by issuing $11,539,000 of Series B convertible preferred stock, $2,382,000 of Series C convertible preferred stock, $3,652,000 of warrants, and by paying cash of $11,621,000. The acquisition was accounted for as a purchase and AMVC's operations for the period subsequent to the acquisition have been included in the Company's consolidated statements of earnings for the year ended September 30, 2000. The purchase price has been allocated to the assets and liabilities of AMVC based on their estimated fair values. Based on these estimates, the Company recorded approximately $5,700,000 million of goodwill in its Consolidated Balance Sheet at September 30, 2000, which is being amortized on a straight-line basis over 15 years. Assets and liabilities acquired were as follows (in thousands):


Fair value of assets acquired:
       Tangible assets                                                          $17,086
       Patents/developed technologies, in-process research and development
         costs and goodwill                                                      23,519
       Deferred tax assets acquired                                               2,341
                                                                                -------

         Fair value of assets acquired                                           42,946

Less:
       Cash paid for stock, less cash acquired of $2,877                         11,621
       Mandatorily redeemable preferred stock issued (both Series B and
         Series C)                                                               13,921
       Warrants issued                                                            3,652
                                                                                -------

         Liabilities assumed                                                    $13,752
                                                                                =======


       The Company obtained independent appraisals of the fair market value of the intangible assets to be acquired. The Company identified eight significant categories of projects under development at the date of the acquisition which had not been proven technologically feasible or had not generated revenue as of the date of the evaluation. These projects are expected to generate revenue in the near future. A one-time charge of $1.4 million associated with the write-off of acquired in-process research and development related to these projects was recorded upon closing of the transaction. The Company identified eleven product categories which were proven technologically feasible and are classified as patents/developed technologies. The amortization period for these assets is ten years. All other categories of intangible assets are also being amortized over a ten year life except for costs allocated to an assembled workforce which is being amortized over five years. The product lines associated with these assets are expected to continue to generate revenues for an extended period of time.

       Pro forma combined statements of operations data, presented as if the mergers had occurred on October 1 of each year are as follows (dollars in thousands, except per share data):

                                                               SEPTEMBER 30,
                                                               -------------
                                                            2000*          1999

Net sales                                                 $ 87,868       $ 96,482
Net earnings (loss)                                         (3,749)         1,227
Accretion of mandatorily redeemable preferred stock           (940)          (940)
Net earnings (loss) available to common shareholders        (4,689)           287
Pro forma net earnings (loss) per share                      (0.99)          0.06
Pro forma weighted average shares outstanding                4,723          4,707


* Pro forma results for 2000 include the $1.4 million charge for in-process research and development resulting from the acquisition of AMVC.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       REVENUE RECOGNITION - Sales revenue net of allowances is generally recognized at the time equipment is shipped to customers or when title passes or in the case of trial units, upon the customers' acceptance of the product. Revenue from maintenance and support contracts is recognized ratably over the period the service is provided. Revenue from other service contracts is recognized at the time the service is provided. Upon receipt of an order, the Company generally receives a deposit which is recorded as customers' deposits. The Company makes periodic evaluations of the creditworthiness of its customers and generally does not require collateral. An allowance for credit losses is provided based upon historical experience and anticipated losses.

       CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS - The Company considers all highly liquid investments with original maturities of 90 days or less at date of acquisition to be cash equivalents. The Company invests from time-to-time in short-term investments which consist primarily of bankers acceptances and commercial paper with original maturities of greater than 90 days and less than one year. These short-term investments are typically held to maturity and the carrying value approximates fair value.

       INVENTORIES are stated at the lower of cost (first-in, first-out method) or market.

       PROPERTY, PLANT, AND EQUIPMENT are recorded at cost and depreciated over estimated useful lives on the straight-line method. The range in lives for the assets is as follows:

                                                               YEARS

       Buildings and improvements                             7 to 40
       Manufacturing equipment                                5 to 10
       Office equipment, furniture, and fixtures              3 to 7


       GOODWILL AND OTHER INTANGIBLES - Goodwill is amortized over the estimated useful lives of the related goodwill or 15 years, whichever is shorter. Patent costs are amortized over the estimated useful lives of the related patents or 17 years, whichever is shorter. Management periodically evaluates the recoverability of goodwill and other intangibles based upon current and anticipated net income and undiscounted future cash flows. Amortization of goodwill and other intangibles was $914,000, $237,000, and $237,000 for the years ended September 30, 2000, 1999, and 1998, respectively.

       OTHER ASSETS - Other assets include approximately $280,000 of a note receivable due from a director of the Company at September 30, 2000.

       ACCRUED CUSTOMER SUPPORT AND WARRANTY COSTS - The Company provides customer support services consisting of installation and training to its customers. The Company also provides a warranty on its products for one to two years following the date of shipment. Management establishes a reserve for customer support and warranty costs based upon the types of products shipped, customer support and product warranty experience and estimates such costs for related new products where experience is not available. The provision of customer support and warranty costs is charged to cost of sales at the time such costs are known or estimable.

       INCOME TAXES - Deferred income taxes are provided for the effects of temporary differences arising from differences in the reporting of revenues and expenses for financial statement and income tax purposes under the asset and liability method using currently enacted tax rates.

       FOREIGN CURRENCY TRANSLATION - Assets and liabilities denominated in a foreign currency are translated to U.S. dollars at the exchange rate on the balance sheet date. Translation adjustments are shown separately in shareholders' equity. Revenues, costs, and expenses are translated using an average rate. Realized and unrealized foreign currency transaction gains and losses are included in the consolidated statement of earnings.

       IMPAIRMENT OF LONG-LIVED ASSETS - The Company evaluates its long-lived assets for financial impairments and will continue to evaluate them if events or changes in circumstance indicate the carrying amount of such assets may not be fully recoverable.

       ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       FINANCIAL INSTRUMENTS - Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the estimated fair value of financial instruments. The carrying value of the Company's cash and cash equivalents, short-term investments, accounts and notes receivable, trade payables, and other accrued liabilities approximates their estimated fair values due to the short maturities of those instruments.

       EARNINGS PER SHARE - Basic earnings (loss) per share ("EPS") has been computed by dividing net earnings (loss) available to common shareholders by the weighted average number of shares outstanding during each period. Diluted EPS has been computed by dividing net earnings (loss) available to common shareholders by the weighted average common stock and common stock equivalent shares outstanding during each period using the treasury stock method for employee stock option plans and warrants, and the if-converted method for mandatorily redeemable preferred stock, if the common equivalent shares were not anti-dilutive. In the current year, all common stock equivalents were anti-dilutive. Net earnings (loss) for the calculation of both basic and diluted EPS is the same for each period presented. The calculation of the weighted average outstanding shares is as follows (in thousands):


                                                    2000       1999       1998
Weighted average shares outstanding - basic        4,723      4,707      4,692
Common stock options and warrants                     --          4         29
                                                   -----      -----      -----
Weighted average shares outstanding - diluted      4,723      4,711      4,721
                                                   =====      =====      =====


       Options to purchase 724,833 shares of common stock were outstanding as of September 30, 2000, but were not included in the computation of diluted EPS for the year then ended because the options were antidilutive. These options expire on dates beginning May 2003 through February 2010. For the years ended September 30, 1999 and 1998, options for 509,183 and 467,250 shares, respectively, of common stock were not included in the computation of diluted EPS because the options' exercise prices were greater than the average market price of the common stock. Common equivalent shares of 1,091,543 and 294,551 from assumed conversion of mandatorily redeemable preferred stock and warrants, respectively, were not included in the computation of diluted EPS due to antidilution.

       FUTURE ACCOUNTING CHANGES - In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The implementation of this statement has been postponed by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133. SFAS No. 137 has postponed implementation of SFAS No. 133 until fiscal year ending September 30, 2001. Currently, this statement is not applicable under the Company's current operating condition.

       In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements, which, as amended, the Company is required to implement beginning June 1, 2001. This statement emphasizes that revenue cannot be recognized until realized or realizable. Management believes this statement will have an immaterial affect on the financial statements.

3.     TRADE ACCOUNTS AND NOTES RECEIVABLE

       Trade accounts and notes receivable consist of the following (in thousands):


                                                                     SEPTEMBER 30,
                                                                     -------------
                                                                 2000             1999
Trade accounts and notes receivable                           $    9,847       $   11,098
Allowance for doubtful accounts                                     (421)            (336)
                                                              ----------       ----------

Total trade accounts and notes receivable, net                $    9,426       $   10,762
                                                              ==========       ==========

4.     INVENTORIES

       Inventories consist of the following (in thousands):


                                                                    SEPTEMBER 30,
                                                                    -------------
                                                                 2000             1999
Purchased components and raw materials                        $    7,964       $    6,202
Sub-assemblies                                                     2,941            1,851
Work-in-process                                                    4,343            3,481
Finished goods                                                     6,763            3,084
                                                              ----------       ----------

                           Total inventories                  $   22,011       $   14,618
                                                              ==========       ==========

5.     PROPERTY, PLANT, AND EQUIPMENT

       Property, plant, and equipment consist of the following (in thousands):


                                                                     SEPTEMBER 30,
                                                                     -------------
                                                                 2000             1999
Land                                                          $    1,768       $      230
Buildings and improvements                                         7,364            3,233
Manufacturing equipment                                           11,213            9,223
Office equipment, furniture, and fixtures                         11,657            8,012
Equipment purchases in process                                       433              106
                                                              ----------       ----------

                                                                  32,435           20,804
Accumulated depreciation                                         (18,651)         (12,222)
                                                              ----------       ----------

      Total property, plant, and equipment - net              $   13,784       $    8,582
                                                              ==========       ==========


6.     FINANCING AGREEMENTS

       The Company has a domestic credit accommodation with a commercial bank which provides for an unsecured operating line up to $4,500,000 and revolving credit loans of up to $18,150,000. The authorized borrowing limits of the revolving credit loans were reduced by a total of $250,000 on September 30, 2000 and will reduce by a total of $500,000 each quarter thereafter beginning December 31, 2000. The unsecured operating line expires February 1, 2001. The credit facilities carry interest rates based upon either the lender's prime rate less certain basis points, the Federal Funds Borrowing Rate plus certain basis points or the LIBOR rate plus certain basis points. The spread is determined by the performance of the Company as reviewed quarterly by the lender. The selection of the interest rate can be changed from time-to-time by the Company. At September 30, 2000 the Company used the Federal Funds Borrowing Rate which was 8.0% for the operating line and 8.1% for the revolving credit loans.

       The Company also maintains a credit facility with a Dutch bank which provides for operating lines of credit up to 1.5 million guilders or approximately $600,000 at an interest rate of 7.00%. Collateral for this credit facility is certain receivables and inventories of the Company's Dutch subsidiaries and a guarantee provided by the Company. At September 30, 2000 and 1999, there were no borrowings outstanding.

       Long-term debt consists of the following (in thousands):

                                                                                              SEPTEMBER 30,
                                                                                              -------------
                                                                                           2000             1999
Revolving credit agreement, variable interest rate, due in quarterly installments
  until May 2007, secured by business personal property                                 $   10,000       $       --

Revolving credit agreement, variable interest rate through July 2008, secured by
  business personal property                                                                 8,150               --

Mortgage note payable, interest of 8.3%, due in monthly principal and interest installments through May 2008, secured by specific property, plant, and
  equipment                                                                                  2,905               --

Notes payable, interest rate of 11.25%, due in quarterly interest installments
  through April 2001.  The principal amount is payable in April 2001                           900               --

Note payable, interest rate of 6%, due in quarterly principal and interest
  installments through October 2006, secured by certain land and buildings                     400              563

Note payable to Veneer Technology, Inc. (which is owned by a director and certain
  employees of the Company) interest of 6.75%, due in July 2001                                250               --

Note payable, interest rate of 5.625%, due in quarterly principal and interest
  installments through October 2001, secured by receivables                                    100              218

Unsecured borrowing through assignment of lease with limited recourse through July
  2001                                                                                          --              222

Capital leases, interest rates between 6% and 11%, due in principal and interest
  installments through June 2003, secured by certain office equipment                          225               23

                                                                                        ----------       ----------
                                                                                            22,930            1,026
Current portion                                                                             (3,447)            (304)
                                                                                        ----------       ----------
           Total long-term debt                                                         $   19,483       $      722
                                                                                        ==========       ==========

       Principal payments on long-term debt are as follows (in thousands):


             YEAR ENDING
             SEPTEMBER 30,
             -------------
                  2001                                  $ 3,447
                  2002                                    2,231
                  2003                                    2,137
                  2004                                    2,123
                  2005                                    2,128
                  Thereafter                             10,864
                                                        -------

                                    Total               $22,930
                                                        ========


       Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of long-term debt at September 30, 2000 approximates carrying value.

       The domestic credit accommodation and the mortgage note payable contain covenants which require certain levels of tangible equity, working capital, ratios of current assets to current liabilities, or debt to equity. The Company was not in compliance with certain covenants at September 30, 2000. The Company has obtained temporary waivers of these covenants.

7.     LEASES

       The Company has agreements with the Port of Walla Walla to lease two operating facilities which expire in 2010. The Company currently has the option to purchase the land and plant under one of the agreements. The purchase price is determined by reducing the original plant construction costs of approximately $8,800,000 by one thirty-fifth for each lease year prior to the exercise of the option and adding $600,000 for the land, subject to further reductions if exercised after the fifteenth year of the lease. The Company has also leased two operating facilities in Oregon which expire in 2002 and 2003. One of the facilities is owned by a current employee of the Company. The Company has leased an operating facility in The Netherlands, which expires in 2008.

       Rental expense is recognized on a straight-line basis over the term of the lease. Rental expense for the Company's operating leases referred to above was $1,178,000 for the year ended September 30, 2000, $1,133,000 for the year ended September 30, 1999, and $1,061,000 for the year ended September 30, 1998. The following is a schedule of future minimum rental payments required under the operating leases and future rental expense (in thousands):


   YEAR ENDING                                           RENTAL            RENTAL
  SEPTEMBER 30,                                         PAYMENTS           EXPENSE
  -------------                                         ---------         ---------
       2001                                             $  1,254          $  1,280
       2002                                                1,245             1,260
       2003                                                1,169             1,161
       2004                                                1,115             1,080
       2005                                                1,141             1,080
       Thereafter                                          5,502             5,084
                                                        --------          ---------

                               Total                    $ 11,426          $ 10,945
                                                        ========          =========

8.     MANDATORILY REDEEMABLE PREFERRED STOCK AND WARRANTS

       The Company issued 1,340,366 and 119,106 shares of Series B convertible preferred stock and Series C convertible preferred stock ("Series B" and "Series C", respectively) at a price of $8.60 and $20.00 per share, respectively, in conjunction with the acquisition of AMVC (see Note 1). Both Series are convertible at the option of the holder at any time, unless previously redeemed, or by the Company upon a merger, consolidation, share exchange or sale of substantially all of its assets. The Series B, par value of $0.01 per share, may be converted into 2/3 of a share of common stock. The Series C, par value $0.01 per share, may be converted into 1 2/3 shares of common stock. If not converted to common stock, the Company must redeem the Series B and the Series C for $10.00 and $20.00 per share, respectively, on July 12, 2005. The Series B is being accreted from its issue price to its scheduled redemption price using the effective interest method. The holders of Series B may require the Company to repurchase any or all of their shares at any time after July 12, 2002 at the redemption price of $10.00. The holders of Series C may require the Company to repurchase any or all of their shares at any time at a redemption price of $20.00.

       The holders of Series B and Series C are entitled to vote on all matters based on the number of whole shares of common stock into which the holder's stock could be converted. Neither series is entitled to any dividends. In the event of any liquidation, dissolution or winding up of the Company's business, the holders of Series B and Series C would be entitled to a payment of $10.00 and $20.00 per share, respectively, before any mount is distributed to holders of common stock. If the assets were insufficient to permit this payment to the holders of Series B and Series C, the entire assets available for distribution to holders of capital stock would be distributed ratably among the holders of Series B and Series C.

       Also, the Company issued 365,222 warrants at a fair market value of $10.00 per warrant in conjunction with the issuance of the convertible preferred stock. Each warrant entitles its holder to purchase at any time for a period of five years one share of common stock at $15.00 per share, subject to certain adjustments. The warrants permit the holder to engage in a net exercise of the warrants if the fair market value of one share of common stock is greater than $15.00 per share on the date of exercise. Prior to the expiration date of the warrant, the holder may require the Company to redeem the warrant for cash at a price equal to $10.00 for each whole share of common stock that may be purchased under the warrant. The warrant holder does not have the right to vote or participate in any other matters as a shareholder.

       The Series C shareholder held an option to purchase shares of AMVC common stock at the date of its acquisition by the Company. This option was converted upon the closing of the merger into an option expiring on October 14, 2003 to purchase 210,000 shares of the Company's Series B convertible preferred stock and warrants to purchase 52,500 shares of the Company's common stock for $2,520,000. The Company's warrants issuable in connection with the exercise of this option are identical to the warrants discussed above.

9.     INCOME TAXES

       The provision (benefit) for income taxes consists of the following (in thousands):


                                                       YEAR ENDED SEPTEMBER 30,
                                                       ------------------------
                                                  2000          1999          1998
Current:
         Federal                                 $  (850)      $ 1,520       $   415
         State                                       (43)          142            42
                                                 -------       -------       -------

                                                    (893)        1,662           457
                                                 -------       -------       -------

Deferred:
         Federal                                     490           (32)            8
         State                                        28             2            (1)
                                                 -------       -------       -------

                                                     518           (30)            7
                                                 -------       -------       -------

         Total income tax expense (benefit)      $  (375)      $ 1,632       $   464
                                                 =======       =======       =======


       The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows (in thousands):


                                                   SEPTEMBER 30,
                                                   -------------
                                                2000          1999
Deferred tax asset:
         Reserves and accruals                 $ 1,807       $ 1,347
         NOL carryforward                        6,301            --
         Translation adjustment to equity          636           239
Deferred tax liability:
         Accumulated depreciation                 (148)         (270)
         Intangible assets                      (6,183)           73
                                               -------       -------

                  Net deferred tax asset       $ 2,413       $ 1,389
                                               =======       =======



Deferred tax:
         Current asset                         $ 1,699       $ 1,182
         Long-term asset                         1,237           207
         Long-term liability                      (523)           --
                                               -------       -------

                  Net deferred tax asset       $ 2,413       $ 1,389
                                               =======       =======

Income tax expense (benefit) is computed at rates different than statutory rates. The reconciliation between effective and statutory rates is as follows:


                                                              YEAR ENDED SEPTEMBER 30,
                                                              ------------------------
                                                           2000          1999          1998
Statutory rates                                            (34.0)%        34.0%         34.0%
Increase (reduction) in income taxes resulting from:
           FSC commissions                                 (15.1)         (5.0)         (6.8)
           FSC tax                                           5.2           1.7           2.4
           R&D credit                                       (8.2)           --            --
  State income taxes, net of federal benefit                (1.3)          1.8           1.9
           Other permanent differences                      10.3           0.8           2.5
           Other                                           (10.1)         (1.7)         (0.5)
                                                          ------        ------        ------

                Income tax combined effective rate         (53.0)%        31.6%         33.5%
                                                          ======        ======        ======

10.    SHAREHOLDERS' EQUITY

       EMPLOYEE STOCK PURCHASE PLAN The Company has an Employee Stock Purchase Plan (the "Plan"). Most employees are eligible to participate in the Plan. Shares are not available to employees who already own 5% or more of the Company's stock. Employees can withhold, by payroll deductions, up to 5% of their regular compensation to purchase shares. The purchase price is 85% of the fair market value of the common stock on the purchase date. There were 500,000 shares reserved for purchase under the Plan. During the years ended September 30, 2000, 1999, and 1998, the Company issued 8,065, 12,393, and 10,581, respectively, under the Plan.

       EMPLOYEES' STOCK OPTION PLAN - Under the 1996 Employees' Stock Option Plan (the "1996 Plan"), eligible employees may receive either incentive stock options or nonstatutory stock options and such options may be exercised only after an employee has remained in continuous employment for one year after the date of grant. Thereafter, the options become exercisable as stipulated by the individual option agreements, generally 25% per year on the anniversary date of the grant. The option price is determined to be fair market value at date of grant. The following table summarizes activity under this Plan:


                                                 OUTSTANDING OPTIONS
                                                 -------------------
                                                              WEIGHTED
                                              NUMBER          AVERAGE
                                                OF           SHARES PER
                                              PRICE            SHARE
       Balance at September 30, 1997           463,333       $    16.31
                  Options granted              156,200       $    11.77
                  Options exercised             (6,475)      $     7.79
                  Options forfeited            (10,275)      $    17.92
                                            ----------

       Balance at September 30, 1998           602,783       $    15.19
                  Options granted               45,000       $     8.23
                  Options exercised               (100)      $     7.00
                  Options forfeited            (91,700)      $    16.09
                                            ----------

       Balance at September 30, 1999           555,983       $    14.48
                  Options granted              298,250       $     8.84
                  Options exercised            (11,500)      $     7.00
                  Options forfeited           (117,900)      $    14.96
                                            ----------

       Balance at September 30, 2000           724,833       $    12.20
                                            ==========

       At September 30, 2000, the total number of shares reserved for option exercises was 1,187,483, of which 462,650 were available for grant. At September 30, 2000, options for 326,418 shares were exercisable at prices from $7.00 to $23.25 per share. At September 30, 1999, the total number of shares reserved for option exercises was 698,983, of which 143,000 were available for grant. At September 30, 1999, options for 320,780 shares were exercisable at prices from $7.00 to $23.25 per share. At September 30, 1998, the total number of shares reserved for option exercises was 699,083, of which 96,300 were available for grant. At September 30, 1998, options for 240,568 shares were exercisable at prices from $7.00 to $23.25 per share.

       During 1995, FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which defines a fair value based method of accounting for employee stock options and similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"). Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 has been adopted.

       The Company has elected to account for its stock-based compensation plans under APB 25. The Company has computed, for pro forma disclosure purposes, the value of all stock and stock options granted under the Employee Stock Purchase Plan and the 1996 Employees' Stock Option Plan during 2000, 1999, and 1998 using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following weighted average assumptions for the years ended September 30, 2000, 1999, and 1998:


                                                                2000          1999           1998

         Risk-free interest rate                                   6.2%         5.0%          5.0%
         Expected dividend yield                                     0%           0%            0%
         Expected lives                                      5.5 years      6 years       6 years
         Expected volatility                                        66%          66%           62%


       Using the Black-Scholes methodology, the total value of stock options granted during 2000, 1999, and 1998 was $1,598,000, 225,000, and $1,097,000,
respectively, which would be amortized on a pro forma basis over the vesting period of the options (typically five years). The weighted average fair value of options granted under the 1996 Employees' Stock Option Plan during 2000, 1999, and 1998 was $5.60 per share, $5.28 per share, and $7.27 per share, respectively.

       The total compensatory value of stock purchased under the Employee Stock Purchase Plan during 2000, 1999, and 1998 was $11,000, $13,000, and $15,000,
respectively. The weighted average fair value of the stock purchased during 2000, 1999, and 1998 was $1.34 per share, $1.08 per share, and $1.42 per share, respectively.

       If the Company had accounted for its 1996 Plan and Employee Stock Purchase Plan in accordance with SFAS No. 123, the Company's net earnings and earnings per share would approximate the pro forma disclosures below (in thousands, except per share amounts):


                                      YEAR ENDED                     YEAR ENDED                   YEAR ENDED
                                  SEPTEMBER 30, 2000             SEPTEMBER 30, 1999           SEPTEMBER 30, 1998
                               --------------------------     -------------------------    --------------------------
                               AS REPORTED   PRO FORMA        AS REPORTED   PRO FORMA       AS REPORTED   PRO FORMA
Net earnings (loss)            $    (333)    $  (1,083)        $   3,529    $   2,633        $     925    $     186
Earnings (loss) per-share
basic and diluted              $   (0.12)    $   (0.28)        $    0.75    $    0.56        $    0.20    $    0.04


       The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to October 1, 1995, and additional awards are anticipated in future years.

       The following table summarizes information about stock options outstanding at September 30, 2000:



                                            OPTIONS OUTSTANDING                                          OPTIONS EXERCISABLE
               ---------------------------------------------------------------------------         ------------------------------
                                                               WEIGHTED
                                                                AVERAGE          WEIGHTED                               WEIGHTED
                  RANGE OF                                      REMAINING        AVERAGE            NUMBER OF            AVERAGE
                  EXERCISE                  NUMBER             CONTRACTUAL       EXERCISE            SHARES             EXERCISE
                   PRICES                 OUTSTANDING           LIFE (YEARS)       PRICE           EXERCISABLE            PRICE
               $ 7.00 - $10.00              399,483                  5.0           $ 8.68              80,733             $  8.20
               $10.01 - $15.00              129,100                  7.3            11.70              72,050               11.64
               $15.01 - $20.00              105,450                  6.5            17.21              82,835               17.23
               $20.01 - $23.25               90,800                  5.6            22.57              90,800               22.57
               ---------------              -------                  ---           ------             -------             -------

               $ 7.00 - $23.25              724,833                  5.7           $12.20             326,418             $ 15.25
               ===============              =======                  ===           ======             =======             =======

11.    EMPLOYEE BENEFIT PLANS

       The Company has a 401(k) profit sharing plan which covers substantially all employees. The Company is required to match 50% of employee contributions up to 2% of each participating employee's compensation. The Company contributed $257,000, $200,000, and $222,000 in matching funds to the plan for the years ended September 30, 2000, 1999, and 1998, respectively.

       The 401(k) plan also permits the Company to make discretionary profit sharing contributions to all employees. Discretionary profit sharing contributions are determined annually by the Board of Directors. Profit sharing plan expense was zero, $506,000, and zero for the years ended September 30, 2000, 1999, and 1998, respectively.

       The Company had a phantom stock plan for certain key employees and the Company's estimated purchase price of the phantom stock units was included in other liabilities. No additional awards of phantom stock units could occur and final settlement occurred in fiscal 1998. The Company paid zero, zero, and $46,000 in settlement of certain phantom stock unit awards during the years ended September 30, 2000, 1999, and 1998, respectively.

12.    SEGMENT INFORMATION

       The Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, as of the fiscal year ended September 30, 1999. The Company's business units serve customers in its primary market - the food processing and agricultural products industry - through common sales and distribution channels. Therefore, the Company reports on one segment. The following is information about products and services (in thousands).


                                                       YEAR ENDED SEPTEMBER 30,
                                                       ------------------------
                                                   2000         1999         1998
Net sales by product category:
      Automated inspection systems                $25,166      $22,342      $21,388
      Specialized conveying systems                23,630       28,422       21,807
      Process and preparation systems               2,784        5,528        1,687
      Parts and service/contracts                  16,054       11,736        8,251
                                                  -------      -------      -------

         Total net sales by product category      $67,634      $68,028      $53,133
                                                  =======      =======      =======


       The following is information about geographic areas:


                                           YEAR ENDED SEPTEMBER 30,
                                           ------------------------
                                       2000         1999         1998
Net sales:
      Domestic                        $40,264      $37,026      $33,306
      International                    27,370       31,002       19,827
                                      -------      -------      -------

         Total net sales              $67,634      $68,028      $53,133
                                      =======      =======      =======

Long-lived assets:
      Domestic                        $38,306      $ 6,192      $ 6,852
      International                     3,332        4,007        4,599
                                      -------      -------      -------

         Total long-lived assets      $41,638      $10,199      $11,451
                                      =======      =======      =======

       During 2000, net sales to one major customer amounted to approximately 14% of total net sales. During 1999, net sales to one major customer amounted to approximately 11% of total net sales. No single customer accounted for more than 10% of net sales during the year ended September 30, 1998.

       No single geographic location accounted for more than 10% of net sales during 2000. During 1999, net sales to various customers in Canada accounted for approximately 11% of total net sales. During 1998, net sales to various customers in The Netherlands accounted for approximately 11% of total net sales. Location of the customer is the basis for identification of net sales.

       International long-lived assets are located in The Netherlands.

13.    ROYALTY INCOME

       As part of a settlement agreement entered into during 1997, the Company may receive royalty payments through 2001 related to the sale of certain equipment to a selected market. The payment may be reduced by a percentage of the purchases of equipment from the Company by the other party. The Company recognized royalty income from this agreement of $71,000, $26,000, and $7,000 during the years ended September 30, 2000, 1999, and 1998, respectively.

                                   * * * * * *

                               SUPPLEMENTARY DATA


QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

       The following is a summary of operating results by quarter for the years ended September 30, 2000 and 1999 (in thousands, except per share data):



        2000 QUARTER ENDED                 DECEMBER 31,         MARCH 31,          JUNE 30,         SEPTEMBER 30,       TOTAL
Net sales                                  $      15,079      $      17,081      $      16,819      $      18,655   $      67,634
Gross profit                                       5,431              6,444              6,923              7,032          25,830
Net earnings (loss)                                   90                834              1,196             (2,453)           (333)
Net earnings (loss) per share - basic
  and diluted                                       0.02               0.18               0.25              (0.57)          (0.12)



        1999 QUARTER ENDED                 DECEMBER 31,         MARCH 31,          JUNE 30,         SEPTEMBER 30,       TOTAL
Net sales                                  $      14,819      $      15,676      $      15,836      $      21,697   $      68,028
Gross profit                                       5,390              5,752              6,874              7,731          25,747
Net earnings                                         424                547              1,196              1,362           3,529
Net earnings per share - basic and
  diluted                                           0.09               0.12               0.25               0.29            0.75

KEY TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2000 AND SEPTEMBER 30, 2000

--------------------------------------------------------------------------------


                                                                    December 31,       September 30,
                                                                        2000                2000
                                                                   --------------      --------------
                                                                   (in thousands)

                              Assets
Current assets:
   Cash and cash equivalents                                       $        1,733      $        6,427
   Short-term investments                                                     108                 108
   Trade accounts receivable, net                                          11,651               9,426
   Inventories:
         Raw materials                                                      8,100               7,964
         Work-in-process and sub-assemblies                                 7,239               7,284
         Finished goods                                                     5,648               6,763
                                                                   --------------      --------------
                 Total inventories                                         20,987              22,011
   Other current assets                                                     4,186               4,071
                                                                   --------------      --------------
Total current assets                                                       38,665              42,043
Property, plant and equipment, net                                         13,224              13,784
Deferred income taxes                                                       1,448               1,237
Intangibles and other assets, net                                          27,342              28,353
                                                                   --------------      --------------
        Total                                                      $       80,679      $       85,417
                                                                   ==============      ==============

               Liabilities and Shareholders' Equity

Current liabilities:
   Accounts payable                                                $        4,724      $        3,843
   Accrued payroll liabilities and commissions                              3,591               3,972
   Income tax payable                                                         613                 185
   Other accrued liabilities                                                2,205               2,737
   Customers' deposits                                                      2,210               2,657
   Current potion of long-term debt                                         1,661               3,447
                                                                   --------------      --------------
Total current liabilities                                                  15,004              16,841
Long-term debt                                                             18,170              19,483
Deferred income taxes                                                         507                 523
Manditorily redeemable preferred stock and warrants                        15,876              17,105
Total shareholders' equity                                                 31,122              31,465
                                                                   --------------      --------------
        Total                                                      $       80,679      $       85,417
                                                                   ==============      ==============


       See notes to condensed unaudited consolidated financial statements.

KEY TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
FOR THE THREE MONTHS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


                                                                    2000                1999
                                                                 ----------          ----------
                                                             (in thousands, except per share data)
Net sales                                                        $   20,304          $   15,079

Cost of sales                                                        12,287               9,648
                                                                 ----------          ----------
Gross profit                                                          8,017               5,431

Operating expenses:

   Selling                                                            3,775               2,948

   Research and development                                           1,664               1,193

   General and administrative                                         2,162               1,235

   Amortization of intangibles                                          715                  56
                                                                 ----------          ----------
Total operating expenses                                              8,316               5,432
                                                                 ----------          ----------
Loss from operations                                                   (299)                 (1)

Other income (expense)                                                 (142)                135
                                                                 ----------          ----------
Earnings (loss) before income taxes                                    (441)                134

Income tax expense (benefit)                                           (151)                 44
                                                                 ----------          ----------
Net earnings (loss)                                                    (290)                 90

Accretion of mandatorily redeemable preferred securities               (235)                 --
                                                                 ----------          ----------
Net earnings (loss) available to common shareholders             $     (525)         $       90
                                                                 ==========          ==========
Net earnings (loss) per common share - basic                     $     (.11)         $      .02
                                                                 ==========          ==========
Net earnings (loss) per common share - diluted                   $     (.11)         $      .02
                                                                 ==========          ==========

Shares used in per share calculation - basic                          4,734               4,714
                                                                 ==========          ==========
Shares used in per share calculation - diluted                        4,734               4,717
                                                                 ==========          ==========

       See notes to condensed unaudited consolidated financial statements.

KEY TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2000 AND 1999
--------------------------------------------------------------------------------


                                                                          2000                   1999
                                                                      -------------          -------------
                                                                      (in thousands)

Net cash provided by operating activities                             $         132          $       3,177

Cash flows from investing activities:
     Purchase of short-term investments                                          --                   (512)
     Proceeds from sale of property                                             106                     --
     Additions to property, plant and equipment                                 (70)                  (250)
                                                                      -------------          -------------
          Net cash provided by (used in) investing activities                    36                   (762)
                                                                      -------------          -------------
Cash flows from financing activities:
     Repayment of long-term debt                                             (3,623)                   (73)
     Proceeds from issuance of common stock                                      23                     19
     Redemption of warrants                                                  (1,464)                    --
                                                                      -------------          -------------
          Net cash used in financing activities                              (5,064)                   (54)
                                                                      -------------          -------------
Effect of exchange rates on cash                                                202                    (47)

Net increase (decrease) in cash and cash equivalents                         (4,694)                 2,314

Cash and cash equivalents, beginning of the period                            6,427                  5,419
                                                                      -------------          -------------

Cash and cash equivalents, end of period                              $       1,733          $       7,733
                                                                      =============          =============
Supplemental information:
     Cash paid during the period for interest                         $         585          $          18
     Cash paid (refunded) during the period for income taxes                     (7)                   (84)
     Equipment obtained through lease financing                                 126                     --
     Accounts payable paid through lease financing                              366                     --



       See notes to condensed unaudited consolidated financial statements.

KEY TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1.   Condensed unaudited consolidated financial statements

     Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted from these condensed unaudited consolidated financial statements. These condensed unaudited consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-K for the fiscal year ended September 30, 2000. The results of operations for the three-month period ended December 31, 2000 are not necessarily indicative of the operating results for the full year.

     In the opinion of management, all adjustments, consisting only of normal recurring accruals, have been made to present fairly the Company's financial position at December 31, 2000 and the results of its operations and its cash flows for the three-month periods ended December 31, 2000 and 1999.

2.   Income taxes

     The provision for income taxes is based on the estimated effective income tax rate for the year.

3.   Comprehensive loss

     The Company's consolidated comprehensive loss was $132,000 and $108,000 for the three months ended December 31, 2000 and 1999, respectively. The differences between the net earnings (loss) reported in the consolidated statement of earnings (loss) and the consolidated comprehensive net loss for the periods consisted of changes in foreign currency translation adjustments.

4.   Future accounting changes

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS NO. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133 has postponed the implementation of this statement until the Company's fiscal year ending September 30, 2001. Currently, this statement is not applicable to the Company.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which the Company is required to adopt by the fourth quarter of fiscal year 2001. The Company believes that the effect, if any, will not be material to the Company's consolidated financial position, results of operations or cash flows.

     In September 2000, the FASB Emerging Issues Taskforce released issue number 00-10, Accounting for Shipping and Handling Fees and Costs, which the Company is required to adopt by the fourth quarter of fiscal year 2001. The Company believes the effect, if any, will not be material to the Company's consolidated financial position, results of operations or cash flows.

5.   Use of estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                   * * * * * *

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Advanced Machine Vision Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of mandatorily redeemable preferred stock and non-redeemable shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Advanced Machine Vision Corporation and its subsidiaries (the "Company") at December 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       As discussed more fully in Note 1, the Company has restated its 1998 financial statements to account for a redemption feature included in the October 1998 Preferred Stock Agreement with FMC Corporation. The carrying value of the Preferred Stock of $2,579,000, which was previously presented as a component of stockholders' equity, has been reclassified as mandatorily redeemable preferred stock, outside of shareholders' equity, at December 31, 1998. The restatement of the 1998 financial statements had no effect on the Company's net income, total assets or total liabilities.

/s/ PRICEWATERHOUSECOOPERS LLP
-----------------------------------
PricewaterhouseCoopers LLP
Portland, Oregon
February 29, 2000

                      ADVANCED MACHINE VISION CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS, EXCEPT SHARES)

                                                                               DECEMBER 31, 1999
                                                                               ------------------
ASSETS
Current assets:
  Cash and cash equivalents .................................................      $  5,889
  Accounts receivable, net of allowance for doubtful
     accounts of $205,000 ...................................................         1,601
  Inventories (Note 2) ......................................................         8,399
  Prepaid expenses ..........................................................           206
  Current deferred tax asset (Note 7) .......................................           870
                                                                                   --------
       Total current assets .................................................        16,965
Property, plant and equipment -- net (Notes 3 and 6) ........................         4,860
Intangible assets, net (Note 4) .............................................         4,175
Deferred tax asset (Note 7) .................................................         1,230
Other assets ................................................................           790
                                                                                   --------
                                                                                   $ 28,020
                                                                                   ========
LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK
AND NON-REDEEMABLE SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable ..........................................................      $    937
  Short-term borrowings (Note 6) ............................................         2,000
  Accrued liabilities (Notes 5 and 9) .......................................           388
  Customer deposits .........................................................         1,569
  Accrued payroll ...........................................................           714
  Warranty reserve ..........................................................           373
  Current portion of notes payable (Note 6) .................................            43
                                                                                   --------
       Total current liabilities ............................................         6,024
                                                                                   --------
Notes payable to related parties, less current portion
  (Note 6) ..................................................................         2,500
Notes payable, less current portion (Note 6) ................................         3,794
                                                                                   --------
       Total notes payable ..................................................         6,294
                                                                                   --------
Commitments and contingencies (Note 9) ......................................
Mandatorily redeemable preferred stock (Note 10):
  Series B -- No par value; 119,106 shares authorized and
     outstanding (aggregate liquidation preference of
     $2,620,000) ............................................................         2,579
                                                                                   --------
Non-redeemable shareholders' equity (Notes 8 and 10):
  Common stock:
     Class A and B -- No par value; 63,000,000 shares
       authorized; 12,970,000 shares issued and
       outstanding ..........................................................        26,103
  Common stock warrants .....................................................            --
  Additional paid in capital ................................................         5,020
  Accumulated deficit .......................................................       (18,007)
  Accumulated other comprehensive income ....................................             7
                                                                                   --------
       Total non-redeemable shareholders' equity ............................        13,123
                                                                                   --------
                                                                                   $ 28,020
                                                                                   ========


          See Accompanying Notes to Consolidated Financial Statements.

                      ADVANCED MACHINE VISION CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                1999           1998
                                                              --------       --------
Net sales ..............................................      $ 24,312       $ 27,041
Cost of sales ..........................................        12,212         12,585
                                                              --------       --------
Gross profit ...........................................        12,100         14,456
                                                              --------       --------
Operating expenses:
  Selling and marketing ................................         5,948          4,762
  Research and development .............................         4,758          5,024
  General and administrative ...........................         3,191          3,413
  Goodwill amortization ................................           720            695
                                                              --------       --------
                                                                14,617         13,894
                                                              --------       --------
Income (loss) before other income and expense ..........        (2,517)           562
Other income and expense:
  Gain on sale of Pulsarr ..............................            --             --
  Investment and other income ..........................           191            286
  Interest expense .....................................          (569)          (689)
                                                              --------       --------
Income (loss) before income taxes ......................        (2,895)           159
Provision for (benefit from) income taxes (Note 7) .....            --         (2,083)
                                                              --------       --------
Net income (loss) ......................................      $ (2,895)      $  2,242
                                                              ========       ========
Earnings (loss) per share (Note 10):
  Basic ................................................      $  (0.24)      $   0.21
  Diluted ..............................................      $  (0.24)      $   0.18
Shares used in per-share calculations:
  Basic ................................................        12,084         10,517
  Diluted ..............................................        12,084         14,735

See Accompanying Notes to Consolidated Financial Statements.

                       ADVANCED MACHINE VISION CORPORATION

        CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE PREFERRED STOCK
                     AND NON-REDEEMABLE SHAREHOLDERS' EQUITY
                   FOR THE THREE YEARS ENDED DECEMBER 31, 1999
                             (DOLLARS IN THOUSANDS)



                                        MANDATORILY REDEEMABLE
                                           PREFERRED STOCK           NON-REDEEMABLE SHAREHOLDER'S EQUITY
                                       ------------------------    ---------------------------------------
                                               SERIES B                   COMMON STOCK             COMMON
                                       ------------------------    ---------------------------     STOCK
                                         SHARES        AMOUNT        SHARES          AMOUNT       WARRANTS
                                       ----------    ----------    -----------    ------------    --------
Balance, December 31, 1997...........          --            --     10,679,000          24,285       2,197
Expiration of warrants...............          --            --             --              --      (2,087)
Exercise of options..................          --            --          8,000               8          --
Issuance of restricted stock.........          --            --         33,000              36          --
Issuance of mandatorily redeemable
  preferred stock....................     119,106         2,579             --              --          --
Translation adjustment...............          --            --             --              --          --
Net income...........................          --            --             --              --          --
                                          -------    ----------     ----------    ------------    --------
Balance, December 31, 1998...........     119,106         2,579     10,720,000          24,329         110
Comprehensive income 1998............
Conversion of note payable...........          --            --      1,800,000           1,774          --
Expiration of warrants...............          --            --             --              --        (110)
Issuance of restricted stock.........          --            --        450,000              --          --
Translation adjustment...............          --            --             --              --          --
Net (loss)...........................          --            --             --              --          --
                                          -------    ----------     ----------    ------------    --------
Balance, December 31, 1999...........     119,106    $    2,579     12,970,000    $     26,103    $     --
                                          =======    ==========     ==========    ============    ========
Comprehensive (loss) 1999............

(Continued)


                                          NON-REDEEMABLE SHAREHOLDER'S EQUITY
                                       -------------------------------------------
                                                                     ACCUMULATED
                                       ADDITIONAL                        OTHER
                                         PAID IN      ACCUMULATED    COMPREHENSIVE    COMPREHENSIVE
                                         CAPITAL        DEFICIT         INCOME           INCOME
                                       -----------    -----------    -------------    -------------
Balance, December 31, 1997...........        2,823        (17,354)           --

Expiration of warrants...............        2,087             --            --
Exercise of options..................           --             --            --
Issuance of restricted stock.........           --             --            --
Issuance of mandatorily redeemable
  preferred stock....................           --
Translation adjustment...............           --             --            30        $        30
Net income...........................           --          2,242            --              2,242
                                       -----------    -----------      --------        -----------
Balance, December 31, 1998...........        4,910        (15,112)           30
Comprehensive income 1998............                                                  $     2,272
                                                                                       ===========

Conversion of note payable...........           --             --            --
Expiration of warrants...............          110             --            --
Issuance of restricted stock.........           --             --            --
Translation adjustment...............           --             --           (23)       $       (23)
Net (loss)...........................           --         (2,895)           --             (2,895)
                                       -----------    -----------      --------        -----------
Balance, December 31, 1999...........  $     5,020    $   (18,007)     $      7
                                       ===========    ============     ========
Comprehensive (loss) 1999............                                                  $    (2,918)
                                                                                       ============


See Accompanying Notes to Consolidated Financial Statements.

(Concluded)

                      ADVANCED MACHINE VISION CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                               YEAR ENDED DECEMBER 31,
                                                             ---------------------------
                                                                1999             1998
                                                             ----------       ----------
Cash flows from operating activities:
  Net income (loss) ...................................      $   (2,895)      $    2,242
  Adjustments to reconcile net income (loss)
     to net cash provided by (used in)
     operating activities:
     Benefit from deferred income taxes ...............              --           (2,100)
     Gain on sale of Pulsarr ..........................              --               --
     Charge for deferred debt issuance
       costs ..........................................              --               --
     Depreciation and amortization ....................           1,550            1,610
     Changes in assets and liabilities (net of
       amounts purchased/sold in
       acquisition/divesture):
       Accounts receivable ............................           2,472           (1,363)
       Inventories ....................................          (1,020)          (2,199)
       Prepaid expenses and other assets ..............             699             (760)
       Accounts payable, accrued liabilities,
          customer deposits, accrued payroll
          and warranty reserve ........................            (113)            (539)
                                                             ----------       ----------
       Net cash provided by (used in)
          operating activities ........................             693           (3,109)
                                                             ----------       ----------
Cash used in investing activities:
  Proceeds from sale of Pulsarr .......................              --               --
  Purchases of property and equipment .................            (438)          (1,383)
                                                             ----------       ----------
       Net cash used in investing activities ..........            (438)          (1,383)
                                                             ----------       ----------
Cash provided by financing
  activities:
  Proceeds from line of credit
     borrowings .......................................           2,000               --
  Notes payable to bank and others -- net .............            (789)             283
  Proceeds from issuance of mandatorily
     redeemable preferred stock .......................              --            2,579
  Proceeds from exercise of stock options .............              --                8
  Repurchase of Common Stock and Warrants .............              --               --
                                                             ----------       ----------
       Net cash provided by
          financing activities ........................           1,211            2,870
                                                             ----------       ----------
Effect of exchange rate changes on cash ...............              --               --

Net increase (decrease) in cash .......................           1,466           (1,622)
Cash and cash equivalents, beginning of the
  period ..............................................           4,423            6,045
                                                             ----------       ----------
Cash and cash equivalents, end of the
  period ..............................................      $    5,889       $    4,423
                                                             ==========       ==========
Supplemental disclosures of cash flow information:
  Cash paid for:
     Interest .........................................      $      532       $      583
     Income taxes .....................................      $       --       $       62
Supplemental disclosures of non-cash investing
  and financing activities:
  Conversion of debt, including accrued
     interest, to equity ..............................      $    1,774       $       --

See Accompanying Notes to Consolidated Financial Statements.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Advanced Machine Vision Corporation ("AMV" or the "Company") and its four wholly-owned subsidiaries: SRC VISION, Inc. and its wholly-owned SRC VISION BV subsidiary ("SRC"); Ventek, Inc. ("Ventek"); ARC Netherlands BV (inactive) and its respective wholly-owned subsidiary, Pulsarr Holding BV ("Pulsarr"), from its March 1, 1996 acquisition date to its May 6, 1997 disposition date (see Note 4); and Applied Laser Systems, Inc. (inactive).

     Through its subsidiaries, the Company designs, manufactures and markets computer-aided vision defect detection and sorting and defect removal equipment for use in a variety of applications, including food processing, wood products and recycling. The Company's systems combine optical and mechanical systems technologies to perform diverse scanning, analytical sensing, measuring and sorting applications on a variety of products such as food, wood and plastics. The Company sells its products throughout the world (see Note 11).

EFFECTS OF RESTATEMENT

     As described in Note 10, the Company issued 119,106 shares of Series B Preferred Stock ("Preferred Stock") to FMC Corporation in October 1998.

     The Preferred Stock is subject to redemption requirements that are outside the control of the Company under certain change-in-control circumstances as defined in the preferred stock purchase agreement. These circumstances include
(i) a sale of all or substantially all of the assets of the Company, (ii) a liquidation or dissolution of the Company, (iii) the consummation of any transaction resulting in a new "beneficial owner" of more than 37.5 percent of the Company's common stock, (iv) a change in the majority of the Company's board of directors, and (v) a combination or merger of the Company with or into a new entity in which the Company's common shareholders hold less than 80 percent of the surviving entity. Under such circumstances, the holders of Preferred Stock are entitled to receive, prior to and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount equal to the greater of (a) $22.00 per share or (b) the market value of the Company's common stock issuable upon conversation of such shares of Preferred Stock, calculated as the average of the closing price of the common stock for the forty-five consecutive trading days immediately preceding the date of repurchase.

     The Company has restated its 1998 financial statements to account for the redemption features of the Preferred Stock. The carrying value of the Preferred Stock of $2,579,000, which was previously presented as a component of shareholders' equity, has been reclassified as mandatorily redeemable, outside of shareholders' equity, at December 31, 1998.

     The restatement of the 1998 financial statements for the matter described above had no effect on the Company's net income, total assets or total liabilities.

     The following table sets forth the overall effect of the restatement on the Company's shareholders' equity.


                                                                    December 31,
                                                                        1998
                                                                    ------------
Shareholders' equity prior to restatement .........................  $16,846,000
Non-redeemable shareholders' equity after restatement .............  $14,267,000

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTING PERIOD

     The Company utilizes a 52- to 53-week fiscal year ending on the Sunday closest to the end of the fiscal period. Fiscal periods shown ended January 2, 2000 and January 3, 1999. In these financial statements, the fiscal periods are shown as December 31 for clarity of presentation.

CASH EQUIVALENTS

     For financial reporting purposes, cash equivalents consist primarily of money market instruments and bank certificates of deposit that have original maturities of three months or less.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of money market instruments and trade receivables. The Company invests its excess cash in money market instruments and certificates of deposit with high credit quality financial institutions, and by policy, limits the amount of credit exposure to any one issuer. Concentrations of credit risk with respect to trade receivables exist because the Company's subsidiaries rely heavily on a relatively small number of customers (see Note 11). The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses, to date, have been within management's expectations.

INVENTORIES

     Inventories are stated at the lower of cost or net realizable value, with cost determined principally by use of the first-in, first-out method.

PROPERTY, PLANT, AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation and amortization are computed by either the straight-line or an accelerated method over the estimated useful lives of the assets, which range from three to twenty years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations for the period. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized.

INTANGIBLE ASSETS

     Intangible assets primarily represent the excess of the purchase price of acquisitions over the fair value of net assets acquired ("goodwill"). The gross cost of intangible assets aggregated $7,536,000 as of December 31, 1999 and 1998. Intangible assets are being amortized on the straight-line basis over seven to fifteen years (see Note 4). Accumulated amortization aggregated $3,361,000 as of December 31, 1999. The Company assesses the recoverability of its intangible assets and to date has not had any significant impairments.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

LONG-LIVED ASSETS

     Statement of Financial Accounting Standard No. 121 (FAS 121), Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to Be Disposed Of, requires that long-lived assets and certain identifiable intangible assets to be held and used by a company be reviewed for impairment whenever events or changes in circumstances indicate that expected future cash flows (undiscounted and without interest charges) for individual subsidiaries may not be sufficient to support the recorded assets. If undiscounted cash flows are not sufficient to support the recorded assets, an impairment is recognized to reduce the carrying value of the assets based on expected discounted cash flows of the subsidiary.

REVENUE RECOGNITION

     The Company recognizes revenue upon shipment of products or, in the case of trial units, upon the customer's acceptance of the product. Customer deposits represent monies received in advance of shipment of products.

RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are expensed as incurred. Research and development expense is related to developing new products and to improving existing products or processes.

EARNINGS (LOSS) PER SHARE

     Earnings (loss) per share for 1999 and 1998 have been computed in accordance with Statement of Financial Accounting Standards No. 128 (FAS 128), "Earnings per Share."

CHANGES IN CLASSIFICATION

     Certain reclassifications have been made to the fiscal 1998 financial statements to conform with the financial statement presentation for fiscal 1999. Such reclassifications had no effect on the Company's results of operations or shareholders' equity.

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (FAS 109), Accounting for Income Taxes. FAS 109 requires the recognition of deferred tax assets and liabilities for the expected tax effects from differences between the financial reporting and tax bases of assets and liabilities. In estimating future tax effects, FAS 109 generally considers all expected future events other than enactments of changes in tax law or statutorily imposed rates.

STOCK-BASED COMPENSATION

     The Company uses the intrinsic value based method in accounting for its stock option plans as prescribed by Accounting Principle Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (see Note 8).

FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

     Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the fair value of certain financial assets and liabilities. The Company estimates the fair value of its monetary assets and liabilities based upon the existing interest rates related to such assets and liabilities compared to current market rates of interest for similar

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES nature and degree of risk. The Company estimates that the carrying value of all of its monetary assets and liabilities approximates fair value as of December 31, 1999.

FOREIGN CURRENCY TRANSLATION

     All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. The resulting translation adjustments are recorded as a component of other comprehensive income.

COMPREHENSIVE INCOME

     The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" as of January 1, 1998. Translation adjustments represent the Company's only Other Comprehensive Income item.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes new accounting treatment for derivatives and hedging activities and supercedes and amends a number of existing accounting standards. For the Company, this pronouncement, as amended by SFAS 137, will be effective in 2001 and is not anticipated to have a material effect on the consolidated financial statements.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related revenue recognition policies. The Company believes that the impact of SAB 101 will not have a material effect on the consolidated financial statements.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

NOTE 2 -- INVENTORIES

     Inventories consist of the following:


                                                   DECEMBER 31, 1999
                                                   ------------------
Raw materials....................................     $3,034,000
Work-in-process..................................      1,603,000
Finished goods...................................      3,762,000
                                                      ----------
                                                      $8,399,000
                                                      ==========


NOTE 3 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                 DECEMBER 31, 1999
                                                 -----------------
Land...........................................     $ 1,338,000
Buildings......................................       3,970,000
Machinery and equipment........................         883,000
Furniture, fixtures and office equipment.......       1,983,000
                                                    -----------
                                                      8,174,000
Less: accumulated depreciation.................      (3,314,000)
                                                    -----------
                                                    $ 4,860,000
                                                    ===========


     Substantially all of the property, plant and equipment is secured by a note payable (see Note 6). Depreciation expense aggregated $830,000 and $915,000 respectively, for 1999 and 1998.

NOTE 4 -- ACQUISITIONS

SRC VISION

     On February 2, 1994, the Company purchased all of the outstanding shares of stock of SRC VISION for $8.1 million in cash. The Company has accounted for this acquisition using the purchase method. The cost of the acquisition was allocated to the assets acquired and liabilities assumed on the bases of their fair values at the date of acquisition. Goodwill of $2.6 million was recorded as the difference between the acquisition cost and the fair values of the assets acquired and liabilities assumed. The Company is amortizing goodwill over seven years using the straight-line method.

PULSARR

     On March 1, 1996, the Company acquired all of the outstanding capital stock of Pulsarr for cash of $6.5 million and notes payable aggregating $1.3 million. The acquisition was accounted for under the purchase method of accounting. The $7.8 million purchase price was allocated based on the fair values of the identifiable assets of Pulsarr as follows: $1.1 million represented the fair values of net tangible assets of Pulsarr, $4.9 million represented acquired in-process technology that was charged to operations, and the remainder of $1.8 million represented existing technologies and goodwill to be amortized over fifteen years. The fair values of the acquired in-process technology and existing technologies and goodwill were determined from independent appraisals received by the Company.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

     On May 6, 1997, the Company sold its Pulsarr subsidiary to Barco NV of Belgium for $8.4 million resulting in a gain of approximately $5 million. The sale resulted in net cash proceeds to AMV of approximately $7 million and a reduction of current and long-term debt of approximately $4.6 million. The gain on the sale of Pulsarr is largely a result of the previous reduction in the carrying value of the Company's investment in Pulsarr due to the $4.9 million charge for acquired in-process technology the Company recorded in the quarter ended March 31, 1996 in conjunction with this acquisition.

VENTEK

     On July 24, 1996, the Company acquired certain assets and the business of Ventek, subject to certain liabilities. The purchase price was approximately $5.1 million in notes and other securities (see Note 6). The Company also issued a warrant to purchase 1,000,000 shares of common stock. In 1998, the warrant was reduced to 250,000 fully vested shares, and was subsequently eliminated upon the restructuring of the acquisition notes (see Note 6). The acquisition was accounted for under the purchase method of accounting. The $5.1 million purchase price was allocated based on the fair values of the identifiable assets of Ventek as follows: $.2 million represented the fair values of net tangible assets of Ventek, and the remaining $4.9 million represented goodwill to be amortized over fifteen years.

     The consolidated results of operations for the Company include SRC VISION's, Pulsarr's and Ventek's results of operations from their respective acquisition dates, and in the case of Pulsarr, through its disposition date in May 1997.

NOTE 5 -- ACCRUED LIABILITIES

     Accrued liabilities consist of the following:


                                                    DECEMBER 31, 1999
                                                    -----------------
Commissions......................................        $111,000
Interest.........................................          75,000
Legal and accounting fees........................          90,000
Income taxes.....................................          34,000
Other............................................          78,000
                                                         --------
                                                         $388,000
                                                         ========


NOTE 6 -- FINANCING ARRANGEMENTS

     As of December 31, 1999, the Company had a borrowing facility with a commercial bank that provided for a secured operating line of credit up to $2,000,000. At the option of the Company, interest is stated at the prime rate plus .50% or at an "offshore rate" plus 2.35%. The Business Loan Agreement governing the line of credit contains covenants requiring certain levels of cash flow, tangible equity and working capital. At December 31, 1999, the Company had borrowed the entire $2,000,000 under the line and was not in compliance with the cash flow covenant. The bank waived compliance with the covenant subject to an amendment being executed by the Company, which would require that security for the line be changed from receivables, inventory and machinery and equipment to cash instruments. On February 29, 2000, the Company executed the amendment and paid back the entire amount borrowed. The amended line expires on April 30, 2000.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

     Long-term debt consists of the following:


                                                    DECEMBER 31, 1999
                                                    ----------------
Mortgage note (SRC VISION)......................      $2,937,000
6.75% convertible note..........................         900,000
6.75% note (Ventek).............................         250,000
6.75% convertible note (Ventek).................       2,250,000
Ventek note.....................................              --
                                                      ----------
                                                       6,337,000
Less: current maturities........................         (43,000)
                                                      ----------
                                                      $6,294,000
                                                      ==========


     The SRC VISION mortgage note is payable to a bank in monthly installments of $24,000 including interest at 8.3%, with the remaining unpaid balance due on May 1, 2008. The note is secured by substantially all of SRC VISION's property, plant and equipment and is guaranteed by the Company. The loan agreement contains certain covenants and restrictions including limitations on incurrence of debt. At December 31, 1999, the Company was in violation of the cash flow covenant of the mortgage loan agreement. The Company has obtained a temporary waiver of this covenant through December 31, 2000.

     In April 1996, in connection with the acquisition of Pulsarr, the Company raised a net of $3,000,000 in a private placement of $3,400,000 of convertible secured notes. The notes presently bear interest at 10.75% payable quarterly. The interest rate may be adjusted upward on each anniversary date of the notes if the market price of the Company's common stock fails to reach certain levels. The maximum possible coupon interest rate is 11.25% if none of the market price thresholds are met. The principal amount will be due in April 2001. The notes are secured by 54% of the stock of ARC Netherlands BV, a wholly-owned subsidiary of the Company established to purchase Pulsarr. The notes are convertible into the Company's common stock at $2.125 per share. In connection with the borrowing, the Company paid a finder's fee of $400,000 and issued 340,000 warrants to purchase common stock at $2.125 per share. In September 1997, the Company prepaid $2,500,000 of the note. The 340,000 warrants issued in conjunction with this borrowing were repurchased in August 1997.

     AMV issued the following notes in connection with the acquisition of
Ventek: (i) a 6.75% $1,000,000 note due July 23, 1999; (ii) a 6.75% $2,250,000 note due July 23, 1999 convertible into the Company's common stock at $2.25 per share; and (iii) a $1,125,000 note and stock appreciation rights payable (a) by issuance of up to 1,800,000 shares of common stock or, at the Company's option, in cash on July 23, 1999, or (b) solely in cash in the event AMV common stock is delisted from the Nasdaq Stock Market. The $1,125,000 note and stock appreciation rights payable were valued at $1,529,000 on the acquisition date based upon an independent appraisal received by the Company. All three notes are secured by all of the issued and outstanding shares of Ventek. The three notes are payable to Veneer Technology, Inc., a company owned by the four former shareholders of Ventek, all of whom are current employees of the Company.

     In February 1999, the Ventek notes were restructured. $750,000 of the $1,000,000 note was prepaid, and the maturity date of the remaining $250,000 was extended to July 23, 2000. The maturity date of the $2,250,000 note was extended to July 23, 2000. The $1,125,000 note was paid in full by delivery of 1,800,000 restricted shares (see Note 10) and the stock appreciation rights were cancelled.

     In December 1999, the Ventek notes were again restructured by extending the due dates to July 23, 2001 and increasing the interest rate by 1% to 7.75%.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

     As of December 31, 1999, the aggregate amount of minimum maturities of long-term debt, as adjusted for the Ventek debt restructuring, are as follows:
2000 -- $43,000; 2001 -- $3,446,000; 2002 -- $50,000; 2003 -- $55,000; 2004 --
$59,000 and thereafter $2,684,000.

NOTE 7 -- INCOME TAXES

     Income (loss) before income taxes is composed of the following:


                                                                               1999              1998
                                                                           -----------       -----------
Domestic ............................................................      $(2,843,000)      $   366,000
Foreign .............................................................          (52,000)         (207,000)
                                                                           -----------       -----------
                                                                           $(2,895,000)      $   159,000
                                                                           ===========       ===========


     The components of the provision for income taxes are as follows:


                                                                               1999              1998
                                                                           -----------       -----------
Federal:
  Current ...........................................................      $        --       $    17,000
  Deferred ..........................................................         (947,000)           59,000
                                                                           -----------       -----------
     Total federal ..................................................         (947,000)           76,000
                                                                           -----------       -----------
State:
  Deferred ..........................................................         (111,000)           15,000
                                                                           -----------       -----------
     Total state ....................................................         (111,000)           15,000
                                                                           -----------       -----------
Increase (decrease) in valuation allowance ..........................        1,058,000        (2,174,000)
                                                                           -----------       -----------
     Total provision ................................................      $        --       $(2,083,000)
                                                                           ===========       ===========

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

     The tax effect of temporary differences between financial reporting and the tax bases of assets and liabilities relate to the following:


                                                                         DECEMBER 31, 1999
                                                                         -----------------
Deferred tax asset:
  Loss carry-forwards ................................................      $ 5,913,000
  Property basis differences .........................................        1,005,000
  Reserves and accruals ..............................................          290,000
  Research and development costs .....................................           47,000
  Alternative minimum taxes ..........................................           74,000
                                                                            -----------
                                                                              7,329,000
Deferred tax asset valuation allowance ...............................       (5,229,000)
                                                                            -----------
  Net deferred tax asset .............................................      $ 2,100,000
                                                                            ===========


      The Company has recognized a deferred tax asset of $2,100,000. The recognized deferred tax asset is based upon expected utilization of the temporary differences as well as a portion of the net operating loss carry-forwards.

     The Company has assessed its past earnings history and trends, budgeted sales and the expiration dates of carry-forwards and has determined that it is more likely than not that $2,100,000 of the deferred tax asset will be realized. The remaining valuation allowance of $5,229,000 as of December 31, 1999 is maintained against the net operating loss carry-forwards, which the Company has determined may not be realized.

     The increase in the valuation allowance of $1,058,000 in 1999 was the result of the net increase in temporary differences that was caused primarily from the losses incurred in 1999.

     The Company has net operating loss carry-forwards of approximately $15,500,000. Such carry-forwards may be used to offset taxable income, if any, in future years through their expirations in 2005 to 2015. Because of the substantial change in the Company's ownership, which occurred as a result of the initial public offering in March 1992, the annual amount of tax loss carry-forward that can be utilized is limited. Utilization of approximately $2,700,000 of the above carry-forwards is limited to approximately $475,000 per year. Such limitation could result in the expiration of a part of the carry-forwards before their utilization.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

     The provision for (benefit from) income taxes differs from an amount computed using the statutory federal income tax rate as follows:


                                                                YEAR ENDED DECEMBER 31,
                                                             -----------------------------
                                                                 1999              1998
                                                             -----------       -----------
Provision for (benefit from) income taxes at
  federal statutory rate ..............................      $  (967,000)      $   124,000
State taxes (benefit) .................................               --            15,000
Non-taxable gain on sale of Pulsarr ...................               --                --
Realized benefit from utilizing net operating
  loss carry-forward ..................................               --          (271,000)
Deferred tax valuation allowance ......................        1,058,000        (1,903,000)
Alternative Minimum Tax ...............................               --            17,000
Other .................................................          (91,000)          (65,000)
                                                             -----------       -----------
                                                             $        --       $(2,083,000)
                                                             ===========       ===========


NOTE 8 -- EMPLOYEE BENEFIT AND STOCK OPTION PLANS

     The Company sponsors a defined contribution 401(k) plan covering substantially all employees. Pursuant to the provisions of the plan, eligible participants may elect to contribute up to 15% of their base compensation, subject to certain limitations, and the Company may, at its option, match employee contributions up to a certain percentage. No Company matching has occurred under the plan.

     The Company maintains several stock option plans under which non-qualified and incentive stock options for the Company's common stock have been granted to directors, officers and other employees.

The plans are administered by the Stock Option Committee of the board of directors (the "Committee"). Additionally, the Company has occasionally granted non-plan options to directors, officers or consultants on terms similar to plan options. The stock option price per share for options granted is determined by the Committee and is based on the market price of the Company's common stock on the date of grant, and each option is exercisable within the period and in the increments as determined by the Committee, except that no option can be exercised later than ten years from the date it was granted. The stock options generally vest over one to four years. The terms of non-plan options are determined by the full board of directors or the Compensation Committee of the Board.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

     The following table sets forth the options granted, forfeited and exercised during the three years ended December 31, 1999, and their respective weighted average exercise price per share:


                                                                       WEIGHTED
                                                      SHARES            AVERAGE
                                                   UNDER OPTION     PRICE PER SHARE
                                                   ------------     ---------------
Balance at December 31, 1997 ................         3,449,000       $       1.89
  Granted ...................................           528,000               1.86
  Exercised .................................            (8,000)              1.00
  Canceled ..................................          (539,000)              4.05
                                                   ------------       ------------
Balance at December 31, 1998 ................         3,430,000       $       1.55
  Granted ...................................           205,000               1.22
  Canceled ..................................          (417,000)              2.50
                                                   ------------       ------------
Balance at December 31, 1999 ................         3,218,000       $       1.41
                                                   ============       ============


     The following table sets forth information about stock options outstanding at December 31, 1999:


                      OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                 ------------------------------              ----------------------
                                   WEIGHTED       WEIGHTED                 WEIGHTED
                                   AVERAGE        AVERAGE                  AVERAGE
   RANGE OF        NUMBER         REMAINING       EXERCISE     NUMBER      EXERCISE
EXERCISE PRICE   OUTSTANDING   CONTRACTUAL LIFE    PRICE     EXERCISABLE    PRICE
--------------   -----------   ----------------   --------   -----------   --------
0.81-1.00         1,333,000        5 years          1.00      1,300,000      1.00
1.03-2.19         1,810,000        7 years          1.64        639,000      1.53
3.00                 75,000        4 years          3.00         75,000      3.00
                  ---------                                   ---------
                  3,218,000                                   2,014,000
                  =========                                   =========


     At December 31, 1998 1,911,000 options were exercisable. As of December 31, 1999, there were 641,000 shares available for future grants.

     In September 1999, the Company decreased the exercise price on 300,000 options previously granted to three members of the board of directors from $1.69 to $1.25 per share. These options will now be accounted for pursuant to a variable stock option plan, and compensation expense will be recorded to the extent that the quoted market price of the Company's common stock exceeds the revised exercise price.

     In January 1997, the Company established an SRC VISION stock option plan (the "SRC VISION Plan") under which incentive and non-qualified stock options for SRC VISION's common stock may be granted to directors, officers and other employees. The plan is administered by the Stock Option Committee of the board of directors of SRC VISION (the "SRC VISION Committee"). The stock option price per share for options granted under the SRC VISION Plan is determined by the SRC VISION Committee and is based on the fair market value of the Company's common stock on the date of grant, and each option is exercisable within the period and in the increments as determined by the SRC VISION Committee, except that no option may be exercised before the ninth anniversary date of grant unless there shall have been an IPO of SRC VISION's common stock, and except that no option can be exercised later than ten years from the date it was granted.

     In January 1997, SRC VISION granted a total of 342,000 options under the SRC VISION Plan to purchase SRC VISION common stock at $1.86 per share. The options

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES become exercisable on January 10, 2006 and expire one year thereafter. Upon completion of an initial public offering of SRC VISION's common stock, the vesting of such options will accelerate so that 100% will be exercisable on the third anniversary date of the IPO. As of December 31, 1999, there were 291,000 options under grant and 105,000 shares available for future grant under the SRC VISION Plan.

DISCLOSURE REQUIREMENTS OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123 ("FAS 123")

     The Company has elected to account for its stock-based compensation plans under APB 25. FAS 123 requires that the Company provide proforma information regarding net income and earnings per share as if the Company had accounted for the stock options granted under the fair value method of the statement. The fair value of options granted was estimated using the Black-Scholes model. The Company's proforma information follows:


                                                   1999           1998
                                                -----------    ----------
Proforma net income (loss)....................  $(3,231,000)   $1,746,000
Proforma diluted earnings (loss) per share....  $     (0.27)   $     0.14

     The fair value of the options granted was $0.66 and $1.05 in 1999 and 1998, respectively, and estimated using the following weighted average assumptions:


                                                           1999       1998
                                                          -------    -------
Risk-free interest rate.................................    5.65%      5.32%
Dividend yield..........................................       0%         0%
Expected life of option.................................  5 years    5 years
Volatility factor.......................................      58%        61%

The above information is based on historical activity and may not represent future trends.

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

     Numerous users of the Company's products have received notice of patent infringement from Lemelson Medical, Educational and Research Foundation, Limited Partnership ("Lemelson") alleging that their use of the Company's products infringes certain patents transferred to Lemelson by the late Jerome H. Lemelson. Certain of these users have notified the Company that, in the event it is subsequently determined that their use of the Company's products infringes any of the Lemelson's patents, they may seek indemnification from the Company for damages or expenses resulting from this matter. The amount of liability, if any, that may result from this matter cannot be estimated at this time.

NOTE 10 -- MANDATORILY REDEEMABLE AND NON-REDEEMABLE SHAREHOLDERS' EQUITY AND
           EARNINGS (LOSS) PER SHARE

PREFERRED STOCK

     In October 1998, the Company sold 119,106 shares of mandatorily redeemable Preferred Stock ("Preferred Stock") (the entire authorized number of such shares) to FMC Corporation for $2,579,000. The Preferred Stock is convertible into 1,191,060 shares of common stock, which, if converted, represents a 10% ownership position based on the number of common shares outstanding on the transaction date. Each share of Preferred Stock is allowed ten votes in matters placed before the common shareholders except in the election of directors, in which case FMC Corporation has the right to elect one director. The Preferred Stock pays no dividends. The Preferred Stock has a $22-per-share liquidation preference. Upon the occurrence of a change in control (as defined), FMC Corporation has the right to require the Company

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES to repurchase all or part of the Preferred Stock at a price in cash equal to the greater of (a) $22.00 per share or (b) the market value of the Company's common stock issuable upon conversation of the Preferred Stock, calculated as the average of the closing bid price of the common stock for the 45 consecutive trading days immediately preceding the date of repurchase, subject to the Company's ability to legally do so under California General Corporation Law. FMC Corporation also has a five-year one-time option to purchase a number of shares of common stock equal to 15% of the shares outstanding on the exercise date at a price equal to the greater of the then-current market value (as defined) of the common stock or $2.20 per share.

     So long as any shares of Preferred Stock are outstanding, the Company must obtain the consent of the holders of a majority of the then-outstanding shares of Preferred Stock to (i) take any action which adversely alters or changes or may adversely alter or change the rights, preferences or privileges of the Preferred Stock; (ii) increase or decrease the authorized number of shares of Preferred Stock; (iii) create (by reclassification or otherwise) any class or series of shares having rights, preferences or privileges senior to or on a parity with the Preferred Stock; (iv) redeem or repurchase any shares of capital stock except in certain instances; (v) merge with or into any other entity or enter into any other corporate reorganization, recapitalization, sale of control or any transaction that, directly or indirectly, results in the sale, license, lease, transfer, conveyance or other disposition of all or substantially all of the assets or properties of the Company; (vi) sell, license, lease, transfer, convey or otherwise dispose of the Company's intellectual property in which FMC Corporation received a security interest; (vii) amend or waive any provision of the Company's Articles of Incorporation or By-laws; (viii) acquire assets or securities of another person or entity if the aggregate consideration paid in all such transactions (other than those in the ordinary course of business) combined exceeds $2,000,000 or any one such transaction exceeds $500,000; (ix) issue any additional equity securities or any other securities convertible or exchangeable into equity securities (other than issuance of shares of common stock pursuant to employee stock options or other employee stock plans in effect as of the FMC Corporation transaction date and, with the approval of the board of directors, shares of common stock to unrelated third parties, in arms-length transactions that do not exceed 100,000 shares for any fiscal year); or (x) approve the liquidation, dissolution or winding up of the Company.

     The provisions of the preferred stock also provide that if FMC Corporation desires to transfer the preferred stock, the Company has the right of first refusal to acquire such shares. For as long as the preferred stock is outstanding, if the Company intends to issue equity securities other than to FMC Corporation, or as permitted, FMC Corporation shall have the right to acquire a portion of such securities to retain its percentage ownership immediately prior to such issuance.

     The Company and FMC Corporation also entered a Representative Agreement whereby FMC Corporation would undertake to sell the Company's machine vision products to the food processing industry in many areas of the world. The Representative Agreement may be terminated for or without cause. Each share of Series B Preferred Stock shall automatically be converted into shares of common stock upon the later of (i) the third anniversary of the date of issuance or
(ii) the sixtieth day after the termination of the Representative Agreement.

COMMON STOCK

     The authorized number of shares of no par value Class A common stock and no par value Class B common stock are 60,000,000 and 3,000,000, respectively. Upon sale or transfer, each share of Class B common stock is automatically convertible into one share of Class A common stock. Both the Class A and Class B common stock are entitled to one vote per share. As of December 31, 1999, there were 12,922,000 shares of Class A common stock and 48,000 shares of Class B common stock outstanding. For purposes of this report, the Class A and B shares are referred to as "common stock."

SCHEDULE OF OUTSTANDING STOCK, CONVERTIBLE DEBT, PREFERRED STOCK AND POTENTIAL DILUTION

     The following table summarizes outstanding common stock as of December 31, 1999, potential dilution to the outstanding common stock upon the conversion of convertible debt or preferred stock, and proforma proceeds from the debt conversion. The table also sets forth the conversion prices and debt due dates.


                                      NUMBER OR PRINCIPAL     COMMON STOCK                   PROFORMA
                                       AMOUNT OUTSTANDING        AFTER        CONVERSION       DEBT
SECURITY                              AT DECEMBER 31, 1999     CONVERSION       PRICE       REDUCTION
--------                              --------------------    ------------    ----------    ----------
COMMON STOCK:                                                  12,970,000
                                                               ----------
CONVERTIBLE DEBT (DUE DATE):
  6.75% Notes (4/16/01)...............     $  900,000             423,000       $2.13          900,000
  6.75% Ventek Note (7/23/01).........     $2,250,000           1,000,000        2.25        2,250,000
                                                               ----------                   ----------
                                                                1,423,000                    3,150,000
                                                               ----------                   ----------
PREFERRED STOCK:                              119,100           1,191,000
                                                               ----------
Potentially outstanding shares and
  proforma proceeds and reduction of
  debt................................                         15,584,000                   $3,150,000
                                                               ==========                   ==========


     The proforma amounts above are for illustrative purposes only. Unless the market price of the Company's common stock rises significantly above the conversion prices, it is unlikely that the debt or preferred stock will be converted.

     In addition, on December 31, 1999, the Company had outstanding options to purchase 3,218,000 shares of common stock, 2,586,000 of which are under its stock option plans (see Note 8).

     The existence of these outstanding options, convertible debt and preferred stock, including options that may be granted under the Company's stock option plans or otherwise, could adversely affect the Company's ability to obtain future financing. The price that the Company may receive for the common stock issued upon exercise of options, or amount of debt forgiven in the case of conversion of debt, may be less than the market price of the common stock at the time such options are exercised or debt is converted. For the life of the options, convertible debt and preferred stock, the holders are given, at little or no cost, the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership. Moreover, the holders of the options might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain needed capital by a new offering of its securities on terms more favorable than those provided for by the options.

1997 RESTRICTED STOCK PLAN

     The 1997 Restricted Stock Plan ("1997 Plan") was established to retain the services of selected employees, officers and directors of the Company and provide them with strong incentives to enhance the Company's growth and stock price. The total number of shares of common stock issuable under the 1997 Plan shall not exceed 2,000,000.

     In January 1997, the Company's board of directors awarded 2,000,000 shares of restricted common stock to three key employees of the Company. In September 1997, 1,800,000 shares were donated back to the Company and retired.
The remaining 200,000

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES shares cannot be traded or transferred unless a payment of $1.80 per share is made by the employee to Advanced Machine Vision. If payment is not made, the related shares of stock will be forfeited and returned to the Company.

     In February 1999 and December 1999, the Company's board of directors awarded 350,000 and 100,000 shares of restricted common stock, respectively, to four key employees of the Company. The shares cannot be traded or transferred unless a payment of $1.25 per share is made by the employee to the Company between February 1, 2000 and January 31, 2001 for the 350,000 shares, and payment of $.75 per share is made by the employee to the Company before July 23, 2002 for the 100,000 shares. If these conditions are not met, the related shares will be forfeited and returned to the Company.

STOCK RIGHTS PLAN

     In February 1998, the Company implemented a stock rights program. Pursuant to the program, shareholders of record on February 27, 1998 received a dividend of one right to purchase for $15.00 one one-hundredth of a share of a newly created Series A Junior Participating Preferred Stock. The rights are attached to the Company's common stock and will also become attached to shares issued in the future. The rights will not be traded separately and will not become exercisable until the occurrence of a triggering event, defined as an accumulation by a single person or group of 20% or more of the Company's common stock. The rights will expire on February 26, 2008 and are redeemable at $.0001 per right.

     After a triggering event, the rights will detach from the common stock. If the Company is then merged into, or is acquired by, another corporation, the Company has the opportunity to either (i) redeem the rights or (ii) permit the rights holder to receive in the merger stock of the Company or the acquiring company equal to two times the exercise price of the right (i.e., $30). In the latter instance, the rights attached to the acquirer's stock become null and void. The effect of the rights program is to make a potential acquisition of the Company more expensive for the acquirer if, in the opinion of the Company's board of directors, the offer is inadequate.

     In December 1998, the Rights Plan was amended to permit FMC Corporation to acquire up to 1,600,000 shares of the Company common stock on the open market without causing a triggering event.

     In February 2000, the Company's board of directors determined that the proposed merger with Key Technology, Inc. ("Key") (see Note 13) will not constitute a triggering event.

STOCK REPURCHASE

     On December 29, 1999, the Company's board of directors authorized the Company to purchase, from time to time, up to $1,000,000 of the Company's common stock in the open market. 42,800 shares were repurchased subsequent to December 31, 1999.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

EARNINGS (LOSS) PER SHARE

     Earnings (loss) per share, calculated in accordance with FAS 128, is presented in the following table:


                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------------
                                                               1999                         1998
                                                      -----------------------       ----------------------
                                                       (LOSS)         SHARES         INCOME        SHARES
                                                      --------       --------       --------      --------
                                                                (IN THOUSANDS EXCEPT PER-SHARE DATA)
CALCULATION OF EPS
Income (loss) available to common
  shareholders .................................      $ (2,895)        12,639       $  2,242        10,717
Reduction for contingently returnable
  shares as all conditions were not met as
  of period end ................................            --           (555)            --          (200)
                                                      --------       --------       --------      --------
Income (loss) available to common
  shareholders .................................      $ (2,895)        12,084       $  2,242        10,517
Basic EPS ......................................                     $  (0.24)                    $   0.21
EFFECT OF DILUTIVE SECURITIES:
Stock options and warrants .....................            --             --             --           744
Preferred stock ................................            --             --             --           251
Note and stock appreciation rights
  agreement ....................................            --             --            100         1,800
Convertible debt ...............................            --             --            252         1,423
                                                      --------       --------       --------      --------
Income (loss) available to common
  shareholders and assumed conversions .........      $ (2,895)        12,084       $  2,594        14,735
                                                      ========       ========       ========      ========
Diluted EPS ....................................                     $  (0.24)                    $   0.18


     The number of shares of common stock, along with their respective exercise prices, underlying options, warrants, convertible debt and preferred stock, which were excluded from the computation of diluted EPS because their exercise prices were greater than the average market price of common stock or inclusion of such shares would be antidilutive, are listed below.


                                                             1999               1998
                                                        -------------      -------------
Number of shares of common stock exercisable from:
  Options ........................................          3,218,000          2,113,000
  Warrants .......................................                 --            790,000
  Convertible debt ...............................          1,423,000                 --
  Preferred stock ................................          1,191,000                 --
                                                        -------------      -------------
                                                            5,832,000          2,903,000
                                                        =============      =============
  Exercise price ranges ..........................      $0.81 - $3.00      $1.41 - $3.00


NOTE 11 -- BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

     The Company operates in one industry -- designing, manufacturing and marketing of computer-aided vision defect detection and sorting and defect removal equipment. Advanced Machine Vision has subsidiaries located in the United States and The Netherlands.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

     Revenue transfers between geographic areas, and other intergeographical eliminations are not material. Net sales and long-lived assets by geographic areas are as follows:


                                                  1999           1998
                                              -----------    -----------
Net sales:
  Domestic..................................  $14,308,000    $18,215,000
  International.............................   10,004,000      8,826,000
                                              -----------    -----------
     Total net sales........................  $24,312,000    $27,041,000
                                              ===========    ===========
Long-lived assets:
  Domestic..................................  $ 9,705,000    $11,498,000
  International.............................      120,000        185,000
                                              -----------    -----------
     Total long-lived assets................  $ 9,825,000    $11,683,000
                                              ===========    ===========

     During 1999, the Company sold equipment to two different customers, each approximating 13% of total net sales. No single customer accounted for more than 10% of total net sales in 1998.

     During 1999, net sales to one customer, located in Russia, approximated 13% of total net sales. No single international country accounted for more than 10% of net sales in 1998. Location of the customer is the basis for identification of net sales.

     International long-lived assets are located in the Netherlands.

NOTE 12 -- QUARTERLY FINANCIAL DATA (UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE
DATA)


QUARTERS ENDED                               MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,    TOTAL
--------------                               ---------   --------   -------------   ------------   -------
FISCAL 1999
Sales......................................   $5,158      $7,198       $6,646         $ 5,310      $24,312
Gross profit...............................    2,654       4,233        3,015           2,198       12,100
Net income (loss)..........................     (576)        210         (484)         (2,045)      (2,895)
Basic earnings (loss) per share............    (0.05)       0.02        (0.04)          (0.17)       (0.24)
Diluted earnings (loss) per share..........    (0.05)       0.02        (0.04)          (0.17)       (0.24)
FISCAL 1998
Sales......................................   $7,103      $9,087       $5,546         $ 5,305      $27,041
Gross profit...............................    3,333       5,035        2,879           3,209       14,456
Net income.................................      182       1,016           75             969        2,242
Basic earnings per share...................     0.02        0.10         0.01            0.09         0.21
Diluted earnings per share.................     0.02        0.08         0.01            0.07         0.18


NOTE 13 -- SUBSEQUENT EVENT

     On February 15, 2000, the Company entered into an Agreement and Plan of Merger with Key Technology, whereby the Company would be acquired by Key Technology. Key Technology is a public company and its stock is traded on the Nasdaq National Market under the symbol "KTEC." Pursuant to the agreement, Key Technology would pay the following for each the Company common share:

     a.   Cash of $1.00.

     b. 1/10 of a new share of Key Technology convertible preferred stock that can be sold back to Key Technology after two years for the equivalent of $1.00.

     c. 1/40 of a new warrant to purchase a share of Key Technology common stock that can be sold back to Key Technology immediately for the equivalent of $0.25.

              ADVANCED MACHINE VISION CORPORATION AND SUBSIDIARIES

     The agreement specifies other terms, conditions, representations and warranties for each party. Completion of the transaction is contingent upon approval of the Company's common shareholders and FMC Corporation, the holder of all the Company's Series B Preferred Stock.

     As part of the acquisition process, registration documents will be filed by Key Technology with the Securities and Exchange Commission ("SEC"). Completion of the transaction, which is subject to SEC and other approvals as indicated above, is expected by mid-2000. Reference is made to the Company's recent filings with the SEC for a more complete description of the transaction.

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Key Technology, Inc.
Walla Walla, Washington

We have audited the accompanying combined balance sheet of Farmco, Inc. and Ro-Tech, Inc. as of December 31, 1999, and the related combined statements of earnings, shareholders' equity, and cash flows for the year then ended. The combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Farmco, Inc. and Ro-Tech, Inc. as of December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon
July 11, 2000

FARMCO, INC. AND RO-TECH, INC.

COMBINED BALANCE SHEETS
DECEMBER 31, 1999
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                   DECEMBER 31,
ASSETS                                                                                 1999
                                                                                  --------------
CURRENT ASSETS:
     Cash and cash equivalents                                                    $        1,654
     Trade accounts and notes receivable                                                     598
     Inventories                                                                             438
     Other                                                                                    --
                                                                                  --------------

           Total current assets                                                            2,690

PROPERTY, PLANT, AND EQUIPMENT, Net                                                          550

OTHER ASSETS                                                                                  37
                                                                                  --------------

TOTAL                                                                             $        3,277
                                                                                  ==============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Note payable to shareholder                                                  $          502
     Accounts payable                                                                        108
     Accrued expenses                                                                        663
     Current portion of capital lease obligation                                              19
                                                                                  --------------

           Total current liabilities                                                       1,292
                                                                                  --------------

CAPITAL LEASE OBLIGATION                                                                      59

COMMITMENTS AND CONTINGENCIES                                                                 --

SHAREHOLDERS' EQUITY:
     Common stock (Farmco, Inc.) - voting, no par value; 100,000 shares
         authorized; 100 shares issued and outstanding                                        34
     Common stock (Farmco, Inc.) - nonvoting, no par value; 100,000 shares
         authorized; 400 shares issued and outstanding                                        20
     Common stock (Ro-Tech, Inc.) - no par value; 500 shares authorized; 100
         shares issued and outstanding                                                         1
     Retained earnings                                                                     1,871
                                                                                  --------------

           Total shareholders' equity                                                      1,926
                                                                                  --------------

TOTAL                                                                             $        3,277
                                                                                  ==============

See notes to combined financial statements.

FARMCO, INC. AND RO-TECH, INC.

COMBINED STATEMENTS OF EARNINGS
YEAR ENDED DECEMBER 31, 1999
(IN THOUSANDS)
--------------------------------------------------------------------------------



                                                        YEAR
                                                       ENDED
                                                    DECEMBER 31,
                                                        1999
                                                   --------------
NET SALES                                          $        4,169

COST OF SALES                                               1,466
                                                   --------------

           Gross profit                                     2,703
                                                   --------------

OPERATING EXPENSES:
  Selling                                                     573
  General and administrative                                  775
  Depreciation                                                127
  Research and development                                     56
                                                   --------------

           Total operating expenses                         1,531
                                                   --------------

INCOME FROM OPERATIONS                                      1,172

OTHER INCOME                                                   40
                                                   --------------

EARNINGS BEFORE INCOME TAXES                                1,212

INCOME TAX EXPENSE                                             28
                                                   --------------

NET EARNINGS                                       $        1,184
                                                   ==============


See notes to combined financial statements.

FARMCO, INC. AND RO-TECH, INC.

COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
YEAR ENDED DECEMBER 31, 1999
--------------------------------------------------------------------------------

                                                              COMMON STOCK
                                -------------------------------------------------------------------
                                     FARMCO, INC.              FARMCO, INC.
                                       VOTING                  NONVOTING           RO-TECH, INC.
                                -------------------------------------------------------------------
                                                                                                        RETAINED
                                  SHARES      AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT     EARNINGS       TOTAL
BALANCE AT JANUARY 1, 1999           100     $    34          --     $    --         100     $     1     $ 1,162      $ 1,197

Common stock issued                   --          --         400          20          --          --          --           20

Net earnings                          --          --          --          --          --          --       1,184        1,184

Shareholder distributions             --          --          --          --          --          --        (475)        (475)
                                 -------     -------     -------     -------     -------     -------     -------      -------

BALANCE AT DECEMBER 31, 1999         100          34         400          20         100           1       1,871        1,926
                                 =======     =======     =======     =======     =======     =======     =======      =======




See notes to combined financial statements.

FARMCO, INC. AND RO-TECH, INC.

COMBINED STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1999
(IN THOUSANDS)


                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                      1999

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                                                   $        1,184
  Adjustments to reconcile net earnings to net cash provided by operating activities:
      Depreciation                                                          127
      Changes in assets and liabilities:
        Trade accounts and notes receivable                                (264)
        Inventories                                                        (149)
        Other assets                                                        (15)
        Accounts payable                                                     84
        Accrued expenses and other                                          318
                                                                 --------------

           Cash provided by operating activities                          1,285
                                                                 --------------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Purchases of property, plant, and equipment                               (55)
                                                                 --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock                                     20
  Shareholder distributions                                                (475)
  Repayment of capital lease obligation                                      (8)
                                                                 --------------

           Cash used in financing activities                               (463)
                                                                 --------------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                               767

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                              887
                                                                 --------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                         $        1,654
                                                                 ==============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
    Cash paid during the period for interest                     $           46
    Cash paid during the period for income taxes                             28


See notes to combined financial statements.

FARMCO, INC. AND RO-TECH, INC.


NOTES TO COMBINED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1999
-------------------------------------------------------------------------------


1.    THE COMPANIES

      Farmco, Inc. designs, manufactures, sells, and services automation systems for the food processing industry that process product streams of discrete pieces to improve food safety and quality with its principal place of business located in Redmond, Oregon. Ro-Tech, Inc. has operated throughout its corporate existence exclusively as a technology provider and manufacturer for Farmco, Inc. and for no other accounts or customers.

      In May 2000, the shareholders of Farmco, Inc. and Ro-Tech, Inc. sold all of their issued and outstanding shares of common stock to Key Technology, Inc. for approximately $5,000,000.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF COMBINATION - The accompanying combined financial statements include the accounts of Farmco, Inc. and Ro-Tech, Inc. All significant intercompany transactions have been eliminated in combination.

      REVENUE RECOGNITION - Sales revenue net of allowances is generally recognized at the time equipment is shipped to customers or when title passes. Upon receipt of an order and throughout the production process, the Company generally receives deposits which are recorded as customers' deposits. The Company makes periodic evaluations of the creditworthiness of its customers and generally does not require collateral.

      CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments with original maturities of 90 days or less at date of acquisition to be cash equivalents.

      INVENTORIES are stated at the lower of cost (first-in, first-out method) or market.

      PROPERTY, PLANT, AND EQUIPMENT are recorded at cost and depreciated over estimated useful lives on the straight-line method. The range in lives for the assets is as follows:

                                            YEARS
Leasehold improvements                     30 to 40
Manufacturing equipment                     7 to 10
Office equipment, furniture, and fixtures   5 to 7

      OTHER ASSETS consist primarily of patent costs which are amortized over the estimated useful lives of 17 years. Management periodically evaluates the recoverability of other assets based upon current and anticipated net income and undiscounted future cash flows. Amortization of other assets was approximately $2,000 for the year ended December 31, 1999.

      INCOME TAXES - The Companies have elected S corporation status under provisions of the Internal Revenue Code. Payment of federal and state taxes on income is the responsibility of the shareholders rather than the Companies. The Companies are subject only to state income taxes in certain states at nominal rates of tax. The Companies' policy is to make distributions to shareholders in amounts at a minimum equal to the shareholders' federal and state tax liabilities on the earnings of the Companies.

      ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      RESEARCH AND DEVELOPMENT - Costs associated with research and development activities are expensed as incurred.

      IMPAIRMENT OF LONG-LIVED ASSETS - The Company evaluates its long-lived assets for financial impairments and will continue to evaluate them if events or changes in circumstances indicate the carrying amount of such assets may not be fully recoverable.

      FINANCIAL INSTRUMENTS - Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of the estimated fair value of financial instruments. The carrying value of the Companies' cash, receivables, trade payables, and accrued expenses and notes payable approximates their estimated fair values due to the short maturities of those instruments.

3.    TRADE ACCOUNTS AND NOTES RECEIVABLE

      Trade accounts and notes receivable at December 31, 1999 consist of the following (in thousands):


       Trade accounts receivable                       $592
       Employee notes                                     6
                                                       ----
          Total trade accounts and notes receivable    $598
                                                       ====

4.    INVENTORIES

      Inventories at December 31, 1999 consist of the following (in thousands):

       Raw materials                                        $317
       Work-in-process and finished goods                    121
                                                            ----
               Total inventories                            $348
                                                            ====


5.    PROPERTY, PLANT, AND EQUIPMENT

      Property, plant, and equipment at December 31, 1999 consists of the following (in thousands):


       Leasehold improvements                                 $    77
       Manufacturing equipment                                  1,133
       Office equipment, furniture, and fixtures                   45
                                                              -------
                                                                1,255
       Accumulated depreciation                                  (705)
                                                              -------
            Total property, plant, and equipment - net        $   550
                                                              =======

Land and buildings include $85,000 of property under capital leases, and accumulated depreciation and amortization includes $14,000 of amortization for these leases.

6.    ACCRUED EXPENSES

      Accrued expenses at December 31, 1999 consist of the following (in thousands):


        Commissions                                        $117
        Customer deposits                                   430
        Pension profit sharing and other liabilities        116
                                                           ----
              Total accrued expenses                       $663
                                                           ====


7.    NOTE PAYABLE TO SHAREHOLDER

      Farmco, Inc. has a $500,000 demand note payable to the majority shareholder with interest payable monthly at a rate of prime plus 1% (9.5% at December 31, 1999). The note is secured by equipment and other assets owned by Farmco, Inc.

8.    LEASES

      Farmco, Inc. has entered into an operating lease agreement for its operating facility with the majority shareholder which expires on December 31, 2000. Lease expense on this facility for the year ended December 31, 1999 was $115,000. Also, Farmco, Inc. has entered into a capital lease agreement for machinery which expires on June 30, 2003. Lease payments on this machine for the year ended December 31, 1999 were $17,743. The future minimum payments under these leases for the next five years and thereafter are as follows (in thousands):


                                                            OPERATING       CAPITAL
                                                            (FACILITY)     (MACHINERY)

          2000                                                $   115        $     26
          2001                                                     --              26
          2002                                                     --              26
          2003                                                     --              13
                                                              -------        --------
               Subtotal                                           115              91
          Less amount representing interest                        --             (13)
                                                              -------        --------
               Total                                          $   115        $     78
                                                              =======        ========


9.    EMPLOYEE BENEFIT PLANS

      Farmco, Inc. has a money purchase pension plan and profit sharing plan which covers substantially all employees. Under the money purchase pension plan, participants receive a matching contribution of 5% of eligible compensation reduced by forfeitures. Under the profit sharing plan, participants receive a matching contribution of 15% of eligible compensation reduced by forfeitures. During the year ended December 31, 1999, Farmco, Inc. contributed $25,000 and $79,000 to the money purchase pension plan and profit sharing plan, respectively.

10.   CUSTOMERS

      During fiscal 1999, sales to four customers amounted to approximately 60% of total net sales. The Company's customers often make periodic large purchases of complete systems. The Company believes that the loss of any such customer would have a significant effect on the Company.

                                   * * * * * *

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

       The Oregon Business Corporation Act (the "Act") authorizes the indemnification of an officer or director made party to a proceeding because the officer or director is or was an officer or director against liability (including amounts paid in settlement) incurred in the proceeding and against expenses with respect to the proceeding (including attorney fees) if: (a) the conduct of the officer or director was in good faith, (b) the officer or director reasonably believed that his conduct was in the best interests of the corporation or at least not opposed to its best interests, (c) in the case of a criminal proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful, (d) in the case of any proceeding by or in the right of the corporation, unless a court otherwise determines, if such officer or director shall not have been adjudged liable, and (e) in connection with any other proceeding charging improper personal benefit to the director or officer, unless a court otherwise determines, in which the director or officer was not adjudged liable on the basis that personal benefit was improperly received by the director or officer. Key Technology's Restated Articles of Incorporation, as amended, and Restated Bylaws, as amended, allow Key to indemnify officers and directors to the fullest extent permissible by law.

       The Act further provides that the articles of incorporation of a corporation may provide that no director shall be personally liable to a corporation or its shareholders for monetary damages for conduct as a director, except that such provision does not eliminate the liability of a director (i) for any breach of the directors' duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for any unlawful distribution as defined under the Act, or (iv) for any transaction from which the director derived an improper personal benefit. Key Technology's Restated Articles of Incorporation, as amended, provide that, to the fullest extent permissible by law, no director shall be personally liable to Key or its shareholders for monetary damages.

       Key Technology has entered into indemnification agreements with each director and certain officers which indemnify them to the full extent authorized or permitted by the Act.

       Key Technology has purchased directors' and officers' liability insurance. Subject to conditions, limitations and exclusions in the policy, the insurance covers amounts required to be paid for a claim or claims made against directors and officers for any act, error, omission, misstatement, misleading statement or breach of duty by directors and officers in their capacity as directors and officers of Key.

       The effect of these provisions is to indemnify the directors and officers of Key Technology against all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Registrant, to the fullest extent permitted by law.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons pursuant to the foregoing provisions, Key Technology has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------

2        Agreement and Plan of Merger dated February 15, 2000; No. 1 dated
         February 25, 2000; and Amendment No. 2 effective April 24, 2000 (filed as Annex A to the Amendment No. 1 to the Registration Statement on Form
         S-4 (Registration No. 33-36920) filed with the Securities and Exchange
         Commission on June 2, 2000 and incorporated herein by reference)

3.1      Restated Articles of Incorporation (filed as Exhibit 3.1 to the
         Registration Statement on Form S-1 (Registration No. -63194) filed with the Securities and Exchange Commission on May 24, 1993 and incorporated herein by reference)

3.2      Restated Bylaws, as amended (filed as Exhibit 3.2 to the Registration
         Statement on Form S-4 (Registration No. 33-36920) filed with the
         Securities and Exchange Commission on May 12, 2000 and incorporated herein by reference)

4.1      Reference is made the Restated Articles of Incorporation, Exhibit 3.1

4.2      Form of Certificate of Designation for Series B Convertible Preferred
         Stock (filed as Exhibit 4.2 to the Amendment No. 1 to the Registration
         Statement on Form S-4 (Registration No. 33-36920) filed with the
         Securities and Exchange Commission on June 2, 2000 and incorporated herein by reference)

4.3      Form of Certificate of Designation for Series C Convertible Preferred
         Stock (filed as Exhibit 4.3 to the Amendment No. 1 to the Registration
         Statement on Form S-4 (Registration No. 33-36920) filed with the
         Securities and Exchange Commission on June 2, 2000 and incorporated herein by reference)

4.4      Form of Warrant to Purchase Shares of Common Stock of Key Technology,
         Inc. (filed as Exhibit 4.4 to the Amendment No. 1 to the Registration
         Statement on Form S-4 (Registration No. 33-36920) filed with the
         Securities and Exchange Commission on June 2, 2000 and incorporated herein by reference)

4.5      Form of Warrant Agreement (filed as Exhibit 4.5 to the Amendment No. 1 to the Registration Statement on Form S-4 (Registration No. 33-36920) filed with the Securities and Exchange Commission on June 2, 2000 and incorporated herein by reference)

4.6      Form of Series B Convertible Preferred Stock Certificate (filed as
         Exhibit 4.6 to the Amendment No. 1 to the Registration Statement on
         Form S-4 (Registration No. 33-36920) filed with the Securities and
         Exchange Commission on June 2, 2000 and incorporated herein by reference)

4.7      Form of Series C Convertible Preferred Stock Certificate (filed as
         Exhibit 4.7 to the Amendment No. 1 to the Registration Statement on
         Form S-4 (Registration No. 33-36920) filed with the Securities and
         Exchange Commission on June 2, 2000 and incorporated herein by reference)

4.8      Form of FMC Corporation Option (filed as Exhibit 4.8 to the Amendment
         No. 1 to the Registration Statement on Form S-4 (Registration No.
         33-36920) filed with the Securities and Exchange Commission on June 2,
         2000 and incorporated herein by reference)



5        Tonkon Torp LLP Legal Opinion (filed as Exhibit 5 to the Amendment No.
         1 to the Registration Statement on Form S-4 (Registration No. 33-36920) filed with the Securities and Exchange Commission on June 2, 2000 and incorporated herein by reference)

10.1     Construction and Lease Agreement dated October 17, 1989 between the
         Port of Walla Walla and Registrant (filed as Exhibit 10.1 to the
         Registration Statement on Form S-1 (Registration No. 33-63194) filed with the Securities and Exchange Commission on May 24, 1993 and incorporated herein by reference)

10.2     Indenture of Trust dated as of February 1, 1993 between Port of Walla
         Walla Public Corporation and Key Bank of Washington, as Trustee (filed as Exhibit 10.2 to the Registration Statement on Form S-1 (Registration
         No. 33-63194) filed with the Securities and Exchange Commission on May
         24, 1993 and incorporated herein by reference)

10.3     Loan Agreement dated February 1, 1993 between Port of Walla Walla
         Public Corporation and Registrant (filed as Exhibit 10.3 to the
         Registration Statement on Form S-1 (Registration No. 33-63194) filed with the Securities and Exchange on May 24, 1993 and incorporated herein by reference)

10.4     Pledge and Security Agreement dated as of February 1, 1993 between
         Registrant and U.S. Bank of Washington, N.A. (filed as Exhibit 10.4 to the Registration Statement on Form S-1 (Registration No. 33-63194) filed with the Securities and Exchange Commission on May 24, 1993 and incorporated herein by reference)

10.5*    Registrant's 401(k) Profit Sharing Plan dated May 11, 1992 (filed as
         Exhibit 10.6 to Amendment No. 1 to Form S-1 (Registration No. 33-63194) filed with the Securities and Exchange Commission on May 24, 1993 and incorporated herein by reference)

10.6*    Registrant's Restated Phantom Stock Plan, as amended (filed as Exhibit
         10.7 to the Registration Statement on Form S-1 (Registration No.
         33-63194) filed with the Securities and Exchange Commission on May 24,
         1993 and incorporated herein by reference)

10.7* Registrant's 1996 Employees' Stock Option Plan (filed as Exhibit 10.1 to the Form 10-Q filed with the Securities and Exchange Commission on May 2, 1996 and incorporated herein by reference)

10.8* Registrant's 1996 Employees Stock Purchase Plan (filed as Exhibit 10.2 to the Form 10-Q filed with the Securities and Exchange Commission on May 2, 1996 and incorporated herein by reference)

10.9 Lease Agreement dated April 18, 1996 between the Port of Walla Walla and Registrant (filed as Exhibit 10.1 to the Form 10-Q filed with the Securities and Exchange Commission on August 7, 1996 and incorporated herein by reference)

10.10 Business Loan Agreement dated as of January 25, 1999 between Registrant and U.S. Bank National Association (filed as Exhibit 10.1 to the Form
         10-Q filed with the Securities and Exchange Commission on May 14, 1999 and incorporated herein by reference)

21 List of Subsidiaries (filed as Exhibit 21 to the Registration Statement on Form S-4 (Registration No. 33-36920) filed with the Securities and
         Exchange Commission on May 12, 2000 and incorporated herein by reference)

23.1     Consent of Deloitte & Touche LLP


23.2     Consent of PricewaterhouseCoopers LLP

23.3     Consent of Marshall & Stevens for Opinion (filed as Exhibit 23.3 to the
         Amendment No. 1 to the Registration Statement on Form S-4 (Registration
         No. 33-36920) filed with the Securities and Exchange Commission on June
         2, 2000 and incorporated herein by reference)

23.4     Consent of Tonkon Torp LLP (included as part of Exhibit 5)

24 Power of attorney (included as part of the signature page to the Registration Statement)

99.1     Form of Key Technology, Inc. proxy card (filed as Exhibit 99.1 to the
         Amendment No. 1 to the Registration Statement on Form S-4 (Registration
         No. 33-36920) filed with the Securities and Exchange Commission on June
         2, 2000 and incorporated herein by reference)

99.2     Form of Advanced Machine Vision Corporation proxy card (filed as
         Exhibit 99.2 to the Amendment No. 1 to the Registration Statement on
         Form S-4 (Registration No. 33-36920) filed with the Securities and
         Exchange Commission on June 2, 2000 and incorporated herein by reference)

----------------------
     * Management contract or compensatory plan or arrangement.


ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes as follows:

(1) that prior to any public reoffering of securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(4) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walla Walla, State of Washington, on March 22, 2001.

                            KEY TECHNOLOGY, INC.

                            By: /s/ Thomas C. Madsen
                               -------------------------------------------------
                                Thomas C. Madsen
                                Chief Executive Officer

                            By: /s/ Ted R. Sharp
                               ------------------------------------------------
                               Ted R. Sharp
                               Chief Financial Officer
                               (Principal Financial and
                               Accounting Officer)

                                POWER OF ATTORNEY

       Each person whose individual signature appears below hereby constitutes and appoints Thomas C. Madsen and Ted R. Sharp, or either of them, as his attorney-in-fact with full power of substitution, to execute, in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement on Form S-4, including any and all post-effective amendments.

       Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


*                                                             March 22, 2001
------------------------------------------------------------
Harold R. Frank, Director

/s/ Thomas C. Madsen                                          March 22, 2001
------------------------------------------------------------
Thomas C. Madsen, Chairman and
Chief Executive Officer

/s/ John E. Pelo                                              March 19, 2001
------------------------------------------------------------
John E. Pelo, Director

*                                                             March 22, 2001
------------------------------------------------------------
Michael L. Shannon, Director

*                                                             March 22, 2001
------------------------------------------------------------
Peter H. van Oppen, Director

                                                              March 22, 2001
------------------------------------------------------------
Rodger A. Van Voorhis, Director

*                                                             March 22, 2001
------------------------------------------------------------
Gordon Wicher, Director


   *By: /s/ Ted R. Sharp                                      March 22, 2001
        ----------------------------------------------------
        Ted R. Sharp
        Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
2        Agreement and Plan of Merger dated February 15, 2000; No. 1 dated
         February 25, 2000; and Amendment No. 2 effective April 24, 2000 (filed as Annex A to the Amendment No. 1 to the Registration Statement on Form
         S-4 (Registration No. 33-36920) filed with the Securities and Exchange
         Commission on June 2, 2000 and incorporated herein by reference)

3.1      Restated Articles of Incorporation (filed as Exhibit 3.1 to the
         Registration Statement on Form S-1 (Registration No. -63194) filed with the Securities and Exchange Commission on May 24, 1993 and incorporated herein by reference)

3.2      Restated Bylaws, as amended (filed as Exhibit 3.2 to the Registration
         Statement on Form S-4 (Registration No. 33-36920) filed with the
         Securities and Exchange Commission on May 12, 2000 and incorporated herein by reference)

4.1      Reference is made the Restated Articles of Incorporation, Exhibit 3.1

4.2      Form of Certificate of Designation for Series B Convertible Preferred
         Stock (filed as Exhibit 4.2 to the Amendment No. 1 to the Registration
         Statement on Form S-4 (Registration No. 33-36920) filed with the
         Securities and Exchange Commission on June 2, 2000 and incorporated herein by reference)

4.3      Form of Certificate of Designation for Series C Convertible Preferred
         Stock (filed as Exhibit 4.3 to the Amendment No. 1 to the Registration
         Statement on Form S-4 (Registration No. 33-36920) filed with the
         Securities and Exchange Commission on June 2, 2000 and incorporated herein by reference)

4.4      Form of Warrant to Purchase Shares of Common Stock of Key Technology,
         Inc. (filed as Exhibit 4.4 to the Amendment No. 1 to the Registration
         Statement on Form S-4 (Registration No. 33-36920) filed with the
         Securities and Exchange Commission on June 2, 2000 and incorporated herein by reference)

4.5      Form of Warrant Agreement (filed as Exhibit 4.5 to the Amendment No. 1 to the Registration Statement on Form S-4 (Registration No. 33-36920) filed with the Securities and Exchange Commission on June 2, 2000 and incorporated herein by reference)

4.6      Form of Series B Convertible Preferred Stock Certificate (filed as
         Exhibit 4.6 to the Amendment No. 1 to the Registration Statement on
         Form S-4 (Registration No. 33-36920) filed with the Securities and
         Exchange Commission on June 2, 2000 and incorporated herein by reference)

4.7      Form of Series C Convertible Preferred Stock Certificate (filed as
         Exhibit 4.7 to the Amendment No. 1 to the Registration Statement on
         Form S-4 (Registration No. 33-36920) filed with the Securities and
         Exchange Commission on June 2, 2000 and incorporated herein by reference)

4.8      Form of FMC Corporation Option (filed as Exhibit 4.8 to the Amendment
         No. 1 to the Registration Statement on Form S-4 (Registration No.
         33-36920) filed with the Securities and Exchange Commission on June 2,
         2000 and incorporated herein by reference)



5        Tonkon Torp LLP Legal Opinion (filed as Exhibit 5 to the Amendment No.
         1 to the Registration Statement on Form S-4 (Registration No. 33-36920) filed with the Securities and Exchange Commission on June 2, 2000 and incorporated herein by reference)

10.1     Construction and Lease Agreement dated October 17, 1989 between the
         Port of Walla Walla and Registrant (filed as Exhibit 10.1 to the
         Registration Statement on Form S-1 (Registration No. 33-63194) filed with the Securities and Exchange Commission on May 24, 1993 and incorporated herein by reference)

10.2     Indenture of Trust dated as of February 1, 1993 between Port of Walla
         Walla Public Corporation and Key Bank of Washington, as Trustee (filed as Exhibit 10.2 to the Registration Statement on Form S-1 (Registration
         No. 33-63194) filed with the Securities and Exchange Commission on May
         24, 1993 and incorporated herein by reference)

10.3     Loan Agreement dated February 1, 1993 between Port of Walla Walla
         Public Corporation and Registrant (filed as Exhibit 10.3 to the
         Registration Statement on Form S-1 (Registration No. 33-63194) filed with the Securities and Exchange on May 24, 1993 and incorporated herein by reference)

10.4     Pledge and Security Agreement dated as of February 1, 1993 between
         Registrant and U.S. Bank of Washington, N.A. (filed as Exhibit 10.4 to the Registration Statement on Form S-1 (Registration No. 33-63194) filed with the Securities and Exchange Commission on May 24, 1993 and incorporated herein by reference)

10.5*    Registrant's 401(k) Profit Sharing Plan dated May 11, 1992 (filed as
         Exhibit 10.6 to Amendment No. 1 to Form S-1 (Registration No. 33-63194) filed with the Securities and Exchange Commission on May 24, 1993 and incorporated herein by reference)

10.6*    Registrant's Restated Phantom Stock Plan, as amended (filed as Exhibit
         10.7 to the Registration Statement on Form S-1 (Registration No.
         33-63194) filed with the Securities and Exchange Commission on May 24,
         1993 and incorporated herein by reference)

10.7* Registrant's 1996 Employees' Stock Option Plan (filed as Exhibit 10.1 to the Form 10-Q filed with the Securities and Exchange Commission on May 2, 1996 and incorporated herein by reference)

10.8* Registrant's 1996 Employees Stock Purchase Plan (filed as Exhibit 10.2 to the Form 10-Q filed with the Securities and Exchange Commission on May 2, 1996 and incorporated herein by reference)

10.9 Lease Agreement dated April 18, 1996 between the Port of Walla Walla and Registrant (filed as Exhibit 10.1 to the Form 10-Q filed with the Securities and Exchange Commission on August 7, 1996 and incorporated herein by reference)

10.10 Business Loan Agreement dated as of January 25, 1999 between Registrant and U.S. Bank National Association (filed as Exhibit 10.1 to the Form
         10-Q filed with the Securities and Exchange Commission on May 14, 1999 and incorporated herein by reference)

21 List of Subsidiaries (filed as Exhibit 21 to the Registration Statement on Form S-4 (Registration No. 33-36920) filed with the Securities and
         Exchange Commission on May 12, 2000 and incorporated herein by reference)

23.1     Consent of Deloitte & Touche LLP


23.2     Consent of PricewaterhouseCoopers LLP

23.3     Consent of Marshall & Stevens for Opinion (filed as Exhibit 23.3 to the
         Amendment No. 1 to the Registration Statement on Form S-4 (Registration
         No. 33-36920) filed with the Securities and Exchange Commission on June
         2, 2000 and incorporated herein by reference)

23.4     Consent of Tonkon Torp LLP (included as part of Exhibit 5)

24 Power of attorney (included as part of the signature page to the Registration Statement)

99.1     Form of Key Technology, Inc. proxy card (filed as Exhibit 99.1 to the
         Amendment No. 1 to the Registration Statement on Form S-4 (Registration
         No. 33-36920) filed with the Securities and Exchange Commission on June
         2, 2000 and incorporated herein by reference)

99.2     Form of Advanced Machine Vision Corporation proxy card (filed as
         Exhibit 99.2 to the Amendment No. 1 to the Registration Statement on
         Form S-4 (Registration No. 33-36920) filed with the Securities and
         Exchange Commission on June 2, 2000 and incorporated herein by reference)

----------------------
     * Management contract or compensatory plan or arrangement.

     The undersigned Registrant hereby undertakes as follows:

(1) that prior to any public reoffering of securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(4) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.